UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

March 11, 2020

WHY YOUR VOTE IS IMPORTANT

Q: Who is asking for my vote and why am I receiving this document?

A: The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement. This proxy statement is a document that Securities and Exchange Commission regulations require we give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q: How many shares are not voted at the Annual Meeting on non-routine matters (like the advisory vote on executive compensation and proposals other than the ratification of accountant)?

A: 19% of all shares were not voted last year at our Annual Meeting on non-routine matters. YOU MUST TELL YOUR BROKER HOW TO VOTE YOUR SHARES. Since 2010, brokers have not been able to vote customer shares on non-routine matters. As you can see, this has disenfranchised a significant group of our stockholders.

Q: How can I vote?

A: There are four ways to vote by proxy:

•	Vote by Phone by calling 1-800-690-6903: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by scanning the Quick Response Code or “QR Code” on the Proxy card: By accessing the QR site through the proxy card you can vote your shares.

•	Vote by Internet by going to www.proxyvote.com: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by Mail: Complete and return the separate enclosed proxy card in the prepaid and addressed envelope.

You may also vote in person at the Annual Meeting. However, if you are the beneficial owner of the shares, you must obtain a legal proxy from the stockholder of record, usually your bank or broker, and bring it with you. A legal proxy identifies you, states the number of shares you own, and gives you the right to vote those shares. Without a legal proxy we cannot identify you as the owner, and will not know how many shares you have to vote.

i

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY PHONE, BY QR CODE OR BY INTERNET, OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

This proxy statement contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements should be read with the cautionary statements and important factors included under the heading “Safe Harbor for Forward-Looking Statements” in National Fuel Gas Company’s (“National Fuel” or the “Company”) Form 10-K at Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the information included in the Company’s Form 10-K at Item 1A “Risk Factors”. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, statements regarding future prospects, plans, objectives, goals, projections, estimates of oil and gas quantities, strategies, future events or performance and underlying assumptions, capital structure, anticipated capital expenditures, completion of construction and other projects, projections for pension and other post-retirement benefit obligations, impacts of the adoption of new accounting rules, and possible outcomes of litigation or regulatory proceedings, as well as statements that are identified by the use of the words “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “believes,” “seeks,” “will,” “may” and similar expressions.

Proxy Statement Overview & Summary

This overview and summary includes certain business performance information and highlights information contained elsewhere in this proxy statement. This overview and summary does not contain all of the information that you should consider, and you should read the Company’s Summary Annual Report and Form 10-K and this entire proxy statement carefully before voting.

Annual Meeting Voting Matters

The table below summarizes the matters that will be subject to the vote of stockholders at the 2020 Annual Meeting of Stockholders of National Fuel Gas Company:

Proposals	Board Vote Recommendation	Page Number (for additional details)
1. Election of Directors	FOR ALL NOMINEES	Page 4
2. Advisory Approval of Named Executive Officer Compensation	FOR	Page 65
3. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 73
4. Stockholder Proposal Requesting Declassification of the Board of Directors, if properly presented at the meeting	AGAINST	Page 74

Annual Meeting of Stockholders

➢ Time and Date	March 11, 2020 at 10:00 a.m. local time

➢ Location	The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, FL 34109

➢ Record Date	January 13, 2020

➢ Voting Details	Stockholders as of the record date are entitled to one vote for each share of common stock for each director nominee and each other proposal to be voted.

➢ Voting Deadline	Votes must be received by March 10, 2020 (unless attending in person). For stock that is held in employee benefit plans votes must be received by March 9, 2020.

➢ Attending the Meeting	National Fuel stockholders as of the record date are entitled to attend the annual meeting. In accordance with our security procedures, all persons attending the annual meeting may be asked for picture identification and proof of stock ownership. Please see “Attending the Meeting” on page 2.

Overview of Business Performance and Near-Term Plans

Fiscal 2019 proved to be another year of strong financial and operational results for National Fuel. While the Company’s earnings as presented under Generally Accepted Accounting Principles (“GAAP”) declined (principally because a significant tax benefit in fiscal 2018 associated with federal tax reform did not recur in fiscal 2019), the Company overcame a challenging commodity price environment to grow its non-GAAP earnings year over year, evidencing the value of our integrated business model. The high degree of integration between our Exploration & Production business, operated by Seneca Resources Company, LLC (“Seneca”), and our Gathering business provided meaningful consolidated benefits, as Seneca’s record annual production drove a significant increase in Gathering segment revenues this year, offsetting the impact of lower natural gas realizations. In addition, our Utility segment delivered strong results in fiscal 2019, with GAAP net income increasing by 19 percent over fiscal 2018. The increase was driven in part by ongoing investment in the modernization of our distribution network, which further enhanced the safety and integrity of our pipeline systems and contributed to earnings and rate base growth. Finally, our Utility and Pipeline & Storage operations continued to provide diversification and predictable cash flows.

As we look to the future, despite the headwind of lower natural gas prices in fiscal 2020, we are well-positioned to responsibly grow the Company in a manner that maintains the strength of our balance sheet and drives value for our shareholders. With line of sight on new firm transportation capacity to premium markets, Seneca will maintain its focus on prudently developing its Utica Shale reserves in our Western Development Area (“WDA”), where we are able to utilize our existing infrastructure, including gathering facilities, to enhance our consolidated upstream and midstream returns. Our Gathering business will continue to grow together with Seneca’s production, and is expected to see near-term annual revenue growth. Our Pipeline & Storage business is targeting the completion of multiple expansion projects by the close of calendar 2021, and our Utility business will continue to make investments to modernize its facilities and to enhance the long-term reliability of our distribution systems.

2019 Financial and Operating Highlights:

•

Increased Dividend for 49th Consecutive Year: In June, the Board of Directors increased the Company’s annual dividend rate by 2.4 percent to $1.74 per share, marking the 49th year of consecutive dividend increases and 117th year of uninterrupted dividend payments. The financial stability afforded by our integrated operations supports the Company’s dividend.

•

Continued Appalachian Natural Gas Production Growth: Seneca generated net production of 211.8 billion cubic feet equivalent (“Bcfe”) in fiscal 2019, an increase of 19 percent versus the prior year. The increase was driven by higher natural gas production in Appalachia, which increased approximately 22 percent versus 2018. The higher output was also the primary driver of the Gathering segment’s performance in fiscal 2019, which saw an approximately 18 percent throughput increase.

•	Increased Proved Reserves: Seneca’s total proved natural gas and crude oil reserves at September 30, 2019 increased 23 percent to 3,099 Bcfe from 2,523 Bcfe at September 30, 2018.

•

Continued Development of the Utica Shale in Appalachia: In fiscal 2019, Seneca made significant progress in its development of the Utica shale in both the Company’s WDA and Eastern Development Area (“EDA”) operations in Pennsylvania. Seneca now has 27 Utica wells producing in the WDA, and an additional 500-plus locations prospective for Utica development in this area. Additionally, in the EDA (Tioga County), Seneca brought online its first multi-well pad within our Tract 007 acreage position in early calendar 2019. Results to date in this area are consistent with those of industry-leading wells.

•

Continued Expansion of Interstate Pipeline Systems: The Line N to Monaca project, an approximately $25 million investment by National Fuel Gas Supply Corporation (“Supply Corporation”), was placed into service on November 1, 2019, supporting an approximately $6 billion dollar petrochemical facility in Beaver County, Pennsylvania. In July, Supply Corporation submitted its application to the Federal Energy Regulatory Commission (“FERC”) for approval to construct the $279 million FM100 project. This project, in conjunction with the companion Transcontinental Gas Pipe Line Company, LLC (“Transco”) Leidy South project, will modernize portions of Supply Corporation’s pipeline system in Pennsylvania, and will create 330,000 dekatherms/day (“Dth/d”) of incremental pipeline capacity, providing a new pathway from Seneca’s WDA and EDA production regions to growing demand centers outside of the Appalachian basin. We expect to complete construction of the FM100 project in late calendar 2021.

Construction activities on the Empire North project, a $145 million investment by Empire Pipeline, Inc. (“Empire”), are currently underway, with the project expected to be placed into service in the fourth quarter of fiscal 2020. Once complete, this project will create 205,000 Dth/d of new transportation capacity on the Empire system, providing much-needed natural gas supply to the Northeast U.S., including New York State, as well as Eastern Canada.

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•

Utility Continued Focus on System Improvement: In fiscal 2019, the Utility segment invested approximately $74 million in the safety and reliability of its system, replacing 152 miles of older pipelines in New York and Pennsylvania. The Company’s replacement of older natural gas infrastructure is designed to reduce leaks, enhance system safety, and directly lower greenhouse gas emissions. In addition, through the efforts of its dedicated employees, our Utility continued to provide exceptional customer service and recorded high levels of customer satisfaction in both states.

Ongoing Development Plans

National Fuel remains committed to its long-term strategy of safe and financially prudent development of its natural gas assets in Appalachia via its integrated business model. Our capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, which may take several years from business planning through completion. The results of this focus include:

•

Ongoing Major Interstate Pipeline Expansion and Modernization Projects: As Seneca continues to develop its vast acreage position in the WDA, the Company is working to build the pipeline infrastructure necessary to move Seneca and third-party production from Pennsylvania to premium markets outside of the Appalachian basin. The Company has continued to develop new projects to leverage its existing assets in Appalachia to move production to demand centers, including the FM100 (330,000 Dth/day), Empire North (205,000 Dth/day), and Line N to Monaca (133,000 Dth/day) projects. Collectively, these projects represent investments of approximately $450 million by our Pipeline & Storage business.

Additionally, the Pipeline & Storage segment expects to continue its focus on system modernization efforts over the next several years. Investments in system modernization, such as pipeline replacement and compression facility upgrades, are designed in a manner that will enhance safety and reliability and reduce environmental impact.

•

Integrated Upstream and Midstream Development in Appalachia: The Company continues to execute a multi-year plan to develop and grow our upstream and midstream assets in Appalachia. The strategy leverages the exceptional resource potential within our 785,000 net acres in the Marcellus and Utica shales, the geographic integration of our valuable pipeline footprint in Appalachia, and the operational and financial synergies that are generated from the Company’s integrated business structure.

Our near-term upstream development activity is expected to focus on the Clermont Rich Valley region of our approximately 715,000-acre WDA footprint, where we are leveraging our previous investments in the Marcellus Shale to produce our natural gas reserves from the Utica Shale formation. As the Company has already constructed much of the necessary infrastructure, such as gathering lines and compression, water handling facilities, and roads in connection with its prior drilling activities in this area, we have been able to reduce our environmental footprint and drive increased consolidated returns on our investments.

•

Investment in Safe and Reliable Utility System: The Company’s Utility segment will continue to direct capital spending to pipeline repair, replacement and maintenance to support its statutory obligation to provide safe and reliable service for our customers.

•

Participation in the EPA’s Methane Challenge: Each of the Company’s major operating segments is a participant in emission-reduction programs, such as the U.S. Environmental Protection Agency’s Natural Gas STAR Methane Challenge Program, a voluntary program designed to provide a platform for utilities, pipeline and storage companies, and energy producers to make, track, and communicate commitments to reduce methane emissions. In connection with this program, and in furtherance of our longstanding commitment to safe and responsible operations, the Company will continue to analyze new and innovative approaches for further emission reduction and explore the expansion of current best management practices and the applicability of future best practices.

Proposal 1 — Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS.

Nominees for one-year term:

David H. Anderson — age 58

Principal Occupation: President and Chief Executive Officer of Northwest Natural Holdings Corporation

Expertise: Leadership, Industry, Environmental, SEC Financial Expert

David P. Bauer — age 50

Principal Occupation: President and Chief Executive Officer of National Fuel Gas Company

Expertise: Leadership, Industry, Financial, Regional

Barbara M. Baumann — age 64

Principal Occupation: President, Cross Creek Energy Corporation

Expertise: Leadership, Exploration and Production, Investment Advisory

Nominees for three-year term:

Jeffrey W. Shaw — age 61

Principal Occupation: Former President and Chief Executive Officer, Southwest Gas Corporation

Expertise: Leadership, Industry, SEC Financial Expert

Thomas E. Skains — age 63

Principal Occupation: Former President and Chief Executive Officer, Piedmont Natural Gas Company

Expertise: Leadership, Industry, Regulatory

Ronald J. Tanski — age 67

Principal Occupation: Former President and Chief Executive Officer, National Fuel Gas Company

Expertise: Leadership, Industry, Financial

For complete information on this proposal, please refer to page 4 and following.

Proposal 2 — Advisory Approval of Named Executive Officer Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The summary below and the discussion in the Compensation Discussion and Analysis (as well as the proposal for the advisory vote to approve the compensation of the Company’s named executive officers (the “Say-on-Pay” vote)) provide information about the Company’s compensation programs. Unless otherwise indicated, we intend capitalized and abbreviated terms to have the same meaning in this section as in the Compensation Discussion and Analysis.

CEO Compensation in Alignment with Peers

As described in the 2019 Financial and Operating Highlights above, fiscal 2019 was another strong year financially and operationally for National Fuel. Chief Executive Officer (“CEO”) compensation is generally targeted to be at approximately the 50th percentile of the Korn Ferry Energy Industry market data. The Compensation Committee of the Board of Directors understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods.

Reflected in the table below is Korn Ferry’s comparison of fiscal 2018 total direct compensation for the Company’s CEO at that time (Mr. Tanski) against that of CEOs in our Korn Ferry peer group. Mr. Tanski’s target total direct compensation, shown in the table below, is in line with that of our peers (52nd percentile). Actual total direct compensation, which includes actual compensation paid as a result of performance against annual incentive goals, was at the 54th percentile of our peers.

Fiscal 2018 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2019 compensation cannot yet be accurately compared to peers because 2019 compensation data for most of those peers is not yet available.

CEO & President

Compared to CEO proxy data for fiscal year 2018

					Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/18 (millions)	FYE # of Employees	Actual	Target

ATMOS ENERGY CORP	President & CEO	$3,116	$10,443	4,628	$4,264,026	$3,986,618

CABOT OIL & GAS CORP	Chairman, CEO & President	$2,144	$9,935	483	$12,696,325	$11,908,825

CNX RESOURCES CORP	President, CEO & Director	$1,754	$3,049	564	$10,218,130	$8,802,130

EQT CORP	President, CEO & Director	$4,736	$11,677	863	$5,249,214	$4,760,714

MDU RESOURCES GROUP INC	President, CEO & Director	$4,532	$5,036	11,797	$4,065,868	$4,082,357

NEW JERSEY RESOURCES CORP	Chairman, CEO & President	$2,915	$4,070	1,068	$4,513,723	$4,050,760

RANGE RESOURCES CORP	CEO, President & Director	$3,334	$4,238	796	$8,562,133	$8,172,133

SM ENERGY CO	President, CEO & Director	$1,573	$3,536	611	$6,652,840	$6,676,248

SOUTHWESTERN ENERGY CO	President, CEO & Director	$3,862	$2,996	960	$8,271,043	$7,771,043

SOUTHWEST GAS CORP	President, CEO & Director	$2,880	$3,883	8,632	$3,401,411	$3,134,699

SPIRE INC	CEO, President & Director	$1,965	$3,727	3,366	$3,637,893	$3,654,893

UGI CORP	Chairman & CEO	$7,651	$9,646	13,000	$6,847,083	$6,574,801

WHITING PETROLEUM CORP	Chairman, President & CEO	$2,081	$4,825	755	$5,323,693	$5,113,318

Summary Statistics

75th Percentile		$3,862	$9,646	4,628	$8,271,043	$7,771,043

Average		$3,273	$5,928	3,656	$6,438,722	$6,052,965

Median		$2,915	$4,238	960	$5,323,693	$5,113,318

25th Percentile		$2,081	$3,727	755	$4,264,026	$4,050,760

NATIONAL FUEL GAS CO	CEO & President	$1,593	$4,818	2,105	$5,961,566	$5,482,447

Percentile Rank		1%	58%	62%	54%	52%

NOTES:

-  Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

-  Energen Corporation was acquired by Diamondback Energy in June 2018. Energen’s FYE Revenue, September 2018 Market Cap and Total Direct Compensation data are not available.

© 2018 Korn Ferry. All rights reserved	1

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value, including financial, safety, environmental, and customer service metrics;

➢

Tie executive compensation to long-term total shareholder return (“TSR”) and long-term total return on capital (“ROC”) by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock (and the payment of dividends) and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The Compensation Committee has developed the Company’s compensation policies and procedures to align the interests of executives with those of the Company’s stockholders and, where appropriate, other stakeholders, including customers. The main elements of the executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term financial, safety, environmental, and customer service results, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

For fiscal 2019, 82% of the target compensation of Ronald Tanski, who served as CEO until his retirement at the end of the third fiscal quarter, was tied to long-term (3-year) performance or shorter-term business performance. For David Bauer, who succeeded Mr. Tanski as CEO, 74% of fiscal 2019 target compensation was tied to long-term (3-year) performance, shorter-term business performance, or share price over one to four years (the vesting periods of restricted stock units (“RSUs”)). Target compensation, as reflected in the charts below, consists of base salary, target annual incentive, and grant date fair value of long-term incentive awards, including performance shares and RSUs.

CEO Compensation Aligned with Shareholders’ Interests

x

CEO and Other Named Executive Officer Target Compensation

Key Compensation Features

➢	Annual performance incentives of the named executive officers are based largely on objective performance goals;

➢	Long-term performance incentives are composed entirely of equity;

➢	Long-term performance goals consist of three-year TSR and three-year total ROC, each relative to a peer group;

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Executive officers may not hedge or pledge Company stock;

➢	Equity incentive plans prohibit the repricing of equity awards without stockholder approval;

➢	The Compensation Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision (see “Recovery of Funds” in the Company’s Corporate Governance Guidelines, included as Appendix B to this proxy statement).

2019 Say-on-Pay Vote and Stockholder Engagement

The 2019 Say-on-Pay advisory vote yielded a result of approximately 95% of votes cast in support of the compensation of the Company’s named executive officers. The Board generally considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions, although a substantial stockholder abstained from the vote. Given the high approval percentage of the vote, the Compensation Committee did not make any significant changes to the executive compensation program that were based specifically on the results of the 2019 Say-on-Pay advisory vote. The Company arranged a teleconference with the substantial stockholder that abstained from the vote. In light of that discussion, the Company has provided additional disclosure in this proxy statement regarding the two-year averaging of earnings-related goals applicable to annual incentive compensation and the process the Compensation Committee undertakes in setting target earnings levels.

From time to time members of Company management have held in-person meetings with some of the Company’s largest stockholders to obtain feedback on matters of interest to them. Several of the Company’s largest stockholders have informed the Company that annual visits are not necessary. Management also engages with the Company’s stockholders in telephone conferences. The Board has directed management to continue to engage as appropriate with interested stockholders, and to inform it of any requests for meetings with members of the Board. The Board and management believe that engagement with stockholders facilitates important dialogue from which we gather various important viewpoints.

The Board recommends a vote FOR the advisory approval of named executive officer compensation because it believes that the Company’s compensation policies and procedures, as developed following engagement with its stockholders, encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

For complete information on this proposal, please refer to page 65 and following.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

As a matter of good governance, it is important that stockholders vote to ratify the selection of the Company’s independent auditor. The Company has selected PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2020.

For complete information on this proposal, please refer to page 73.

Proposal 4 — Stockholder Proposal Requesting Declassification of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

The Company received a stockholder proposal requesting that the Company’s Board of Directors undertake the necessary steps to declassify the Board and require that all directors of the Company stand for election annually. The Board believes that the classified board structure, under which the Board is divided into three classes, with each class serving a staggered three-year term, remains appropriate for our Company and in the best interests of our stockholders, for the following reasons:

•	a classified board provides the benefits of continuity of board leadership, stability, and the focus on long-term results that align with our strategic vision and drive stockholder value;

•	a classified board protects long-term stockholder value by allowing our directors to focus on the long-term interests of the Company and of all its stockholders;

•

a classified board remains accountable to stockholders, as directors are required to act in accordance with their fiduciary duties to the Company and its stockholders regardless how often they stand for election; and

•	a classified board enhances independence, both from management and special interest groups whose particular agenda or goals may be of interest to only certain stockholders.

For these reasons, the Board of Directors recommends a vote AGAINST the stockholder proposal.

For complete information on this proposal, please refer to page 74 and following.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

January 24, 2020

Dear Stockholders of National Fuel Gas Company:

We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 10:00 a.m. local time on March 11, 2020 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The matters on the agenda for the meeting are outlined in the enclosed Notice of Annual Meeting and Proxy Statement.

So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred methods of voting are by telephone, by Quick Response Code or (“QR Code”) or by Internet as described on the proxy card. These methods are both convenient for you and reduce the expense of soliciting proxies for the Company. If you prefer not to vote by telephone or the Internet, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your shares as you instruct on the proxy card, by telephone, by QR Code or by Internet.

The Company’s annual proxy statement contains important stockholder and company proposals — and your vote is always important. Stockholder voting is the primary means by which stockholders can influence a company’s operations and its corporate governance. In fact, stockholders who do vote can influence the outcome of proposals in greater proportion than their percentage share ownership.

Your vote is important. Please make your voice heard by voting your shares on these important matters.

If you plan to be present at the Annual Meeting, you may so indicate when you vote by telephone, by QR Code or by Internet, or you can check the “WILL ATTEND MEETING” box on the proxy card. Even if you plan to be present, we encourage you to promptly vote your shares by telephone, by QR Code or by Internet, or to complete, sign, date and return your proxy card in advance of the meeting. If you later wish to vote in person at the Annual Meeting, you can revoke your proxy by giving written notice to the Secretary of the Annual Meeting and/or the Trustee (as described on the second page of the proxy statement), and/or by casting your ballot at the Annual Meeting.

Coffee will be served at 9:30 a.m. and I look forward to meeting with you at that time.

Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

David P. Bauer

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on March 11, 2020

To the Stockholders of National Fuel Gas Company:

Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company (the “Company”) will be held at 10:00 a.m. local time on March 11, 2020 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The doors to the meeting will open at 9:30 a.m. local time. At the meeting, action will be taken with respect to:

(1)

The election of (a) three directors to hold office for one-year terms and (b) three directors to hold office for three-year terms, as provided in the attached proxy statement and until their respective successors have been elected and qualified;

(2)	Advisory approval of named executive officer compensation;

(3)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2020;

(4)	A stockholder proposal requesting declassification of the Board of Directors, if properly presented at the meeting;

and such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 13, 2020, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

SARAH J. MUGEL

Secretary

January 24, 2020

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder

Meeting To Be Held On March 11, 2020

The proxy statement and summary annual report to security holders and financial statements are available on the Internet at

http://investor.nationalfuelgas.com/proxy

YOUR VOTE IS IMPORTANT

Please vote by telephone, by QR Code or by Internet.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares by telephone, by QR Code or by Internet as described in the proxy/voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card in the accompanying envelope, which requires no postage if mailed in the United States.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the holders of National Fuel Gas Company (“National Fuel” or the “Company”) common stock (the “Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 11, 2020, or any adjournment or postponement thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 24, 2020.

Solicitation of Proxies

All costs of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $18,500 plus reasonable out-of-pocket expenses. A number of regular employees of the Company and its subsidiaries, and one or more retirees of the Company and its subsidiaries, may solicit proxies in person, by telephone or by other methods. Costs, if any, associated with solicitation by retirees are expected to be de minimis.

Record Date, Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on January 13, 2020, will be eligible to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 86,560,898 shares of Common Stock were issued and outstanding. The holders of 43,280,450 shares will constitute a quorum at the meeting.

Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. Shares may not be voted unless the owner is present or represented by proxy. In order to grant a proxy, a stockholder can use the telephone, QR Code or Internet voting procedures or return a signed proxy card. All shares that are represented by effective proxies received by the Company in time to be voted shall be voted by the authorized Proxy at the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If you do not give the broker specific instructions on how you would like your shares to be voted, your broker may only vote your shares on “routine” matters, such as Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm. However, your broker is prohibited from voting uninstructed shares on “non-routine” matters such as Proposal 1 — Election of Directors; Proposal 2 — Advisory Approval of Named Executive Officer Compensation; and Proposal 4 — Stockholder Proposal Requesting Declassification of the Board of Directors. The absence of voting instruction results in what is called a “broker non-vote” on those proposals and will not be counted. Your vote is important. PLEASE MAKE YOUR VOICE HEARD BY VOTING YOUR SHARES ON THESE IMPORTANT MATTERS.

Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and therefore will not have the effect of a vote cast for or against any proposal.

The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, respecting: (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior annual meeting of stockholders; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s (the “SEC”) proxy rules; and (v) all matters incident to the conduct of the meeting.

With respect to Proposal 1, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director. Approval of each other proposal requires a majority of the votes cast by the holders of shares of Common Stock entitled to vote on the proposal.

Attending the Meeting

You are entitled to attend the Annual Meeting if you are a stockholder as of the close of business on January 13, 2020, the record date. In order to be admitted to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Revoking a Proxy

Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to National Fuel Gas Company, Attn: Sarah J. Mugel, Secretary of the Company, 6363 Main Street, Williamsville, NY 14221, by voting a subsequent proxy by phone, QR Code or by Internet, or by filing written revocation at the meeting with Ms. Mugel, Secretary of the meeting, or by casting a ballot at the meeting. If you are an employee stockholder or retired employee stockholder, you may revoke voting instructions given to the Trustee by following the instructions under “Employee and Retiree Stockholders” in this proxy statement.

Employee and Retiree Stockholders

If you are a participant in the Company’s Employee Stock Ownership Plan or any of the Company’s Tax-Deferred Savings Plans (the “Plans”), the proxy card will also serve as a voting instruction form to instruct Vanguard Fiduciary Trust Company (the “Trustee”) for the Plans, as to how to vote your shares. All shares of Common Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of the Employee Retirement Income Security Act (“ERISA”). If the voting instruction form is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR all of the Director nominees named in this proxy statement, FOR Proposals 2 and 3, and AGAINST Proposal 4. Participants in the Plan(s) may also provide those voting instructions by telephone, QR Code or the Internet. Those instructions may be revoked by re-voting or by written notice to the Trustee on or before March 9, 2020 in care of the following address:

To: Vanguard Fiduciary Trust Co.

c/o National Fuel Gas Company

Attn: Legal Department

6363 Main Street

Williamsville, NY 14221

Multiple Copies of Proxy Statement

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name may receive only one copy of the proxy statement and the Company’s annual report. However, if any stockholder wishes to revoke consent for householding and receive a separate summary annual report, financial statements or proxy statement for the upcoming Annual Meeting or in the future, he or she may telephone, toll-free, 1-866-540-7095. The stockholder will need their 12-digit Investor ID number and should simply follow the prompts. Stockholders may also write Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers if they are the beneficial holders, or by contacting Broadridge at the address provided above if they are the record holders. This procedure will reduce our printing costs and postage fees, and reduce the quantity of paper arriving at your address.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

For additional information on householding, please see “IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS” in this proxy statement.

Other Matters

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Proxies will vote in their discretion on such matter.

Annual Report

Mailed herewith is a copy of the Company’s Summary Annual Report for the fiscal year ended September 30, 2019 (“fiscal 2019”). Also enclosed is a copy of the Company’s Annual Report on Form 10-K for fiscal 2019. The Company will furnish any exhibit to the Form 10-K upon request to the Secretary at the Company’s principal office, and upon payment of $5 per exhibit.

PROPOSAL 1. ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting. The nominees for the six directorships are: David H. Anderson, David P. Bauer, Barbara M. Baumann, Jeffrey W. Shaw, Thomas E. Skains and Ronald J. Tanski, for terms as described below. The nomination process is discussed under “Nominating/Corporate Governance” below.

Mr. Stephen E. Ewing will retire from the Board at the Annual Meeting, in accordance with the provisions of the Company’s Corporate Governance Guidelines on director age. Mr. Ewing has been a Company director since 2007. He has served as the Company’s Lead Independent Director since March 2014 and as Chair of the Board’s Compensation Committee since December 2014. The Board is deeply appreciative of his strong leadership and valuable contributions.

The Company’s Restated Certificate of Incorporation (the “Certificate”) provides that the Board of Directors shall be divided into three classes, and that each class shall be as nearly equal in number as may be possible. In general, at each annual meeting, the members of the class of directors whose term expires at the annual meeting (or the individuals nominated to succeed them) run for election for a three-year term. Directors of a particular class hold office until the annual meeting of the year in which the term of the class expires or, in the case of directors elected by the Board to fill vacancies or newly-created directorships, until the next annual meeting following their election. In addition, all directors hold office until their respective successors are elected and qualify, subject to prior death, resignation, retirement, disqualification or removal from office. The Company’s Certificate also provides that if the number of directors is changed by resolution of the Board, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, provided that a decrease in the number of directors may not shorten the term of any incumbent director.

Messrs. Shaw, Skains and Tanski are members of the class whose term expires at the Annual Meeting. In accordance with the Company’s Certificate, they have been nominated for a term of three years and until their respective successors shall be elected and shall qualify. Mr. Anderson was elected by the Board in June 2019 as a member of the class whose term expires in 2021. As a result, he has been nominated for a term of one year and until his successor shall be elected and shall qualify. Ms. Baumann has been nominated to fill a vacancy that will arise in connection with the retirement of Mr. Ewing, who is a member of the class whose term expires in 2021. Accordingly, Ms. Baumann has been nominated for a term of one year and until her successor shall be elected and shall qualify. Finally, Mr. Bauer has been nominated to fill a newly-created directorship that will result from an increase in the number of directors. The newly-created directorship will be apportioned to the class whose term expires in 2021, to maintain the number of directors in each class as nearly equal as possible. Mr. Bauer therefore has been nominated for a term of one year and until his successor shall be elected and shall qualify.

As noted above, the Board elected Mr. Anderson as a director in June 2019. Ronald J. Tanski, who serves as a director and was President and Chief Executive Officer of the Company until his retirement from those offices on July 1, 2019, and the Board’s Nominating/Corporate Governance Committee recommended Mr. Anderson as a candidate for director. Joseph N. Jaggers, a director of the Company since 2015, and the Nominating/Corporate Governance Committee recommended Ms. Baumann as a nominee for director.

It is intended that the Proxies will vote for the election of Ms. Baumann and Messrs. Anderson, Bauer, Shaw, Skains and Tanski as directors, unless they are otherwise directed by the stockholders. Although the Board has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve, or for good cause will not serve. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for Election as Directors for One-Year Terms to Expire in 2021

David H. Anderson	Age:* 58	Director since: 2019

Mr. Anderson is President and Chief Executive Officer of Northwest Natural Holding Company (“Northwest Holdings”) and Northwest Natural Gas Company, a local distribution company that provides natural gas service to approximately two million people in Oregon and Southwest Washington. In addition, Northwest Holdings’ subsidiaries own 35 Bcf of underground natural gas storage and also provide water distribution and wastewater services to approximately 47,000 people through 18,300 connections in Oregon, Washington and Idaho. Mr. Anderson has held a series of positions with increasing responsibility at Northwest Holdings since joining the company in 2004, including Chief Operating Officer and Chief Financial Officer. Previously, he was Senior Vice President and Chief Financial Officer at TXU Gas Company and Chief Accounting Officer at TXU Corporation, an energy services company that included electricity generation and the transmission and distribution of electricity and natural gas. Mr. Anderson serves as a director for Northwest Holdings, as well as serving on the board of directors of the American Gas Association (AGA). He is also chairman of the AGA’s Audit Committee, co-chairperson of the AGA’s Carbon Policy Task Force, a member of AGA’s Finance Committee and Safety, Resilience/Reliability and Security Task Force, and a board trustee of the American Gas Foundation. Additionally, he serves as a director of the Oregon Business Council. Mr. Anderson also serves on Oregon Governor Kate Brown’s Global Warming Commission and is a member of the Founders’ Circle of SOLVE, an Oregon non-profit dedicated to environmental stewardship.

Qualifications

Mr. Anderson’s extensive financial and operational experience in the natural gas industry and leadership roles on environmental matters provide the Board with important perspectives with respect to the Company’s business operations, sustainability, and financial positioning. The combined professional skills and energy industry insights Mr. Anderson brings to the Board strengthen the Board’s collective knowledge, capabilities, and experience. Mr. Anderson’s experience in highly regulated industries impacted by emerging climate initiatives enables him to provide valuable perspective and management oversight on subjects including public policy, government relations, and regulatory compliance. In addition, the significant roles he has held in accounting and finance qualify Mr. Anderson as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s rules.

National Fuel Gas Company Board Committees

Audit

Compensation

Current Public Company Directorships

Northwest Natural Holding Company

Education

Texas Tech University, B.B.A. in accounting

Certified Public Accountant (retired)

Chartered Global Management Accountant

*	All ages are as of the Annual Meeting date.

David P. Bauer	Age: 50

Mr. Bauer has been President and Chief Executive Officer of the Company since July 2019. He previously served as President of National Fuel Gas Supply Corporation, the Company’s principal pipeline and storage subsidiary, from 2016 to 2019, and as Treasurer and Principal Financial Officer of the Company from 2010 to 2019. Mr. Bauer joined the Company in 2001, after more than 10 years in public accounting at PricewaterhouseCoopers LLP, and served as Assistant Treasurer or Treasurer of the Company’s various operating subsidiaries from 2004 to 2019. He is a director of the American Gas Association, Invest Buffalo Niagara and YMCA Buffalo Niagara, where he chairs the finance committee. He also serves as chairman of the audit committee of D’Youville College and as a member of the Canisius College Business Advisory Council, the Diocese of Buffalo Investment Committee and the Canisius High School Finance and Investment Committee.

Qualifications

As a member of the Company’s executive team since 2004, Mr. Bauer brings to the Board substantial management experience and in-depth knowledge of the Company’s operations and strategic direction. His oversight of key infrastructure modernization and expansion projects, together with his leadership role in maintaining the Company’s fiscal strength, will assist the Board with investment strategy, capital allocation and risk management. In addition, Mr. Bauer’s deep ties to Western New York, the location of the Company’s corporate headquarters, will enhance the Board’s understanding of local and regional issues.

Education

Boston College, B.S., Accounting

Barbara M. Baumann	Age: 64

Ms. Baumann is a former BP Amoco executive who currently serves as President and Owner of Cross Creek Energy Corporation, an energy advisory firm with investments in the domestic oil and gas business. Prior to founding her own firm in 2003, Ms. Baumann was Executive Vice President of Associated Energy Managers, a private equity firm investing in energy companies. Ms. Baumann began her 18-year career with Amoco (later BP Amoco) in 1981. She served in various areas of finance and operations, including Chief Financial Officer of Ecova Corporation, Amoco’s wholly-owned environmental remediation business, and Vice President of Amoco’s San Juan Basin business unit. She is a member of the Board of Directors of Devon Energy Corporation and a member of the independent Board of Trustees of Putnam Mutual Funds. In addition, she is a senior advisor for First Reserve Corporation, a private equity firm focused on energy. Ms. Baumann previously served on the boards of Buckeye Partners, L.P., SM Energy Company, CVR Energy, Inc., UNS Energy Corporation, and privately-held Hat Creek Energy Corporation. She is a former board member and treasurer of The Denver Foundation and current member of its investment committee; a member of the finance committee of Children’s Hospital Colorado; and a board member of the National Association of Corporate Directors, Colorado Chapter, where she chairs the Nominating and Governance Committee. She is also a past member and past chair of the Board of Trustees of Mount Holyoke College.

Qualifications

Ms. Baumann brings to the Board extensive knowledge of the energy industry, including particular expertise in the oil and gas exploration and production business. Over the course of her distinguished career, she has gained broad strategic planning, economic evaluation, operational, natural gas marketing, and human resources management skills and experience, which are important to the oversight of financial, operational, and compensation management functions. She also has significant financial, accounting and risk management experience. Ms. Baumann’s service on other public and private company boards enhances her strong corporate governance background, and her position as an independent trustee of a large family of mutual funds provides insight into the perspective of institutional stockholders.

Current Public Company Directorships / Private Company Trusteeships

Devon Energy Corporation

Putnam Mutual Funds

Former Public Company Directorships

Buckeye Partners, L.P.

SM Energy Company

CVR Energy, Inc.

UNS Energy Corporation

Education

Mount Holyoke College, B.A.

Wharton School of the University of Pennsylvania, MBA

Nominees for Election as Directors for Three-Year Terms to Expire in 2023

Jeffrey W. Shaw	Age: 61	Director since: 2014

Mr. Shaw retired as Chief Executive Officer of Southwest Gas Corporation (“Southwest”) on March 1, 2015. He was named Chief Executive Officer and a director of Southwest in 2004 and also served as President of Southwest at various times from 2003 to 2014. Previously Mr. Shaw, a CPA, held various positions at Southwest, including Director of Internal Audit, Controller and Chief Accounting Officer, Vice President/Controller and Chief Accounting Officer, Vice President and Treasurer, Senior Vice President/Finance and Treasurer, and Senior Vice President/Gas Resources and Pricing. He worked for Arthur Anderson & Co. in its Dallas and Las Vegas offices in the audit division prior to joining Southwest Gas in May of 1988. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs and the Leadership Las Vegas Alumni Association. Mr. Shaw is a member of the Advisory Board of the University of Utah David Eccles School of Business and is a member and past Chairman of the Broadcast Leadership Council at Brigham Young University. He is a past director of Southwest Gas Corporation and the American Gas Association, past Chairman and director of the Western Energy Institute and past President and trustee of the Las Vegas Area Council of the Boy Scouts of America.

Qualifications

Mr. Shaw’s extensive executive management and financial experience at an energy company with regulated natural gas businesses similar to those of the Company provides the Board with valuable perspective and understanding of state regulatory activities. In particular, Mr. Shaw’s accounting and finance background, and the significant roles he has held in these areas over his career, qualify him as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s rules and enable him to play a key role in performing the Board’s audit oversight function. In addition, Mr. Shaw’s background and financial expertise contribute to the Board’s understanding and guidance on financial matters.

National Fuel Gas Company Board Committees

Audit, Chair

Nominating/Corporate Governance

Former Public Company Directorships

Southwest Gas Corporation

Education

University of Utah, B.S. in accounting

Certified Public Accountant

Thomas E. Skains	Age: 63	Director since: 2016

Mr. Skains is the former Chairman of the Board, Chief Executive Officer and President of Piedmont Natural Gas Company, Inc., serving from 2002 as President and from 2003 as Chairman and CEO, until his retirement in October 2016. Previously, Mr. Skains held various positions at Piedmont, including Chief Operating Officer and Senior Vice President — Marketing and Supply Services. Mr. Skains held positions of increasing responsibility with Transcontinental Gas Pipe Line Corporation, which he joined in 1981 as an attorney and served as corporate and senior attorney before being named Vice President in 1986 and Senior Vice President — Transportation and Customer Services in 1989. In October 2016, Mr. Skains became a director at Duke Energy Corporation, where he chairs its Regulatory Policy Committee and serves on its Finance and Risk Management Committee, and where he previously served on its Nuclear Oversight Committee. Mr. Skains has served as a director of Truist Financial Corporation and its predecessor BB&T Corporation since 2009, where he chairs its Executive Committee and serves on its Risk Committee and Nominating and Governance Committee, and where he previously chaired its Nominating and Corporate Governance Committee and its Risk Committee. Mr. Skains has also served as a director at Truist Financial Corporation’s subsidiary, Truist Bank (formerly Branch Banking and Trust Company), since 2013, where he chairs its Executive Committee and serves on and previously chaired its Risk Committee. Mr. Skains previously served on the Charlotte Chamber of Commerce Board of Directors and was Chairman in 2015. He also served on the boards of several industry and community organizations, including Gas Technology Institute, the American Gas Association (as Chairman in 2009), the Southern Gas Association (as Chairman in 2006) and the American Gas Foundation (a not-for-profit energy research group).

Qualifications

Mr. Skains’ strong leadership and strategic management skills provide the Board with a valuable perspective on the complexities, challenges and opportunities facing the natural gas industry. Through his experiences at Piedmont and Transco, Mr. Skains contributes significant knowledge of the legal and regulatory issues encountered by project sponsors in developing natural gas pipeline projects. Mr. Skains brings to the Board extensive knowledge of the natural gas industry and is able to use his legal training and experience as a corporate energy attorney to provide insight on legal and regulatory compliance matters and contribute to corporate governance matters.

National Fuel Gas Company Board Committees

Compensation

Nominating/Corporate Governance

Current Public Company Directorships

Duke Energy Corporation

Truist Financial Corporation

Former Public Company Directorships

Piedmont Natural Gas Company, Inc.

Education

Sam Houston State University, B.B.A.

University of Houston Law School, J.D.

Ronald J. Tanski	Age: 67	Director since: 2014

Mr. Tanski was President and Chief Executive Officer of the Company from March 2013 until his retirement on July 1, 2019. He previously served as President and Chief Operating Officer of the Company from July 2010 to March 2013 and as Treasurer and Principal Financial Officer from April 2004 to July 2010. Mr. Tanski was President of National Fuel Gas Supply Corporation from July 2008 to July 2010 and President of National Fuel Gas Distribution Corporation from February 2006 to July 2008. He was previously Treasurer of those and other subsidiaries of the Company, and he also served in management roles at Seneca Resources Corporation (now Seneca Resources Company, LLC) and Horizon Energy Development, Inc. (sold in 2010). He is a member of the Board of Directors of CMS Energy Corporation. He previously served as a director of the Interstate Natural Gas Association of America (“INGAA”) and was INGAA Chairman in 2015. Mr. Tanski was a director of the American Gas Association and a member of the Council on Accountancy at Canisius College. He serves as Secretary on the Board of Managers of the Buffalo Museum of Science and as a member of the museum’s Executive Committee.

Qualifications

Mr. Tanski was an employee of the Company from 1979 to 2019. Through his broad range of experience including numerous leadership positions in both the regulated and non-regulated businesses, he gained hands-on, practical knowledge about virtually every aspect of the Company’s operations. Mr. Tanski’s role as CEO and substantial management experience with the Company’s subsidiaries, his detailed understanding of the Company’s integrated operations, and in particular, his financial background with the Company assist the Board with management of the Company’s operations. Mr. Tanski’s leadership roles during periods of regulatory change at the Company also provide important insight into the business climates and regulatory environments in which the Company’s subsidiaries operate.

National Fuel Gas Company Board Committees

Executive

Financing

Current Public Company Directorships

CMS Energy Corporation

Education

State University of New York at Buffalo, B.A. in biology

State University of New York at Buffalo, MBA

State University of New York at Buffalo School of Law, J.D.

Continuing Directors Whose Terms Expire in 2022

David C. Carroll	Age: 63	Director Since: 2012

Mr. Carroll is the President and CEO of Gas Technology Institute (“GTI”), a position he has held since 2006. From 2001 through 2006, he served as the Vice President of Business Development for GTI. From 1996 to 2001, he worked for Praxair, Inc., serving as Director of Business Development from 1999 to 2001. Prior to that, Mr. Carroll held positions of increasing responsibility with Liquid Carbonic Industries, a subsidiary of Chicago Bridge & Iron, from 1994 to 1996, and Air Products and Chemicals, Inc. from 1980 to 1994. All of these companies are industrial gas producers and manufacturers. He is a trustee of the American Gas Foundation, a member of the Governing Board of Stanford University’s Natural Gas Initiative, and a member of the Society of Gas Lighting. He was also Chairman of the steering committee for the 17th International Conference and Exhibition on Liquefied Natural Gas in Houston (2013). In June 2015, Mr. Carroll was named President of the International Gas Union, a term that concluded in June 2018 as the United States held the 2018 World Gas Conference in Washington, D.C.

Qualifications

Mr. Carroll is a highly respected, nationally and internationally recognized leader in the research and development of natural gas technologies and market solutions. His multi-faceted knowledge of the natural gas industry brings economic, technological and leadership experience to the Board. Through his professional career, Mr. Carroll has developed expertise on unconventional gas production, transmission and distribution pipeline integrity and end use technologies as well as insight into market and industry developments and conditions. This unique combination of skills contributes to the Board’s oversight of our integrated natural gas operations, including the deployment of technology to enhance safety and reliability, and provides valuable insight into risks and opportunities for the continued growth of the Company’s various business segments, as well as insight into global energy trends and emerging industries. Mr. Carroll is heavily involved in both the domestic and international natural gas business communities, providing the Board with a broad perspective on emerging technical, regulatory and economic issues, including climate initiatives and the positioning of natural gas among future global energy supplies.

National Fuel Gas Company Board Committees

Executive

Nominating/Corporate Governance

Former Company Directorships

Versa Power Systems, Inc. (wholly-owned subsidiary of FuelCell Energy, Inc.)

Education

University of Pittsburgh, B.S. in chemical engineering

Lehigh University, MBA

Stanford University’s Graduate School of Business, Stanford Executive Program

Steven C. Finch	Age: 61	Director Since: 2018

Mr. Finch is the former Plant Manager of the General Motors (“GM”) Tonawanda Engine Plant, one of Western New York’s largest manufacturers with approximately 1,600 employees. Mr. Finch, a Western New York native, began his 41-year career with GM in 1976 as a General Motors Institute co-op student at the Chevrolet Gear and Axle Plant in Buffalo, N.Y. Over the course of 30 years, he held several assignments with increasing responsibility at various GM facilities outside Buffalo before becoming Tonawanda Engine Plant Manager in 2007. Following his 2017 retirement from GM, Mr. Finch joined the Automobile Association of America Western and Central New York as Senior Vice President of Automotive Services. Mr. Finch currently serves as Chairman of the Board of Directors of the Buffalo Urban League and as a member of the Board of Directors of the Community Foundation for Greater Buffalo, serving on its Racial Equity Roundtable initiative. He was a previous Chairman of the Board of the United Way of Buffalo and Erie County, and a previous board member of AAA Western and Central New York.

Qualifications

With a career spanning more than four decades, Mr. Finch has a proven track record of leadership during a period of significant evolution for the automotive industry. Mr. Finch helped navigate the GM workforce through economic downturn and bankruptcy. After a reorganization, he successfully secured the addition of three new engine product lines, ultimately overseeing investments at the plant totaling more than $3 billion during his 10-year tenure. Through his extensive GM career, Mr. Finch developed expansive and diverse experience in manufacturing and customer relations, as well as in capital and labor management. Mr. Finch’s success in managing highly technical operations and delivering a quality product in a safe, environmentally responsible and cost-effective manner has direct application to National Fuel’s work in the energy industry, including the Company’s focus on employee safety and commitment to the provision of outstanding service to residential customers. Mr. Finch’s experience in senior level oversight during periods of significant industry challenge and disruption provides an important perspective on organizational transformation and the management of regulatory and economic change. Furthermore, Mr. Finch’s strong community presence positions him to provide guidance and insight to the Board on local and regional matters, and provides an important connection between the Company and the communities it serves.

National Fuel Gas Company Board Committees

Audit

Nominating/Corporate Governance

Education

Kettering University (formerly General Motors Institute), B.S. in electrical engineering

Joseph N. Jaggers	Age: 66	Director since: 2015

Mr. Jaggers is the founder and former President, Chief Executive Officer and Chairman of Jagged Peak Energy Inc., an independent oil and natural gas exploration and production company. Before forming Jagged Peak Energy in 2013, Mr. Jaggers served as President and Chief Executive Officer and as director of Ute Energy, LLC, from 2010 until its sale in 2012. From 2006 to 2010, he served as director, President and Chief Operating Officer of Bill Barrett Corporation. From 2001 to 2006, he was Vice President, Exploration & Production, for Williams Companies. Previously, he served as President and Chief Operating Officer of Barrett Resources, from 2000 until its sale to Williams in August 2001. From 1981 through 2000, he worked for BP Amoco in various domestic and international assignments of increasing responsibility culminating in executive oversight for the Northern North Sea, one of BP’s largest producing assets at the time. Mr. Jaggers is a member of the Board of Directors of QEP Resources, Inc. He is past President of the Colorado Oil and Gas Association, past Executive Director of the Independent Producers Association of the Mountain State and an inductee into the Rocky Mountain Oil and Gas Hall of Fame.

Qualifications

With more than 35 years of experience in the oil and gas industry, including a long record of achieving production and reserve growth, Mr. Jaggers has familiarity with market cycles and dynamics and contributes significantly to the Board’s oversight of our exploration and production business. Mr. Jaggers’ extensive operational experience in diverse producing basins provides the Board with substantial insight in assessing various risks that may affect oil and gas operations at the Company. With experience as a senior leader in a number of large, publicly-traded exploration and production companies, Mr. Jaggers adds significant operational depth to the Board as well as an understanding of effective and efficient resource development. These attributes assist the Board in its oversight of the ongoing development of the Company’s various oil and gas assets and evaluation of the continued advancement of the Company’s Appalachian drilling program.

National Fuel Gas Company Board Committees

Audit

Compensation

Executive

Current Public Company Directorships

QEP Resources, Inc.

Former Public Company Directorships

Jagged Peak Energy Inc.

Bill Barrett Corporation

Mission Resources Corporation

Education

United States Military Academy at West Point, B.S.

David F. Smith	Age: 66	Director since: 2007

Mr. Smith has been Chairman of the Board of the Company since March 2010 (from March 2013 through March 2014 he served as Executive Chairman of the Board). He also served as Chief Executive Officer of the Company from February 2008 until March 2013; as President of the Company from February 2006 through June 2010; and as Chief Operating Officer of the Company from February 2006 to February 2008. Mr. Smith was also President and/or Chairman of each of the Company’s major subsidiaries over the course of his career. He is a Board member of Gas Technology Institute (Executive Committee and Audit Committee), Emeritus Board member of the State University of New York at Buffalo Law School Dean’s Advisory Council, a former director of the American Gas Association and former Chairman of the Board of Directors of the Business Council of New York State. He is also past Chairman of the Northeast Gas Association and Buffalo Niagara Enterprise.

Qualifications

Mr. Smith brings to the Board significant industry and Company expertise and leadership experience. His 36-year tenure with the Company and time in key leadership positions within all of the Company’s business segments has resulted in significant knowledge of the Company’s history and strategies during its substantial growth from a regional utility to a much larger diversified energy company. He also brings a long and active participation in industry groups that identify and address important issues facing the Company and has well-established relationships of trust with other industry leaders. In addition, Mr. Smith has deep ties to businesses and civic organizations in Western New York (the location of the Company’s corporate headquarters and most of its business units). His experience as an active participant during decades of regulatory evolution at the state and federal levels provides valuable perspective and insight into the political and regulatory trends impacting the Company’s regulated pipeline, storage and utility businesses.

National Fuel Gas Company Board Committees

Executive, Chair

Financing, Chair

Education

State University of New York at Fredonia, B.A in political science

State University of New York at Buffalo School of Law, J.D.

Continuing Director Whose Term Expires in 2021

Rebecca Ranich	Age: 62	Director since: 2016

Ms. Ranich is a former director at Deloitte Consulting, LLP, where she led the firm’s Energy and Sustainability Investment Advisory Services for public sector clients, providing counsel on more than $1 billion of investments. Her practice focused on strategic energy investments designed to mitigate and manage risks related to energy supply, demand and climate change issues. Preceding her position at Deloitte, Ms. Ranich worked at PSG International, where she was a member of the management team leading negotiations to implement the Trans-Caspian Gas Pipeline, a multi-billion dollar, 1,700-kilometer pipeline project transporting natural gas from Turkmenistan to Turkey. She was previously a Vice President at Michael Baker Corporation, an international engineering, energy and environmental services firm. While at Baker, she held executive responsibility for delivering energy and environmental engineering services in Europe, Russia and the Caspian region, overseeing projects with a construction value in excess of $40 billion. She managed offices in London, Naples, Wiesbaden and Moscow. Ms. Ranich served as a member of the Board of Directors of Questar Corporation from 2013 to 2016, when Questar was acquired by Dominion Resources, Inc. At Questar she was Chair of the Board’s Governance and Nominating Committee. She is a member of the Supervisory Board at Uniper SE, a German power generation and energy supply chain corporation, and the Board of Directors of Cardno Limited, an Australian infrastructure and environmental services company. She serves as vice chair of the Board of the Gas Technology Institute and chair of its Investment Committee, and she is an advisory board member of Yet Analytics, an xAPI data analytics platform. In addition to being an investor in and advisor to emerging technology companies, Ms. Ranich is a member of the Technology Commercialization Panel for the Johns Hopkins University Applied Physics Laboratory.

Qualifications

Ms. Ranich’s wealth of experience and formidable skills in strategic energy investments, project development and risk management contribute significantly to the Board. With her work on sustainable environmental practices and extensive global industry experience, including first-hand involvement in high-risk environments and large-scale projects designed to effect significant advancements in the delivery of energy, Ms. Ranich complements the diverse backgrounds on the Board, adds a keen understanding of risk, and provides a unique global perspective. Ms. Ranich also brings to the Board her successful track record of establishing, building and leading energy-focused businesses.

National Fuel Gas Company Board Committees

Audit

Nominating/Corporate Governance, Chair

Current Public Company Directorships

Cardno Limited

Uniper SE

Former Public Company Directorships

Questar Corporation

Education

Northwestern University, B.A. in Soviet area studies

University of Detroit Mercy, MBA

Annual Meeting Attendance

Last year, all directors then serving attended the 2019 Annual Meeting, and all or substantially all of the directors are expected to do so this year. A meeting of the Board of Directors will take place on the same day and at the same place as the Annual Meeting and directors are expected to attend all meetings. If a director is unable to attend a Board meeting in person, participation by telephone is permitted and in that event the director may not be physically present at the Annual Meeting of Stockholders.

Director Independence

The Board of Directors has determined that directors Anderson, Carroll, Ewing, Finch, Jaggers, Ranich, Shaw, Skains and Smith are independent, and that Mr. Tanski is not independent due to his recent employment relationship with the Company. The Board of Directors previously determined that Phillip C. Ackerman, who retired from the Board March 7, 2019, was independent. The Board of Directors has determined that nominee Barbara M. Baumann is independent and that nominee David P. Bauer is not independent due to his employment relationship with the Company. The Board’s determinations of director independence were made in accordance with the listing standards of the New

York Stock Exchange (the “NYSE”) and SEC regulations. In making its independence determinations, the Board considered that Mr. Carroll is President and Chief Executive Officer of GTI, an organization that receives payments from the Company for dues and fees to support research and development, and that such payments in each of GTI’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of GTI’s consolidated gross revenues for the applicable fiscal year. The Board also considered that Mr. Finch is Senior Vice President of AAA Western and Central New York, Inc. (“AAA”), a not-for-profit corporation that maintains several locations in the Company’s utility service territory, and that payments made by AAA to Company affiliates for natural gas service in each of AAA’s last three fiscal years were less than (i) $1,000,000 or (ii)  2% of AAA’s consolidated gross revenues for the applicable fiscal year.

Board Leadership Structure

In March 2019, the Board of Directors re-elected Mr. Smith as Chairman of the Board and re-elected Mr. Tanski as President and Chief Executive Officer. Effective July 1, 2019, Mr. Tanski retired as President and Chief Executive Officer, and the Board of Directors elected David P. Bauer to succeed him in those roles. The Board believes that Mr. Smith’s role as Chairman and Mr. Bauer’s position as Chief Executive Officer constitute an effective leadership model, given Mr. Smith’s past experience in the role of CEO and experience as Chairman of the Board and Mr. Bauer’s recent appointment as CEO. The Board believes this is the optimal leadership structure at this time and reviews and considers this structure at least annually. As in the past, it is the Board’s opinion that the stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the roles of Chairman and CEO should be filled by the same person. At times in the past the roles have been separate and at other times they have been combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, have significant industry experience and are in the best position to evaluate its needs and how best to organize the capabilities of the directors and management to meet those needs.

Non-management directors meet at regularly scheduled executive sessions without management. In addition, the independent directors met during fiscal 2019, in accordance with NYSE listing requirements. The sessions were chaired by Stephen E. Ewing, as Lead Independent Director. The Board of Directors intends to appoint a new Lead Independent Director following Mr. Ewing’s retirement at the Annual Meeting.

The Board of Directors provides a process for stockholders and other interested parties to send communications to the Board or to certain directors. Communications to the Lead Independent Director, to the non-management directors as a group, or to the entire Board should be addressed as follows: Lead Independent Director, c/o 6363 Main Street, Williamsville, NY 14221. For the present, all stockholder and interested parties’ communications addressed in such manner will go directly to the indicated directors. If the volume of communication becomes such that the Board determines to adopt a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuel.com.

Diversity

Under the Company’s Corporate Governance Guidelines, the Board of Directors is required, when selecting candidates for re-election and candidates for Board membership, to consider factors that include a diversity of experience related to the business segments in which the Company operates, as well as a diversity of perspectives to be brought to the Board by the individual members. In 2018, the Board updated the Director Qualifications Guidelines, contained in the Company’s Corporate Governance Guidelines, to clarify that “diversity of perspectives” includes all aspects of diversity. In recent years, National Fuel’s Nominating/Corporate Governance Committee, which makes recommendations to the full Board on nominees for director positions, has invited qualified diverse candidates to stand for election to the Board, with successful results. The Board has approached a number of diverse candidates, with some declining consideration for directorship due to reasons such as restrictions on number of outside public boards and time commitments. The Board will continue its efforts to attract qualified Board Candidates whose expertise and personal characteristics align with the Company’s long term business strategy. The Board also believes it noteworthy that Board member Rebecca Ranich serves as Chair of the Nominating/Corporate Governance Committee and that women have long occupied National Fuel’s top corporate levels. Today, four of the Company’s ten designated executive officers are women who hold the following important policy-making positions: President of the Company’s Utility segment; Senior Vice President and General Counsel (our chief legal officer), who also serves as the Company’s Compliance Officer and previously served as the Company’s Corporate Secretary; Treasurer and Principal Financial Officer; and Controller and Principal Accounting Officer.

Meetings of the Board of Directors and Standing Committees

In fiscal 2019, there were four meetings of the Board of Directors. In addition, directors attended meetings of standing or pro tempore committees. The Audit Committee held nine meetings, the Compensation Committee held four meetings, and the Nominating/Corporate Governance Committee held four meetings. During fiscal 2019, all directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served. In addition, Board members regularly attend meetings of committees on which they do not serve, although committee decision-making is reserved to committee members.

The table below shows the number of committee meetings conducted in fiscal 2019 and the directors who served on these committees as of September 30, 2019.

BOARD COMMITTEES
DIRECTOR	Audit	Compensation	Executive	Nominating/ Corporate Governance
David H. Anderson	X	X
David C. Carroll			X	X
Stephen E. Ewing	X	Chair
Steven C. Finch	X			X
Joseph N. Jaggers	X	X	X
Rebecca Ranich	X			Chair
Jeffrey W. Shaw	Chair			X
Thomas E. Skains		X		X
David F. Smith			Chair
Ronald J. Tanski			X

Number of Meetings in Fiscal 2019	9	4	0	4

Audit

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings during fiscal 2019 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent registered public accounting firm and chief internal auditor, to monitor compliance with the Company’s Reporting Procedures for Accounting and Auditing Matters (included in this proxy statement as Appendix A), to review the Company’s enterprise risk management program and to prepare a report of the Audit Committee’s findings and recommendations to the Board of Directors. The members of the Audit Committee are independent as independence for audit committee members is defined in NYSE listing standards and in SEC regulations. No Audit Committee member simultaneously serves on the audit committees of more than three public companies. The Board limits the number of audit committees on which an Audit Committee member can serve to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has two audit committee financial experts (as defined by SEC regulations) serving on its Audit Committee, namely Mr. Shaw and Mr. Anderson, each of whom is an independent director.

In connection with its review of the Company’s internal audit function, the Audit Committee in 2016 had an external quality assessment performed by IIA Quality Services, LLC under the Institute of Internal Auditors’ (the “IIA”) International Standards for the Professional Practice of Internal Auditing (the “Standards”). The assessment concluded that the Company’s Audit Services Department generally conforms to the Standards, the IIA Code of Ethics, and the Definition of Internal Auditing. “Generally conforms” is the IIA’s highest rating. The Standards state that an external quality assessment should be conducted at least once every five years.

Further information relating to the Audit Committee appears in this proxy statement under the headings “Audit Fees” and “Audit Committee Report.” A current copy of the Audit Committee charter is available to security holders on the Company’s website at www.nationalfuel.com.

Compensation

As described in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee held four meetings during fiscal 2019 in order to review and determine the compensation of Company executive officers and to review reports and/or grant awards under the Company’s 2010 Equity Compensation Plan, the 2012 Annual At Risk Compensation Incentive Program (“AARCIP” or the “At Risk Plan”), and the Executive Annual Cash Incentive Program (“EACIP”). The members of the Compensation Committee are independent under NYSE listing standards. The members of the Compensation Committee are also “non-employee directors” as defined in SEC regulations and “outside directors” as defined in federal tax regulations. A current copy of the charter of the Compensation Committee is available to security holders on the Company’s website at www.nationalfuel.com.

The Compensation Committee is responsible for various aspects of executive compensation, including approval of the base salaries and incentive compensation of the Company’s executive officers. The Compensation Committee is authorized to evaluate director compensation and make recommendations to the full Board regarding director compensation. The Compensation Committee may form subcommittees and delegate to those subcommittees such authority as the Compensation Committee deems appropriate, other than authority required to be exercised by the Compensation Committee as a whole. The Compensation Committee also administers the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, and the At Risk Plan and approves performance conditions and target incentives for executive officers who are participants in the EACIP. As described more fully in the Compensation Discussion and Analysis, the Compensation Committee retained Korn Ferry (a unit of Korn/Ferry International) and Meridian Compensation Partners, LLC, both independent compensation consulting firms, to assist in determining executive compensation. In addition, as set forth in the Compensation Committee’s charter, the Chief Executive Officer may and does make, and the Compensation Committee may and does consider, recommendations regarding the Company’s compensation and employee benefit plans and practices, including the compensation of executive officers other than himself. The Compensation Committee then approves executive compensation as it deems appropriate. The Compensation Committee has assessed the independence of the compensation consultants under NYSE listing standards and has determined their work presents no conflicts of interest under SEC regulations.

Executive

The Executive Committee did not meet during fiscal 2019. The Executive Committee has, and may exercise, the authority of the full Board, except as may be prohibited by New Jersey corporate law (N.J.S.A. § 14A:6-9).

Nominating/Corporate Governance

All the members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NYSE listing standards. The Nominating/Corporate Governance Committee makes recommendations to the full Board on nominees for the position of director. The Nominating/Corporate Governance Committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. The Nominating/Corporate Governance Committee held four meetings during fiscal 2019. Stockholders may recommend individuals to the Nominating/Corporate Governance Committee to consider as potential nominees. Procedures by which stockholders may make such recommendations are set forth in Exhibit B to the Company’s Corporate Governance Guidelines, described in the following paragraph. In addition, the Company’s By-Laws provide a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

In general, the Nominating/Corporate Governance Committee’s charter provides for the Nominating/Corporate Governance Committee to develop and recommend to the Board criteria for selecting new director nominees and evaluating unsolicited nominations, which criteria are included in this proxy statement as part of the Company’s Corporate Governance Guidelines. A current copy of the charter of the Nominating/Corporate Governance Committee is available to stockholders on the Company’s website at www.nationalfuel.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office. A current copy of the Corporate Governance Guidelines is included in this proxy statement as Appendix B, and is available to stockholders on the Company’s website at www.nationalfuel.com. Appendix B also addresses the qualifications and skills the Nominating/Corporate Governance Committee believes are necessary in a director, and the Nominating/Corporate Governance Committee’s consideration of stockholder recommendations for director. Pursuant to the Corporate Governance Guidelines, stockholder recommendations identifying a proposed nominee and setting out his or her qualifications should be delivered to the Company’s Secretary at its principal office no later than September 26, 2020 in order to be eligible for consideration in connection with the 2021 Annual Meeting of Stockholders.

Under the process for selecting new Board candidates, the Chairman and the Chief Executive Officer and the Nominating/Corporate Governance Committee discuss the need to add a new Board member or to fill a vacancy on the Board. The Nominating/Corporate Governance Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm if necessary, and considering candidates recommended by stockholders in accordance with Exhibit B to the Corporate Governance Guidelines.

Method of Evaluating Board and Committee Effectiveness

Annually, the Board and each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee take part in a self-evaluation process to determine their effectiveness and opportunities for improvement. Questionnaires are provided to each director soliciting comments with respect to dynamics of the full Board and each of the above committees, on which the director serves, as well as director performance and adequacy of Board materials. The confidential responses are summarized for Board and Nominating/Corporate Governance committee review. Board members are requested to report dissatisfaction with individual performance to the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee. At a Board and Nominating/Corporate Governance Committee meeting, time is allocated to discuss the summary and review any comments or inadequacies.

Charitable Contributions by Company

Within the preceding three years, the Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

Risk Oversight

The Board retains oversight of safety, environmental, social, cybersecurity and corporate governance risks, among other areas central to corporate responsibility, including strategic, financial and regulatory risks and opportunities. An important aspect of the Board’s oversight role is the enterprise risk management process, under which major enterprise-wide risks have been identified, along with the mitigative measures to address and manage such risks. Management reports quarterly to the Board on significant risk categories. In addition, management provides a detailed presentation on a topic related to one or more risk categories at each Board meeting. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board. The Board and management consider enterprise risks and opportunities in their strategic and capital spending decision process, and the Board directs management to integrate corporate responsibility concerns into decision-making throughout the organization.

Related Person Transactions

The Company had no related person transactions in fiscal 2019. The Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) (which is in writing and available to stockholders as described at the end of this proxy statement) identifies the avoidance of any actual or perceived conflicts between personal interests and Company interests as an essential part of the responsibility of the Company’s directors, officers and employees. The Code of Conduct provides that a conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company, or when personal situations tend to influence or compromise a director’s, officer’s or employee’s ability to render impartial business decisions in the best interest of the Company. Potential conflicts of interest under the Code of Conduct would include but not be limited to related person transactions. The Audit Committee administers the Code of Conduct as it relates to the Company’s directors and executive officers.

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in writing in the charter of the Audit Committee. The charter provides that the Audit Committee will review and, if appropriate, approve or ratify any transaction between the Company and a related person which is required to be disclosed under SEC rules. In the course of its review of a transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the significance of the transaction to the related person and to the Company, whether the transaction would affect the independence of a director, and any other matters the Audit Committee deems appropriate. The Audit Committee will approve or ratify only those transactions that it considers to be in, or not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Director Compensation

The 2009 Non-Employee Director Equity Compensation Plan was approved at the 2009 Annual Meeting of Stockholders and reapproved at the 2016 and 2019 Annual Meetings of Stockholders (“Director Equity Compensation Plan”). This plan provides for the issuance of shares on a quarterly basis to non-employee directors in such amounts as the Board may determine from time to time. In addition, non-employee directors receive a portion of their compensation in cash, as determined by the Board from time to time. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors.

For fiscal 2019, non-employee directors were paid a retainer at an annual rate of $90,000 in cash plus shares of Common Stock equal in value to approximately $175,000. Common Stock issued to non-employee directors under the Director Equity Compensation Plan is nontransferable until the later of two years from issuance or six months after the recipient’s cessation of service as a director of the Company, except that transferability restrictions lapse upon the death of the recipient.

In fiscal 2019, meeting fees paid to non-employee directors consisted of fees for meetings of committees on which they served, at a rate of $1,500 per meeting. The Lead Independent Director (Mr. Ewing) was paid an additional annual retainer of $15,000, and the Chairpersons of the Audit, Compensation and Nominating/Corporate Governance Committees (Mr. Shaw, Mr. Ewing and Ms. Ranich, respectively) were each paid an additional annual retainer of $15,000. Mr. Smith was paid an additional retainer of $20,000 per quarter for his service as Chairman of the Board. Effective January 1, 2020, the Board eliminated all meeting fees and increased the annual cash retainer from $90,000 to $110,000.

The Company requires that each director, in order to receive compensation for service as a director, must beneficially own at least 2,000 shares of Common Stock at the end of the first year of service as a director, at least 4,000 shares at the end of the second year of service and at least 6,000 shares at the end of the third year of service. All directors are in compliance with this requirement.

The following table sets forth the compensation paid to each non-employee director for service during fiscal 2019:

DIRECTOR COMPENSATION TABLE — FISCAL 2019

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Philip C. Ackerman	39,000	75,910	None	None	N/A	4	114,914
David H. Anderson	32,951	52,457	None	None	N/A	2	85,410
David C. Carroll	96,000	175,121	None	None	N/A	7	271,128
Stephen E. Ewing	139,500	175,121	None	None	N/A	7	314,628
Steven C. Finch	109,500	175,121	None	None	N/A	7	284,628
Joseph N. Jaggers	109,500	175,121	None	None	N/A	7	284,628
Rebecca Ranich	124,500	175,121	None	None	N/A	7	299,628
Jeffrey W. Shaw	124,500	175,121	None	None	N/A	7	299,628
Thomas E. Skains	102,000	175,121	None	None	N/A	7	277,128
David F. Smith	170,000	175,121	None	None	N/A	7	345,128
Ronald J. Tanski	22,500	43,769	None	None	N/A	2	66,271

(1)

Represents the portion of the annual retainer paid in cash, plus meeting fees, plus additional retainers, as applicable, for service as a committee Chairperson, Lead Independent Director, or Chairman of the Board.

(2)

Represents the aggregate fair value on the date of issuance of the Common Stock issued under the Director Equity Compensation Plan, as required by the Financial Accounting Standards Board’s (FASB’s) authoritative guidance for stock compensation. The average of the high and low stock price on each date of issuance was used to compute the fair value. The average prices (and resultant values of the Stock Awards) were as follows: $56.16 for October 1, 2018 (stock in total valued at $43,805); $50.56 for January 2, 2019 (stock in total valued at $43,785 or, for the pro-rated grant to Mr. Ackerman, $32,106); $60.865 for April 1, 2019 (stock in total valued at $43,762); $52.34 for June 27, 2019 (stock in total valued at $8,688 for the pro-rated grant to Mr. Anderson); and $52.925 for July 1, 2019 (stock in total valued at $43,769). As of September 30, 2019, the aggregate shares paid for all years of director service under director compensation plans to directors Ackerman, Anderson, Carroll, Ewing, Finch, Jaggers, Ranich, Shaw, Skains, Smith and Tanski were 20,648, 993, 18,605, 26,482, 3,899, 12,268, 9,782, 15,052, 8,693, 10,474 and 827, respectively.

(3)

Represents premiums paid on a blanket travel insurance policy, which covers each director up to a maximum benefit of $500,000. This insurance provides coverage in case of death or injury while on a trip for Company business.

AUDIT FEES

In addition to retaining PricewaterhouseCoopers LLP to report on the annual consolidated financial statements of the Company for fiscal 2019, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in fiscal 2019. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

	2019	2018
Audit Fees(1)	$1,872,500	$1,976,100
Audit-Related Fees(2)	$0	$0
Tax Fees
Tax advice and planning(3)	$8,200	$31,100
Tax compliance(4)	$41,815	$7,500
All Other Fees(5)	$3,589	$3,589

TOTAL	$1,926,104	$2,018,289

(1)

Audit Fees include audits of consolidated financial statements and internal control over financial reporting, reviews of financial statements included in quarterly Forms 10-Q, comfort letters and consents, and audits of certain of the Company’s wholly-owned subsidiaries to meet statutory or regulatory requirements.

(2)

Audit-Related Fees include audits of certain of the Company’s wholly-owned subsidiaries not required by statute or regulation, and consultations concerning technical financial accounting and reporting standards.

(3)	Tax advice and planning includes consultations on various federal and state tax matters.

(4)	Tax compliance includes tax return preparation and tax audit assistance.

(5)	All Other Fees relate to permissible fees other than those described above and include consulting fees and the software-licensing fee for an accounting and financial reporting research tool.

The Audit Committee’s charter (available on the Company’s website at www.nationalfuel.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office) references its pre-approval policies and procedures. The Audit Committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services, including various audit and audit-related services and certain tax services, among others. The chair of the Audit Committee and, in his absence, another specified member of the committee are authorized to pre-approve any audit or non-audit service on behalf of the committee. Each pre-approval is to be reported to the full committee at the first regularly scheduled committee meeting following such pre-approval.

For fiscal 2019, none of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in reliance upon the “de minimis exception” contained in Section 202 of Sarbanes-Oxley and codified in Section 10A(i)(1)(B) of the Exchange Act and in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of five directors who meet the independence and financial literacy requirements of the NYSE and the SEC. The Audit Committee Chairman, Jeffrey W. Shaw, and member David H. Anderson, each qualify as an “audit committee financial expert” as defined by the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, last amended June 15, 2017, a copy of which is available on the Company’s website at https://investor.nationalfuelgas.com/for-investors/corporate-governance/committee-charters/default.aspx#mem.

The Audit Committee reviews the integrity of the Company’s financial statements and oversees the scope of work of the Audit Services Department. That scope includes reviewing the accuracy, reliability and integrity of financial and operational information and the means used to identify, measure, classify and report such information. The Audit Committee also directly appoints, retains, compensates, evaluates, terminates and oversees the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and such firm must report directly to the Audit Committee. In addition to those responsibilities, with respect to the independent auditor, the Audit Committee:

•	reviews and evaluates the annual engagement letter, including the independent auditor’s proposed fees;

•	reviews, evaluates and monitors the annual audit plan and its progression, including the timing and scope of audit activities;

•

annually reviews and evaluates the qualifications, performance and independence of the independent auditor, including the lead partner, and ensures that the lead partner and any other audit partners are rotated at appropriate intervals in compliance with applicable laws, rules and regulations;

•

reviews and evaluates the independent auditor report describing internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or outside inquiry or investigation; and

•

reviews the independent auditor report describing all relationships between the independent auditor and the Company, including a list of the fees billed for each category, in order to assess the independent auditor’s independence.

Management is responsible for the Company’s consolidated financial statements and for establishing, maintaining, and assessing internal control over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent auditor. PricewaterhouseCoopers LLP has been the Company’s independent auditor since 1941. PricewaterhouseCoopers LLP rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner. The Audit Committee believes that there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

•

Higher quality audit work and accounting advice, due to the independent auditor’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

•	Operational efficiencies because of the independent auditor’s history and familiarity with our business.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2019 with management. The Audit Committee has also reviewed with management its evaluation of the structure and effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB and has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s level of fees and provision of non-audit services to the Company and its affiliates are compatible with PricewaterhouseCoopers LLP’s independence and has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2019 for filing with the SEC.

AUDIT COMMITTEE

JEFFREY W. SHAW, Chairman

DAVID H. ANDERSON

STEPHEN E. EWING

STEVEN C. FINCH

JOSEPH N. JAGGERS

REBECCA RANICH

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Fiscal 2019 Summary Compensation Table, and for all directors, nominees and executive officers as a group, information concerning beneficial ownership of Common Stock. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise noted, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed. Security holdings are as of January 2, 2020.

Name of Beneficial Owner	Exercisable SARs(1)	Shares Held in ESOP(2)	Shares Held in 401(k) Plan(3)	Restricted Stock(4)	Shares Otherwise Beneficially Owned(5)		Percent of Class(6)

David H. Anderson	0	0	0	0	3,077	(7)	*

David P. Bauer	0	0	9,606	0	38,035		*

Barbara M. Baumann	0	0	0	0	0	(8)	*

Karen M. Camiolo	0	0	14,047	0	38,158		*

David C. Carroll	0	0	0	0	22,626		*

Donna L. DeCarolis	0	246	19,496	0	60,357		*

Stephen E. Ewing	0	0	0	0	31,378		*

Steven C. Finch	0	0	0	0	5,830		*

Joseph N. Jaggers	0	0	0	0	14,674		*

John P. McGinnis	0	0	9,381	20,000	66,118	(9)	*

John R. Pustulka	0	3,797	22,011	0	97,539		*

Rebecca Ranich	0	0	0	0	12,335		*

Jeffrey W. Shaw	0	0	0	0	17,058	(10)	*

Thomas E. Skains	0	0	0	0	10,699		*

David F. Smith	0	1,915	19,503	0	298,625	(11)	*

Ronald J. Tanski	0	2,994	26,499	0	510,711	(12)	*

Directors, Nominees and Executive Officers as a Group (21 Total)	0	14,082	155,856	20,000	1,335,856		1.76%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock.

(1)

A stock appreciation right (“SAR”) granted under an equity compensation plan of the Company in respect of one or more shares of Common Stock generally entitles the holder thereof the right to receive, either in Common Stock, or in cash or Common Stock as determined by the Compensation Committee in its discretion, an amount per share of Common Stock equal to the excess, if any, of (i) the fair market value of a share of Common Stock on the date the SAR is exercised, over (ii) the grant price of the SAR. As of January 2, 2020, the fair market value of a share of Common Stock was less than the grant price of each outstanding SAR. As a result, no shares were acquirable as of that date through the exercise of SARs.

(2)

This column lists shares held in the National Fuel Gas Company Employee Stock Ownership Plan (“ESOP”). The beneficial owners of these shares have sole voting power with respect to shares held in the ESOP, but do not have investment power respecting most of those shares until they are distributed.

(3)

This column lists shares held in the Company Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), a 401(k) plan. The beneficial owners of these shares have sole voting and investment power with respect to shares held in the TDSP.

(4)

This column lists shares of restricted stock, certain restrictions on which had not lapsed as of January 2, 2020. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(5)	This column includes shares held of record and any shares beneficially owned through a bank, broker or other nominee.

(6)

This column lists the sum of the individual’s (or individuals’) holdings shown on this table, expressed as a percentage of the Company’s outstanding shares and the individual’s (or individuals’) shares acquirable upon the exercise of SARs.

(7)	Includes 178 shares held through a family trust, as to which Mr. Anderson shares voting and investment power.

(8)	Ms. Baumann acquired 2,200 shares of Common Stock following the record date of the Annual Meeting.

(9)

Includes 47,388 shares held through a limited liability company of which Mr. McGinnis and his wife are the sole members, and as to which Mr. McGinnis shares voting and investment power; and 2,416 shares held by Mr. McGinnis and his wife as trustees for a family member, as to which Mr. McGinnis shares voting and investment power.

(10)	Includes 100 shares held through a family trust, as to which Mr. Shaw shares voting and investment power.

(11)	Includes 50,357 shares owned by Mr. Smith’s wife, as to which Mr. Smith shares voting and investment power.

(12)	Includes 429 shares owned jointly with Mr. Tanski’s wife, as to which Mr. Tanski shares voting and investment power.

As of January 13, 2020, each of the following persons is known to the Company to be the beneficial owner of more than five percent of the Common Stock, which is the only class of Company stock outstanding.

Name and Address of Beneficial Owner	Shares Held as Trustee for Company Employee Benefit Plans		Shares Otherwise Beneficially Held		Percent of Class(1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,658,482	(2)	8,357,318	(3)	12.73%
State Street Corporation One Lincoln Street Boston, MA 02111	N/A		8,989,012	(4)	10.38%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	N/A		7,887,052	(5)	9.11%
Aristotle Capital Management, LLC 11100 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025	N/A		5,678,035	(6)	6.56%
Mario J. Gabelli Gabelli & Company, Inc. One Corporate Center Rye, NY 10580	N/A		5,425,061	(7)	6.27%

(1)	This column lists the sum of the shares shown on this table, expressed as a percentage of the Company’s outstanding shares at January 13, 2020.

(2)	This amount represents the shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, in its capacity as trustee for certain employee benefit plans.

Vanguard Fiduciary Trust Company held 2,658,482 shares on behalf of the plans as of January 13, 2020, all of which have been allocated to plan participants. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the trustee in the same proportion as the shares of Common Stock for which the trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Exchange Act.

(3)

The number of shares is derived from Amendment No. 6 to Schedule 13G filed on February 11, 2019 by The Vanguard Group. The filing states that The Vanguard Group has sole voting power with respect to 38,426 shares of Common Stock, shared voting power with respect to 12,266 shares of Common Stock, sole dispositive power with respect to 8,314,367 shares of Common Stock, and shared dispositive power with respect to 42,951 shares of Common Stock.

(4)

The number of shares is derived from Schedule 13G/A filed on November 12, 2019 by State Street Corporation. The filing states that State Street has sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 8,827,803 shares of Common Stock, sole dispositive power with respect to zero shares of Common Stock, and shared dispositive power with respect to 8,989,012 shares of Common Stock.

(5)

The number of shares is derived from Amendment No. 6 to Schedule 13G filed on February 6, 2019 by BlackRock, Inc. The filing states that BlackRock has sole voting power with respect to 7,556,913 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 7,887,052 shares of Common Stock, and shared dispositive power with respect to zero shares of Common Stock.

(6)

The number of shares is derived from Amendment No. 1 to Schedule 13G filed on February 4, 2019 by Aristotle Capital Management, LLC. The filing states that Aristotle has sole voting power with respect to 2,675,759 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 4,955,708 5,678,035 shares of Common Stock, and shared dispositive power with respect to zero shares of Common Stock.

(7)

The number of shares is derived from Amendment No. 16 to Schedule 13D filed on November 19, 2019 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli & Company Investment Advisers, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc., Associated Capital Group, Inc., and Mario J. Gabelli.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2019

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,059,767	(1)	$54.90	(2)	4,200,692	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	2,059,767		$54.90		4,200,692

(1)

The securities listed in column (a) include 1,045,028 shares of Common Stock which would be issued under performance-based awards outstanding at September 30, 2019 if the maximum level of performance is achieved under those awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would generally be issued. For example, if target performance were achieved, 522,514 shares of Common Stock would be issued under performance-based awards outstanding at September 30, 2019. In that event, the number of shares to be issued noted in column (a) would be 1,537,253.

(2)	The weighted-average exercise price in column (b) takes into account outstanding stock appreciation rights. It does not take into account outstanding RSUs or performance shares.

(3)

Of the securities listed in column (c), 274,861 were available at September 30, 2019 for future issuance pursuant to the Director Equity Compensation Plan and 3,925,831 were available for future issuance under the 2010 Equity Compensation Plan. All securities included in column (c) are available for issuance for awards other than options, warrants or rights.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

COMPENSATION COMMITTEE

S. E. EWING, Chairman

D. H. ANDERSON

J. N. JAGGERS

T. E. SKAINS

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the long-term interests of the Company’s stockholders. This Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the Company’s executive compensation program, including the goals of the program. The Compensation Committee retained two independent compensation consultants, Korn Ferry (“Korn Ferry,” a unit of Korn/Ferry International) and Meridian Compensation Partners, LLC (“Meridian”), to assist it in setting and monitoring the program. Overall, the Company’s long-term performance and total direct compensation are in line with that of its peers.

2019 Say-on-Pay Vote and Stockholder Engagement

The 2019 Say-on-Pay advisory vote yielded a result of approximately 95% of votes cast in support of the compensation of the Company’s named executive officers. The Board generally considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions, although a substantial stockholder abstained from the vote. Given the high approval percentage of the vote, the Compensation Committee did not make any significant changes to the executive compensation program that were based specifically on the results of the 2019 Say-on-Pay advisory vote. The Company arranged a teleconference with the substantial stockholder that abstained from the vote. In light of that discussion, the Company has provided additional disclosure in this proxy statement regarding the two-year averaging of earnings-related goals applicable to annual incentive compensation and the process the Compensation Committee undertakes in setting target earnings levels.

From time to time members of Company management have held in-person meetings with some of the Company’s largest stockholders to obtain feedback on matters of interest to them. Several of the Company’s largest stockholders have informed the Company that annual visits are not necessary. Management also engages with the Company’s stockholders in telephone conferences. The Board has directed management to continue to engage as appropriate with interested stockholders, and to inform it of any requests for meetings with members of the Board. The Board and management believe that engagement with stockholders facilitates important dialogue from which we gather various viewpoints.

The Compensation Committee has developed the Company’s compensation policies and procedures to align the interests of executives with those of the Company’s stockholders. For fiscal 2019, 82% of the target compensation of Ronald Tanski, who served as CEO until his retirement at the end of the third fiscal quarter, was tied to long-term (3-year) performance or shorter-term business performance.

For David Bauer, who succeeded Mr. Tanski as CEO, 74% of fiscal 2019 target compensation was tied to long-term (3-year) performance, shorter-term business performance, or share price over one to four years (the vesting periods of RSUs). Target compensation, as reflected in the charts below, consists of base salary, target annual incentive, and grant date fair value of long-term incentive awards, including performance shares and RSUs.

CEO Compensation Aligned with Shareholders’ Interests

CEO and Other Named Executive Officer Target Compensation

Total Shareholder Return

For the one-year period ended September 30, 2019, the Company’s TSR was at the 53rd percentile of the Korn Ferry peer group selected by the Compensation Committee in September 2018. Under the calculation method used for this relative TSR analysis, starting and ending stock prices are calculated as the average closing stock price for the prior calendar month, and dividends are reinvested at each ex-dividend date. The use of average closing stock prices mirrors the calculation method specified for the Company’s TSR performance shares. For the three-year period ended September 30, 2019, using the same calculation method, the Company’s TSR was at the 50th percentile of the Korn Ferry peer group selected by the Compensation Committee in September 2016.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the table below is Korn Ferry’s comparison of fiscal 2018 total direct compensation for the Company’s CEO against that of CEOs in our Korn Ferry peer group. The target total direct compensation of the Company’s CEO for fiscal 2018, shown in the table below, was at the 52nd percentile of our peers. Actual total direct compensation, which reflects the results of performance against annual incentive goals, was at the 54th percentile of our peers.

Fiscal 2018 is the most recent complete fiscal year for which proxy statement data is available. It is not possible to compare 2019 compensation against the peer group because two-thirds of the group maintains a fiscal year based on the calendar year, and will therefore not report 2019 compensation until months after this proxy statement is filed.

CEO & President

Compared to CEO proxy data for fiscal year 2018

					Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/18 (millions)	FYE # of Employees	Actual	Target

ATMOS ENERGY CORP	President & CEO	$3,116	$10,443	4,628	$4,264,026	$3,986,618

CABOT OIL & GAS CORP	Chairman, CEO & President	$2,144	$9,935	483	$12,696,325	$11,908,825

CNX RESOURCES CORP	President, CEO & Director	$1,754	$3,049	564	$10,218,130	$8,802,130

EQT CORP	President, CEO & Director	$4,736	$11,677	863	$5,249,214	$4,760,714

MDU RESOURCES GROUP INC	President, CEO & Director	$4,532	$5,036	11,797	$4,065,868	$4,082,357

NEW JERSEY RESOURCES CORP	Chairman, CEO & President	$2,915	$4,070	1,068	$4,513,723	$4,050,760

RANGE RESOURCES CORP	CEO, President & Director	$3,334	$4,238	796	$8,562,133	$8,172,133

SM ENERGY CO	President, CEO & Director	$1,573	$3,536	611	$6,652,840	$6,676,248

SOUTHWESTERN ENERGY CO	President, CEO & Director	$3,862	$2,996	960	$8,271,043	$7,771,043

SOUTHWEST GAS CORP	President, CEO & Director	$2,880	$3,883	8,632	$3,401,411	$3,134,699

SPIRE INC	CEO, President & Director	$1,965	$3,727	3,366	$3,637,893	$3,654,893

UGI CORP	Chairman & CEO	$7,651	$9,646	13,000	$6,847,083	$6,574,801

WHITING PETROLEUM CORP	Chairman, President & CEO	$2,081	$4,825	755	$5,323,693	$5,113,318

Summary Statistics

75th Percentile		$3,862	$9,646	4,628	$8,271,043	$7,771,043

Average		$3,273	$5,928	3,656	$6,438,722	$6,052,965

Median		$2,915	$4,238	960	$5,323,693	$5,113,318

25th Percentile		$2,081	$3,727	755	$4,264,026	$4,050,760

NATIONAL FUEL GAS CO	CEO & President	$1,593	$4,818	2,105	$5,961,566	$5,482,447

Percentile Rank		1%	58%	62%	54%	52%

NOTES:

-  Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

-  Energen Corporation was acquired by Diamondback Energy in June 2018. Energen’s FYE Revenue, September 2018 Market Cap and Total Direct Compensation data are not available.

© 2018 Korn Ferry. All rights reserved	1

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Company’s executive compensation program is designed to attract, motivate, reward and retain executive talent in order to achieve the objectives that contribute to the overall success of the Company. The Company provides a total compensation program established by the Compensation Committee based on its business judgment after consultation with its compensation consultants. Total compensation for executive officers is comprised of the following components, each of which is addressed in greater detail below:

Compensation Component	Objectives	Key Features in 2019
Base Salary

•   Provide a fixed level of pay in recognition of day-to-day job performance.

•   Attract, retain and motivate leadership with compensation reflecting specific responsibilities, experience and effectiveness.

•   Generally references the 50th percentile of peer median provided by independent compensation consultants; may pay greater base salary to attract, retain and motivate executives.

•   Adjustments are made based on Compensation Committee members’ business judgment.

•   Overall corporate performance and individual performance are factors for subjective consideration.

Annual Cash Incentive Compensation	• Motivate performance toward, and reward achievement on, near-term financial, operating and individual goals.	• Target awards are set as a percentage of base salary.

Long-Term Equity Incentive Compensation

•   Focus attention on managing the Company from a long-term investor’s perspective to create long-term stockholder value.

•   Encourage executives and other managers to have a significant, personal investment in the Company through stock ownership.

•   Reward executives for longer-term performance of the Company relative to an industry peer group.

•   Long-term compensation denominated in equity.

•   For Messrs. Tanski and Pustulka, entire long-term incentive award granted as performance shares, to emphasize achievement of performance targets.

•   For Messrs. Bauer and McGinnis and Mmes. Camiolo and DeCarolis, two-thirds of long-term incentive award granted as performance shares, one-third as time-based RSUs as an additional retention tool.

•   Performance shares split between two distinct performance conditions — three-year TSR and three-year ROC.

•   Performance conditions are objective and measured relative to a recognized peer group.

Compensation Component	Objectives	Key Features in 2019
Executive Health, Welfare, and Retirement Benefits

•   Provide executives with reasonable and competitive benefits commensurate with those in the regulated and unregulated energy industry.

•   Help the Company attract and retain high-caliber employees in high-level management positions.

•   Restore retirement benefits lost under qualified retirement plans as a result of Internal Revenue Code limits.

•   Retirement benefits consisting of:

1.a  qualified defined contribution plan (401(k));

2.a  qualified non-contributory defined contribution plan (Retirement Savings Account or “RSA”) or qualified defined benefit plan (depending on year of hire); and

3.a  non-qualified executive retirement plan and/or non-qualified tophat plan, depending on year of hire.

Change in Control Agreements

•   Help assure that executives direct their attention to their duties, acting in the best interests of stockholders, notwithstanding potential for loss of employment in connection with a Change in Control.

•   Double-trigger provision to avoid providing benefits to officers who continue to enjoy employment with the Company after a Change in Control event.

•   No tax gross-up on payment.

•   Lump sum severance payment is reduced on a pro-rata basis if termination occurs between age 62 and 65.

Risk Assessment

The Board conducted a risk assessment of the Company’s compensation programs during fiscal 2019. Based on the assessment, the Board concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Compensation Committee comprises four directors, all of whom have been determined by the Board to be independent. The Compensation Committee administers the Company’s compensation program for executive officers, setting base salaries and available incentive compensation ranges. The Compensation Committee exercises the authority delegated to it by the stockholders or the Board under the Company’s cash and equity incentive compensation plans, which include:

Cash Compensation Plans

Short-Term

•	2012 Annual At Risk Compensation Incentive Plan (the “At Risk Plan”), generally for named executive officers

•	Executive Annual Cash Incentive Program (the “EACIP”), generally for other executive officers

Equity Compensation Plans

Long-Term

•	2010 Equity Compensation Plan

In addition, the Compensation Committee makes recommendations to the Board with respect to the development of incentive compensation plans and equity-based plans and changes in compensation for non-employee directors.

As described below, the Compensation Committee retained the services of independent compensation consultants to assist it in administering the Company’s compensation program. Further, as described earlier in this proxy statement, the members of the Compensation Committee have significant experience in the energy industry and as leaders of major corporations. In these roles, as well as through their experiences with the Company, the Compensation Committee has garnered extensive knowledge regarding the establishment of a competitive and properly focused compensation program for the Company’s executive officers. In making the decisions discussed below, the Compensation Committee uses its subjective business judgment developed through its years of experience.

Role of the Chief Executive Officer

In making its subjective determinations with respect to named executive officers other than the Chief Executive Officer, the Compensation Committee discusses the information it receives from its compensation consultants with the CEO and seeks his recommendation as to the appropriate base salaries and target short-term and long-term incentive awards for each of these officers, based on Korn Ferry and Meridian recommendations and his assessment of their performance, contributions and abilities. The CEO also provides input to the Compensation Committee’s compensation consultants with regard to the responsibilities of the Company’s named executive officers, to facilitate the consultants’ recommendations and comparisons of such officers and their positions to other positions in the marketplace. The CEO made no recommendations with regard to his own compensation.

Independent Compensation Consultants

The Compensation Committee retains independent compensation consultants to inform its business judgment as to compensation matters, including the selection of peer companies for compensation comparison purposes. The Compensation Committee retained the services of Korn Ferry to benchmark compensation at the Company’s businesses other than its exploration and production business, and Meridian to benchmark compensation at its exploration and production business.

Determining Our Peers

Because of the Company’s diverse asset mix, selecting an appropriate peer group of companies requires a customized approach that calls for more critical thought than simple selection of a standard industry group, which may include utility companies without a presence in the broader natural gas industry. The Company’s assets span the entire natural gas supply chain and include exploration and production (“E&P”), pipeline and storage, natural gas gathering, and natural gas utility operations. For compensation and performance comparisons, the Compensation Committee utilizes two separate peer groups. The Korn Ferry peer group is the primary peer group against which the Compensation Committee generally benchmarks named executive officer compensation and is intended to include a group of companies that, as a whole, represent our asset mix. Meridian assists in the formulation of a peer group that is targeted to evaluate our E&P business and the compensation of executives who oversee it. Both peer groups may change over time due to corporate transactions or as the Compensation Committee believes is warranted based on its business judgment. The Compensation Committee believes that the peer groups selected with the guidance of Korn Ferry and Meridian include a mix of companies that reflect businesses in which the Company participates, or with which it competes, as reflected in the tables below.

For the purpose of establishing 2019 compensation, the Compensation Committee reviewed the Korn Ferry peer group listed below. In addition, the Compensation Committee utilized the Korn Ferry peer group for purposes of setting relative performance conditions on long-term incentive awards of performance shares.

Korn Ferry

Korn Ferry assists the Compensation Committee in evaluating and setting compensation for Company officers and officers employed by affiliate companies other than Seneca. Generally, Korn Ferry provides job matching advice to a wide range of companies through detailed position analyses based on proprietary information from multiple participant companies. Korn Ferry’s job evaluation and benchmarking methodology allows for customizable job descriptions and organizational rankings that are specific to the Company but relative to industry benchmarks.

For Company officers and officers employed by affiliate companies other than Seneca, Korn Ferry provided an analysis of compensation practices with respect to the following forms of compensation compared to similar positions in the general industry and, where appropriate, in the energy industry based on Korn Ferry’s proprietary databases:

1)	Base Salary;

2)	Total Cash Compensation (base salary plus short-term cash incentive); and

3)	Total Direct Compensation (base salary plus short-term cash incentive plus long-term equity incentive).

Korn Ferry also made recommendations on incentive compensation target amounts to the Compensation Committee for:

1)	Short-Term Cash Incentive; and

2)	Long-Term Equity Incentive.

Additionally, Korn Ferry provided a proxy analysis of base salary, incentive targets, total cash compensation, long-term incentive and total direct compensation for the offices of President and CEO of the Company, Chief Operating Officer of the Company, Treasurer and Principal Financial Officer of the Company, and President of National Fuel Gas Distribution Corporation, based on proxy data for the Company and the 14 energy companies in the peer group listed below. The Compensation Committee selected these 14 companies for purposes of establishing compensation for 2019 because each participated in one or more businesses that are similar to those of the Company:

	Korn Ferry — Peer Companies for Fiscal 2019	Exploration & Production	Pipeline & Storage and/or Gathering	Natural Gas Utility
1	Atmos Energy Corporation		X	X
2	Cabot Oil & Gas Corporation	X
3	CNX Resources Corporation	X	X
4	Energen Corporation	X
5	EQT Corporation	X	X
6	MDU Resources Group, Inc.		X	X
7	New Jersey Resources Corporation		X	X
8	Range Resources Corporation	X
9	SM Energy Company	X
10	Southwest Gas Holdings, Inc.			X
11	Southwestern Energy Company	X	X
12	Spire Inc.			X
13	UGI Corporation		X	X
14	Whiting Petroleum Corporation	X
	TOTAL	8	7	6

The Compensation Committee reviews the members of the peer group each year and makes such adjustments as it believes are warranted. The Compensation Committee revised the peer group used for purposes of establishing compensation for 2019. In particular, the Compensation Committee removed WGL Holdings, Inc. because it was acquired by another company, and the Compensation Committee added CNX Resources Corporation, an energy company with exploration and production and midstream operations.

Meridian Compensation Partners, LLC

Meridian assists the Compensation Committee in evaluating and setting compensation for employees at Seneca, including Seneca’s President. Meridian also benchmarked Mr. Tanski’s compensation and Mr. Bauer’s compensation against the E&P peer group. The Compensation Committee requested these analyses for its use in supplementing the Korn Ferry-provided comparisons due to the importance of the Company’s E&P segment and Mr. Tanski’s and Mr. Bauer’s management of that segment. The Compensation Committee selected Meridian due to its expertise in E&P industry compensation matters.

Meridian provided an analysis for officers of Seneca and select officers of the Company of compensation practices with respect to the following forms of compensation compared to similar positions in the E&P industry:

1.	Base Salary;

2.	Target Short-Term Incentive;

3.	Target Cash Compensation (base salary plus short-term incentive);

4.	Long-Term Incentive; and

5.	Total Target Compensation (base salary plus short-term and long-term incentive).

The Meridian analysis was based on data from Meridian’s proprietary North America Oil & Gas Exploration & Production compensation database, supplemented by publicly available sources. Meridian compiled data with respect to 15 E&P companies chosen by the Compensation Committee based on certain criteria, such as revenues, assets, and the nature of each company’s operations in the E&P segment of the energy industry, that made them relatively comparable to the operations at Seneca. The companies in the 15-member peer group range in size from approximately $3.3 billion to $190 million in revenues (with a median of $1.2 billion) and from approximately $11.8 billion to $1.4 billion in asset size (with a median of $ 5.0 billion). The peer group is:

	Meridian Compensation Partners — Peer E&P Companies for Fiscal 2019
1	Callon Petroleum Company	9	Parsley Energy, Inc.
2	Cimarex Energy Co.	10	PDC Energy
3	Comstock Resources Inc.	11	Range Resources Corporation
4	Eclipse Resources Corporation	12	Sanchez Energy Corporation
5	Gulfport Energy Corporation	13	SM Energy Company
6	Halcon Resources Corporation	14	Southwestern Energy Company
7	Matador Resources Company	15	SRC Energy Inc.
8	Oasis Petroleum

The Compensation Committee reviews the members of this E&P peer group from time to time and makes adjustments as it believes are warranted. For purposes of establishing compensation for 2019, the Compensation Committee reviewed the peer group and determined to remove EP Energy Corporation, EQT Corporation, Jones Energy, Inc., and Laredo Petroleum, Inc. as a result of comparability considerations, executive turnover and other challenges, or non-participation in Meridian’s annual compensation survey. The Compensation Committee added Gulfport Energy Corporation, Halcon Resources Corporation, Matador Resources Company and SRC Energy, Inc., each of which conducts exploration and production activities in U.S. shale formations.

FISCAL 2019 TOTAL COMPENSATION

Base Salary

Base salaries provide a predictable base compensation for day-to-day job performance. The Compensation Committee reviews executive officer base salaries at calendar year-end and adjusts them, if it deems appropriate in its subjective business judgment, following review of its compensation consultants’ competitive analyses and, with respect to executive officers other than the CEO, upon consideration of the recommendations of the CEO. In addition, base salary may be adjusted during the calendar year when changes in responsibility occur. Base salary is not adjusted based on specific objective financial results, although overall corporate performance is reviewed by the Compensation Committee in its decision making process. The Compensation Committee does not use formulas; rather, it exercises its business judgment.

In establishing the base salary amount, the Compensation Committee generally references the 50th percentile of the Korn Ferry Energy Industry survey data. In its subjective business judgment, the Compensation Committee may pay between the 50th and 75th percentiles of the Korn Ferry data or a greater amount if it is necessary to attract, retain and motivate the individuals responsible for the success of the business enterprise. The Compensation Committee considers overall corporate performance and an individual’s specific responsibilities, experience (including time in position) and effectiveness and makes adjustments based on the Compensation Committee members’ business judgment and, for named executive officers other than the CEO, the CEO’s recommendations.

In setting Mr. Tanski’s base salary for calendar year 2019, the Compensation Committee considered the Korn Ferry report indicating Mr. Tanski’s then-current base salary was at the 50th percentile of Korn Ferry’s Energy Industry market data. Effective January 1, 2019, the Compensation Committee increased Mr. Tanski’s base salary by 3.3%, to $1,085,000, generally in line with the 50th percentile mark.

In determining Mr. Bauer’s base salary (as Treasurer and Principal Financial Officer of the Company and President of Supply Corporation) for calendar year 2019, the Compensation Committee referenced the Korn Ferry report and increased Mr. Bauer’s salary to a level that approximated the Energy Industry 50th percentile for positions of similar scope. This action followed discussion with Mr. Tanski of Mr. Bauer’s specific responsibilities, experience and effectiveness. In connection with Mr. Bauer’s promotion, effective July 1, 2019, to President and Chief Executive Officer of the Company, the Compensation Committee reviewed CEO compensation levels among Korn Ferry Energy Industry companies and the Company’s peer group. Considering market practices and Mr. Bauer’s level of experience, the Compensation Committee increased his salary to $800,000, below the Energy Industry 25th percentile (as reflected in the then-effective Korn Ferry report, based on proxy data made public in 2018), and below the peer group 25th percentile (based on proxy data made public in 2019), for chief executive officers.

In determining Ms. Camiolo’s base salary (as Controller and Principal Accounting Officer of the Company) for calendar year 2019, the Compensation Committee referenced the Korn Ferry report and increased Ms. Camiolo’s salary to a level between the Energy Industry 50th and 75th percentiles for principal accounting officers. In addition, effective July 1, 2019, the Compensation Committee increased Ms. Camiolo’s salary to an amount slightly higher than the Energy Industry 50th percentile (as reflected in the then-effective Korn Ferry report, based on proxy data made public in 2018) for positions comparable in scope to her new position as Treasurer and Principal Financial Officer of the Company. The increases followed discussion with Mr. Tanski of Ms. Camiolo’s responsibilities, effectiveness and experience and consideration of her new responsibilities as Treasurer and Principal Financial Officer.

For calendar year 2019, upon consultation with Mr. Tanski, the Compensation Committee increased Mr. Pustulka’s base salary to a level near the Energy Industry 50th percentile for positions comparable to his position as Chief Operating Officer. The increase recognized Mr. Pustulka’s performance managing the operations and development plans of the Company.

For calendar year 2019, consistent with the Compensation Committee’s past practice regarding the President of Seneca, the Compensation Committee increased Mr. McGinnis’ base salary to a level above the 75th percentile of the Meridian survey data for chief operating officers of independent exploration and production company peers, but below the 25th percentile of the Meridian survey data for chief executive officers of those peers. Given the size and importance to the Company of the E&P segment and the highly competitive nature of the Marcellus and Utica shales, the Compensation Committee generally sets the base salary of Seneca’s president above the 75th percentile of the Meridian survey data for chief operating officers of independent exploration and production peers. However, the long-term incentive compensation opportunities for Mr. McGinnis and other employees in the E&P segment have tended to rank below independent exploration and production benchmarks to reflect the relative stability of the positions of these employees within the Company’s diversified and integrated holding company system. The Compensation Committee’s action on Mr. McGinnis’ salary followed discussion with Mr. Tanski of Mr. McGinnis’ responsibilities, experience and effectiveness.

For calendar year 2019, following discussion with Mr. Tanski regarding Ms. DeCarolis’ responsibilities, experience and effectiveness, the Compensation Committee increased her base salary to an amount equal to the Energy Industry 50th percentile for positions comparable to her position as Vice President Business Development of the Company. In addition, effective February 1, 2019, in connection with her assumption of new responsibilities as President of Distribution Corporation, the Compensation Committee increased Ms. DeCarolis’ base salary to an amount approximating 90% of the Energy Industry 50th percentile for comparable positions.

The fiscal 2019 base salaries paid to the named executive officers are shown in the Fiscal 2019 Summary Compensation Table under the “Salary” column within this proxy statement.

Annual Cash Incentive

The Company provides an annual cash incentive to its executives to motivate their performance over a short term (which is generally considered to be no longer than two years). Early in the fiscal year, the Compensation Committee establishes for each named executive officer a target amount for the annual cash incentive, stated as a percentage of base salary. Executives typically can earn up to 200% of target, based on performance on written goals, provided that the maximum payment may not exceed the lesser of (i) two times the executive’s base salary, or (ii) two million dollars. For participants in the EACIP, the CEO has broad discretion to reduce the amount otherwise payable as annual cash incentive based on such factors as the CEO may determine.

Target Award Levels

In considering target award levels for the annual cash incentive for fiscal 2019, the Compensation Committee took into account the recommendations of Korn Ferry and Meridian based on reviews of competitive market practices, and the recommendations of Mr. Tanski with respect to executive officers other than himself. The Compensation Committee exercised its business judgment and set target awards as follows:

Named Executive Officer	Target (As a Percentage of Base Salary)
Mr. Tanski	110%
Mr. Bauer	75%
Ms. Camiolo	50%
Mr. Pustulka	100%
Mr. McGinnis	85%
Ms. DeCarolis	75%

Performance Goals

Based upon discussions with Mr. Tanski and upon review of forecasted financial data, the Compensation Committee approved for each named executive officer a set of particular performance goals for the 2019 fiscal year. Certain goals overlapped among named executive officers; for example, each named executive officer had a goal tied to consolidated EBITDA and to safety. Incentive payments are based upon performance against the stated goals. Each of the named executive officers other than Ms. Camiolo participated in the AARCIP; for them, 100% of the target incentive was made dependent on objective performance criteria. For Ms. Camiolo, who participated in the EACIP, 75% of the target incentive was made dependent on objective performance criteria, and 25% was made dependent on the CEO’s subjective assessment of her performance. All performance criteria applicable to a particular executive are communicated to that executive in writing at the time the criteria are established.

Two-Year Averaging of Earnings-Related Goals

The earnings-related goals established by the Compensation Committee are structured so as to average current-year and prior-year performance. As a result, earnings performance in any given year will impact compensation over two years, mitigating against a potential incentive to pursue short-term results at the expense of longer-term value. In the Company’s E&P segment, for example, a low commodity price environment can militate in favor of scaling back drilling plans, a change that can negatively affect near-term earnings but enhance longer-term value. The Compensation Committee endeavors to incentivize strong short-term results without encouraging activity that is not economic under prevailing market conditions. Averaging earnings-related goals over two years helps to balance those two objectives. The Compensation Committee also sets targets based on the current fiscal year’s financial forecast. Thus, the current year’s targets may be lower (or higher) than the prior year’s actual results (to which the averaging applies). In this way, the impact of lower (or higher) natural gas commodity prices on the Company’s earnings affects the target levels from one year to the next. The use of a two-year averaging technique for earnings-related goals will impact the performance percentage points earned on those goals in a given year, but over time and all other things being equal, it will not change the cumulative performance percentage points earned for actual performance.

The types of objective goals approved for fiscal 2019 and the purpose of the goals are set forth in the following table:

Goals	Purpose
Earnings-related goals (EBITDA)

To focus executives’ attention on the Company’s overall profitability, as well as the profitability of certain segments, as appropriate. Performance is averaged with the prior year’s performance to mitigate against short-term action to impact one year’s earnings.

Health, safety and environmental goals	To focus executives’ attention on employee, customer and public safety, environmental stewardship and operational efficiency.
Expense goals	To focus executives’ attention on controlling expense.
Customer service goals	To encourage continued excellence in Utility customer service.
Internal control goals	To maintain strong internal controls.
Operations assessment goals	To encourage operational efficiency and safety.

To determine the annual cash incentive award payout based on stated performance objectives, the weight assigned to each goal is multiplied by the percentage of the goal achieved to calculate a weighted percentage for each goal. Once the weighted percentage for each goal is determined, the percentages are totaled. That total weighted percentage is multiplied by the target award to arrive at the total incentive payment amount.

The fiscal 2019 annual cash incentives actually earned by the named executive officers are shown in the Fiscal 2019 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column, except that for Ms. Camiolo, the portion of her annual cash incentive based on CEO discretion is shown in the “Bonus” column. For each named executive officer, the amount earned, other than the discretionary portion of Ms. Camiolo’s annual cash incentive, was based on performance against goals established in the first quarter of the fiscal year. The fiscal 2019 EBITDA goals were designed to average fiscal 2019 performance with the prior year’s performance on EBITDA goals, excluding the effect of accounting changes related to tax reform and associated regulatory adjustments required by state utility commissions. With respect to the subjective performance criterion applicable to Ms. Camiolo, Mr. Bauer reviewed Ms. Camiolo’s performance as Controller and Principal Accounting Officer through June 30, 2019, and as Treasurer and Principal Financial Officer beginning July 1, 2019, noting in particular Ms. Camiolo’s strong contributions to the management of the Company’s accounting function and financial operations and strategies, and the maintenance of internal control and fiscal strength. The incentive payments made to the named executive officers were approved by the Compensation Committee.

The following chart identifies the goals assigned to each of the named executive officers for the 2019 fiscal year, the percentage of each goal achieved, the weight assigned to each goal, and the weighted percentage achieved for each goal. Also noted is each named executive officer’s target percentage of base salary, maximum percentage of base salary, total weighted percentage achieved, target amount, and actual incentive payout. Following the chart, numbered sequentially to match the appearance of the performance objective in the chart, is a summary of what the objective was at the threshold level, target level and maximum level of performance, and a summary of actual performance. With regard to EBITDA goals, performance is averaged with the prior year’s performance as a mechanism to mitigate against short-term action to impact one year’s earnings.

Annual Cash Incentive
Executive		Ronald J. Tanski			David P. Bauer			Karen M. Camiolo			John R. Pustulka			John P. McGinnis			Donna L. DeCarolis
Target % of Base Salary		110%			75%			50%			100%			85%			75%
Maximum % of Base Salary		200%			150%			100%			200%			170%			150%
Fiscal 2019 Goals		% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd
1.	Consolidated EBITDA*	103	0.25	25.75	103	0.25	25.75	103	0.25	25.75	103	0.25	25.75	103	0.25	25.75	103	0.25	25.75
2.	Regulated EBITDA*	126	0.25	31.50	126	0.25	31.50	126	0.25	31.50	126	0.25	31.50				126	0.25	31.50
3.	Seneca EBITDA*	112	0.20	22.40	112	0.20	22.40				112	0.20	22.40	112	0.25	28.00
4.	Safety	100	0.15	15.00	100	0.15	15.00	100	0.15	15.00	100	0.15	15.00				100	0.15	15.00
5.	Operational Safety Measures and Leak Reduction										200	0.10	20.00				200	0.20	40.00
6.	Seneca F&D Cost	167	0.15	25.05	167	0.15	25.05							167	0.20	33.40
7.	Seneca LOE													100	0.10	10.00
8.	Seneca G&A													97	0.10	9.70
9.	Customer Service																164	0.15	24.60
10.	Internal Controls							200	0.10	20.00
11.	Seneca Operations Assessment										100	0.05	5.00
12.	Seneca Operations Assessment & Safety													100	0.10	10.00
13.	CEO Discretion							198.84	0.25	49.71
Total Weighted % Achieved		119.70%			119.70%			141.96%			119.65%			116.85%			136.85%
Target		$1,183,875			$500,625			$195,125			$780,000			$583,313			$352,607
Annual Cash Incentive		$1,062,824**			$599,248			$277,000			$933,270			$681,601			$482,542

*	Reflects an average of 2019 performance and 2018 performance.

**

Pursuant to the terms of the At Risk Plan, Mr. Tanski received a pro-rated portion of the annual cash incentive he otherwise would have received had he remained employed through the end of the fiscal year.

Performance Measure		Threshold	Target	Maximum	Actual Performance
1.	Consolidated EBITDA – In determining final performance level, the results of this goal
	are averaged with the prior year results (excluding effect of tax accounting change) on the consolidated EBITDA goal.	$717 Million	$783 Million	$882 Million	2019 Consolidated EBITDA=$787 Million; performance level of 104%; 2-year average of performance levels=(104%+101%)/2=103%
2.	Regulated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results (excluding effect of tax accounting change) on the regulated companies EBITDA goal.	$323 Million	$333 Million	$357 Million	2019 Regulated EBITDA=$338 Million; performance level of 121%; 2-year average of performance levels=(121%+130%)/2=126%
3.	Seneca EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the Seneca EBITDA goal.	$296 Million	$345 Million	$410 Million	2019 Seneca EBITDA=$353 Million; performance level of 112%; 2-year average of performance levels=(112%+111%)/2=112%
4.	Safety – To promote continued importance of safety; measured by participation in Health, Safety and Environmental (HSE) meetings, and by number of OSHA recordable injuries in the utility and pipeline divisions.	At least 6 HSE meetings and safety performance at or better than average in any division	At least 6 HSE meetings and safety performance at or better than average in any two divisions	At least 6 HSE meetings and safety performance at combined average of 3.08 or less	At least 6 HSE meetings and safety performance at or better than average in two divisions
5.	Operational Safety Measures and Leak Reduction – Measured by the Utility segment’s operational safety performance standards in New York and outstanding leaks reduction.	Complete 2 of 3 Public Service Commission (PSC) Safety Performance Standards	Complete all 3 PSC Safety Performance Standards OR any 2 PSC Performance Standards and Outstanding Leaks Reduction	Complete all 3 PSC Performance Standards and Outstanding Leaks Reduction	Completed all 3 PSC Performance Standards and Outstanding Leaks Reduction
6.	Seneca Finding and Development Cost (per thousand cubic feet equivalent (Mcfe))	$0.91/Mcfe	$0.70/Mcfe	$0.55/Mcfe	$0.60/Mcfe
7.	Seneca Lease Operating Expense (per Mcfe)	$0.93/Mcfe	$0.88/Mcfe	$0.84/Mcfe	$0.88/Mcfe
8.	Seneca General and Administrative Expense excluding certain expenses related to joint venture or development agreements and acquisition or divestiture transactions	$67.0 Million	$63.8 Million	$59 Million	$64.0 Million
9.	Customer Service – Measured by average of performance levels on residential satisfaction rates and non-emergency appointments kept.	Residential Satisfaction Rates in NY and PA are 85%, or Non-Emergency Appointments Kept are 98% in NY and 97% in PA	Residential Satisfaction Rates in NY and PA are 91%, and Non-Emergency Appointments Kept are 98% in NY and 97% in PA	Residential Satisfaction Rates in NY and PA are greater than 95%, and Non-Emergency Appointments Kept are at least 99.2% in NY and at least 98.5% in PA	Residential Satisfaction Rates in NY and PA between target and maximum performance levels, and Non-Emergency Appointments Kept in NY between target and maximum performance levels and in PA at maximum performance levels
10.	Internal Controls – Measured by corporate-wide unremediated control deficiencies (provided that if a material weakness is identified, the performance level is 0%).	Same as Target	Less than 10	No significant control deficiency identified and less than 8 unremediated control deficiencies	No material weakness or significant control deficiency identified and less than 8 unremediated control deficiencies
11.	Seneca Operations Assessment – Measured by assessments completed.	Complete 1 of 2 operations assessments	Complete 2 operations assessments	Same as Target	Completed 2 operations assessments
12.	Seneca Operations Assessment and Safety – Measured by participation in HSE meetings and assessments completed.	At least 6 HSE meetings	At least 6 HSE meetings and complete 2 operations assessments	Same as Target	At least 6 HSE meetings and completed 2 operations assessments
13.	CEO Discretion – Individual performance as subjectively determined by the CEO.	1%	100%	200%

Long-Term Incentive Compensation

The Compensation Committee uses its business judgment to establish target long-term incentive awards, taking into account the recommendations of its compensation consultants based on reviews of competitive market practices, and the recommendations of the CEO with respect to executive officers other than himself. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective. In addition, the Compensation Committee wishes to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. The Compensation Committee typically makes equity awards on an annual basis in December, but has not established a policy to make grants at a specific meeting, to allow flexibility to review and evaluate appropriate equity grant practices.

In fiscal years 2017, 2018 and 2019, the Compensation Committee granted Messrs. Tanski and Pustulka a long-term incentive award entirely in the form of performance shares. The Compensation Committee made that determination each year to focus attention on the achievement of performance targets, and in recognition of the fact that retention incentives such as time-vested RSUs can have a lesser impact with respect to long-tenured executives. For the other named executive officers, the Compensation Committee, during the first quarter of the fiscal year, granted two-thirds of the annual long-term incentive award in the form of performance shares, and one-third in the form of time-vested RSUs, which serve as an additional retention tool. In addition, in recognition of Mr. Bauer’s appointment as President and CEO effective July 1, 2019, the Compensation Committee granted him additional time-vested RSUs with a grant date fair value of approximately $500,000, bringing his long-term incentive compensation for the fiscal year to approximately $1,350,000. The Compensation Committee chose a longer vesting schedule for this award than it typically employs with respect to RSUs. Specifically, the additional RSUs will vest in two equal installments on the third and fourth anniversaries of the date of grant, rather than in three equal installments on the first, second and third anniversaries of the date of grant. The Compensation Committee chose a longer vesting schedule so as to encourage a longer-term, retention-based strategic focus.

As in prior years, the performance shares awarded in fiscal 2019 to the named executive officers are split evenly between relative TSR and relative ROC performance conditions, as described below. The performance conditions are to be achieved over a three-year performance cycle.

The Compensation Committee established the performance condition for one set of performance shares awarded in fiscal 2019 as the Company’s three-year TSR over the performance cycle as compared to the same metric for companies in the Korn Ferry peer group, as calculated based on the data reported for each company in the Bloomberg online database. Starting and ending stock prices over the performance cycle are calculated as the average closing stock price for the prior calendar month with dividends reinvested in each company’s securities at each ex-dividend date. The Compensation Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Korn Ferry peer group, as follows:

Relative TSR Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
30th or below	0%
40th	50%
50th	100%
70th	150%
90th or above	200%

If the Company’s three-year TSR is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by straight line mathematical interpolation.

With respect to the TSR performance shares granted in fiscal 2017, which had a performance cycle covering fiscal years 2017 through 2019, the Company performed at the 50th percentile, which resulted in a payout of 100% of the target opportunity.

The Compensation Committee established the performance condition for the second set of performance shares awarded in fiscal 2019 as the Company’s three-year ROC over the performance cycle as compared to the same metric for companies in the Korn Ferry peer group. ROC for the Company or any member of the peer group means the average of the returns on capital for each twelve month period corresponding to each of the Company’s fiscal years during the performance cycle, calculated based on the data reported for that company in the Bloomberg database. The Compensation Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Korn Ferry peer group, as follows:

Relative ROC Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
<45th	0%
45th	50%
60th	100%
75th	150%
100th	200%

If the Company’s three-year ROC is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by mathematical interpolation.

With respect to the ROC performance shares granted in fiscal 2017, which had a performance cycle covering fiscal years 2017 through 2019, the Company performed at the 83.33 percentile, which resulted in a payout of 166.66% of the target opportunity.

No dividend equivalents are provided in respect of any performance shares.

With the exception of RSUs granted to Mr. Bauer on July 1, 2019, each of the time-based RSU awards granted to Mr. Bauer, Ms. Camiolo, Mr. McGinnis and Ms. DeCarolis in fiscal 2019 vests in three equal annual installments beginning on the first anniversary of the date of grant. The additional award granted to Mr. Bauer on July 1, 2019, as described above, vests in two equal installments on the third and fourth anniversaries of the date of grant. No dividend equivalents are provided in respect of any RSUs.

The performance shares and RSUs granted to the named executive officers in fiscal 2019 are set out in the Grants of Plan-Based Awards in Fiscal 2019 Table within this proxy statement.

EMPLOYEE BENEFITS

Retirement Benefits

The Company maintains a qualified defined contribution retirement plan which includes a traditional 401(k) benefit as well as a Retirement Savings Account (“RSA”) benefit for eligible employees (in other words, those hired at various points in 2003 and thereafter, depending on employee type), a qualified defined benefit retirement plan and traditional 401(k) benefit (for those hired prior to various points in 2003), a non-qualified executive retirement plan (available only to selected officers promoted prior to 2002) and a non-qualified tophat plan. These plans help the Company attract and retain high caliber employees in high-level management positions and, in the case of the non-qualified plans, restore retirement benefits lost to employees under the qualified retirement plans as a result of the effect of the Internal Revenue Code limits and the qualified plans’ limits on compensation considered and benefits provided under such qualified plans. The employee benefits for executive officers employed prior to 2003 differ from those made available to those employed during or after that year. The Company made changes to its programs that reflected a shift in competitive practices away from certain types of retirement benefits, but generally grandfathered existing employees (including executive officers) who were then in service in the benefits programs that are commensurate with those in the regulated energy industry.

Messrs. Tanski and Pustulka and Ms. DeCarolis are eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan, and both of the non-qualified plans. Mr. McGinnis is eligible to participate in the qualified defined contribution retirement plan (traditional 401(k), including the RSA benefit) and the non-qualified tophat plan. Mr. Bauer and Ms. Camiolo are eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan and the non-qualified tophat plan. These benefits are described in more detail in the section entitled “Fiscal 2019 Pension Benefits” within this proxy statement.

Executive Life Insurance

In 2004, the Compensation Committee authorized an insurance program known as the “ExecutiveLife Insurance Plan.” Executive officers who have reached age 50 are eligible to participate in this plan, under which the Company will pay the premium, in an amount up to $15,000 per year, of a life insurance policy or policies to be owned by the executive officer. The payment is taxable income to the executive officer and ceases when the executive officer’s employment ceases. The Compensation Committee authorized this plan as a replacement for its prior practice of providing split dollar life insurance agreements to designated executive officers. The Compensation Committee replaced the split dollar arrangement with the current plan because the Company was prohibited by the Sarbanes-Oxley Act from making premium payments on certain split dollar policies due to their nature as loans. In fiscal 2019 each of the named executive officers other than Mr. Bauer participated in the ExecutiveLife Insurance Plan.

Executive Perquisites

The Company offers a limited number of perquisites to our executive officers. The basis for offering these perquisites is to enhance the Company’s ability to attract and retain highly qualified persons and also to assist the officer in conducting business on behalf of the Company. For certain items, the perquisite is incidental to other business-related use. For example, the Company shares an arena suite with a local law firm for the local professional hockey team. The Company also has additional season tickets for seats for both the local professional hockey and football teams. The Company made these investments as a result of specific drives by the Buffalo, New York business community to support the retention of these professional athletic teams in the Buffalo area. These suites are primarily used for Company business. On the occasions when the suites are not used for Company business, the executive officers as well as other employees are permitted personal use.

The Company offers executive officers tax preparation advice, in part to assure the Company that its officers are properly reporting compensation. The Company makes contributions for the named executive officers’ long-term disability plans. The Company also pays the costs of spouses accompanying named executive officers to certain of the Board of Directors and industry meetings and functions, as well as blanket travel insurance for the named executive officer and spouse.

CHANGE IN CONTROL ARRANGEMENTS

The Company’s named executive officers serve at the pleasure of the Board of Directors and are not employed pursuant to employment agreements. Each of the named executive officers other than Mr. Tanski is a party to an Employment Continuation and Noncompetition Agreement with the Company, which would become effective upon a Change in Control of the Company.

The Company and the Compensation Committee believe that these agreements are required for the attraction and retention of the executive talent needed to achieve corporate objectives and to assure that executive officers direct their attention to their duties, acting in the best interests of the stockholders, notwithstanding the potential for loss of employment in connection with a Change in Control.

The agreement contains a “double-trigger” provision that provides payment only if employment terminates within three years following a Change in Control, as defined in the agreement, either by the Company other than for cause or by the executive officer for good reason. The Compensation Committee believes this structure strikes a balance between the incentive and the executive attraction and retention efforts described above, without providing Change in Control benefits to executive officers who continue to enjoy employment with the Company in the event of a Change in Control transaction.

The payment is generally calculated by multiplying 1.99 by the sum of the executive officer’s current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and age 65, at which point no amount is payable. If payment is triggered, certain health benefits are continued for the earlier of 18 months following termination or the date other similar coverage becomes available.

The agreement contains a restrictive covenant whereby the executive officer may, upon termination following a Change in Control, choose to refrain from being employed by or otherwise serving as an agent, consultant, partner or major stockholder of a business engaged in activity that is competitive with that of the Company or its subsidiaries. If the executive officer so chooses to be bound by this restrictive covenant, an additional payment is made in the amount of one times the sum of current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The Compensation Committee and the Company believe this is an appropriate payment in exchange for the executive officer’s agreement to the non-compete covenant. There is no gross-up for taxes on either payment.

If a named executive officer experiences a qualifying termination of employment within a specific time following a Change in Control of the Company, many of the components of total compensation described above become immediately vested or paid out in a lump sum. More detail about these items and calculations as of September 30, 2019, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

STOCK OWNERSHIP GUIDELINES

In an effort to emphasize the importance of stock ownership and in consultation with the Compensation Committee, the Company maintains Common Stock ownership guidelines for officers, ranging from one times base salary for junior officers to six times base salary at the CEO level. Generally, officers are expected to meet the guidelines within five years following promotion. The CEO holds approximately 2.4 times his base salary as of January 2, 2020, and generally is expected to reach six times base salary by July 1, 2024, five years after his promotion to CEO. Mr. Tanski exceeded his ownership requirement as CEO, and all other named executive officers, for whom the requirement is three times base salary, exceed their ownership requirements. Other employees receiving equity awards are encouraged to retain their Common Stock for long-term investment. The Board and management believe that employees who are stockholders perform their jobs in a manner that considers the long-term interests of the stockholders. Company directors are also subject to ownership requirements, as noted previously in this proxy statement.

TAX AND ACCOUNTING CONSIDERATIONS

In designing the Company’s compensation program, general consideration is given to the accounting treatment of the awards made to our executive officers and pertinent tax law provisions. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally prohibits the Company from deducting compensation paid in excess of $1 million per year to certain covered officers (including, beginning for 2018, certain former executive officers). Historically, an exception was available for compensation that qualifies as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, but the exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. In general, the Compensation Committee has historically intended for the long-term equity awards to qualify for this performance-based exception. However, there may have been cases where the Compensation Committee elected to award compensation that was not (or will not be) deductible (or was not able to award compensation that was or will be deductible), if the Compensation Committee considered such compensation to be consistent with its philosophy and in the best interests of the Company and its stockholders, or if the performance-based exception was otherwise unavailable. Furthermore, even if the Company intended to grant compensation that qualifies for the performance-based exception, it cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company. The Company has also designed its compensation program with the intent that any awards granted thereunder will either be exempt from, or comply with the applicable requirements under, Section 409A of the Code.

Fiscal 2019 Summary Compensation Table

The following table sets forth a summary of the fiscal 2019 compensation of the officers who served as CEO or Principal Financial Officer of the Company during the fiscal year, and of each of the three most highly compensated executive officers other than the CEO and Principal Financial Officer. The compensation reflected for each officer was for the officer’s services provided in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Ronald J. Tanski Former President and Chief Executive Officer	2019 2018 2017	805,000 1,042,500 1,010,000	N/A 73,392 N/A	3,720,636 3,277,447 3,254,412	0 0 0	1,062,824 1,560,727 1,338,881	2,967,621 1,945,027 1,851,383	129,222 185,084 169,472	8,685,303 8,084,177 7,624,148

David P. Bauer President and Chief Executive Officer	2019 2018 2017	667,500 587,500 537,500	N/A 31,872 N/A	1,351,675 724,657 704,902	0 0 0	599,248 549,019 544,246	817,243 268,191 253,874	75,817 68,805 65,674	3,511,483 2,230,044 2,106,196

Karen M. Camiolo Treasurer and Principal Financial Officer	2019	390,250	96,997	226,032	0	180,003	518,593	54,869	1,466,744

John R. Pustulka	2019	780,000	N/A	1,858,759	0	933,270	1,243,401	120,783	4,936,213
Chief Operating Officer	2018	731,250	56,672	1,445,921	0	954,281	813,346	118,864	4,120,334
	2017	660,000	N/A	1,281,395	0	731,214	615,496	112,764	3,400,869

John P. McGinnis	2019	686,250	N/A	1,591,000	0	681,601	N/A	120,952	3,079,803
President of Seneca Resources Company, LLC	2018 2017	651,250 600,000	5,536 N/A	1,159,482 961,113	0 0	820,933 776,250	N/A N/A	123,469 117,596	2,760,670 2,454,959

Donna L. DeCarolis	2019	470,142	N/A	725,326	0	482,542	848,014	72,168	2,598,192
President of National Fuel Gas Distribution Corporation

(1)

The stock award values for fiscal 2019 show the aggregate grant date fair value of performance shares and, where applicable, time-based RSUs. For information on the valuation assumptions and performance conditions with respect to these awards, refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Award Plans” in the Company’s financial statements in its Form 10-K for the fiscal year ended September 30, 2019 (“2019 Form 10-K”). The grant date fair value of performance shares reflects an estimate that 100% of the performance shares awarded will vest at the end of the three-year performance period. The actual percentage to vest will be determined following fiscal 2021. The grant date fair value of stock awards granted in fiscal 2019, assuming the highest level of performance for performance shares (200%), is $7,441,272 for Mr. Tanski, $1,930,658 for Mr. Bauer, $380,910 for Ms. Camiolo, $3,717,518 for Mr. Pustulka, $2,681,047 for Mr. McGinnis and $1,222,250 for Ms. DeCarolis. Mr. Tanski can earn only a pro rata portion of the performance shares granted to him in fiscal years 2017, 2018 and 2019, based upon the number of days worked in each three-year performance period. For example, after the end of the three-year performance period applicable to the fiscal 2019 grant, Mr. Tanski can receive approximately 25% of the shares he otherwise would have received had he remained employed throughout the performance period.

(2)

For fiscal 2019, this column reflects compensation under the At Risk Plan or, with respect to Ms. Camiolo, the EACIP, provided that the discretionary portion of the EACIP payment is reflected in the Bonus column. Please refer to the Compensation Discussion and Analysis for additional information about the At Risk Plan and the EACIP, including information regarding the performance conditions applicable to the awards.

(3)

This column represents, for fiscal 2019, the actuarial increase in the present value of the named executive officer’s benefits under all pension plans maintained by the Company, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements in its 2019 Form 10-K, as described in Note H, “Retirement Plan and Other Post-Retirement Benefits.” The amounts for Mr. Bauer and Ms. Camiolo also include the actuarial increase in the present value of their respective retirement-related tophat benefits under the non-qualified tophat plan. These amounts may include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested as of September 30, 2019, 2018 and 2017, respectively. For fiscal 2019, there were no above-market earnings under the Deferred

Compensation Plan. See the narrative, tables and notes to the sections entitled “Fiscal 2019 Pension Benefits” and “Fiscal 2019 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans” within this proxy statement for more information.

(4)	See the All Other Compensation Table below for more information.

The following table describes each component of the All Other Compensation column in the Fiscal 2019 Summary Compensation Table for fiscal 2019:

Description	Ronald J. Tanski ($)	David P. Bauer ($)	Karen M. Camiolo ($)	John R. Pustulka ($)	John P. McGinnis ($)	Donna L. DeCarolis ($)
Defined Contributions(a)	12,525	16,725	16,725	16,725	27,875	16,725
401(k) Tophat(b)	99,369	58,280	23,105	85,871	24,275	40,368
RSA Tophat(c)	0	0	0	0	43,447	0
Employee Stock Ownership Plan (“ESOP”) Supplemental Payment(d)	2,243	0	0	3,088	0	0
Life Insurance(e)	15,000	710	15,000	15,000	15,000	15,000
Travel Accident Insurance(f)	85	102	39	99	99	75
Perquisites(g)	N/A	N/A	N/A	N/A	10,256	N/A
Total	129,222	75,817	54,869	120,783	120,952	72,168

a)

Represents the Company contributions to the 401(k) plan accounts of the named executive officers. Each named executive officer receives a Company match of 6% within the 401(k) plan on the lesser of base salary or the IRS annual compensation limit. In addition, Mr. McGinnis is a participant in the Company’s RSA benefit within the 401(k) plan, pursuant to which he receives a Company contribution of 4% on the portion of his base salary plus annual bonus that does not exceed the IRS annual compensation limit.

b)

Each named executive officer is prohibited from receiving the full 401(k) Company match due to the IRS annual compensation limit. The 401(k) tophat benefit gives each named executive officer except Ms. Camiolo a Company match on the following forms of compensation: (1) base salary that exceeds the IRS annual compensation limit, and (2) At Risk Plan payment. For Ms. Camiolo, the 401(k) tophat benefit is based on the portion of base salary that exceeds the IRS annual compensation limit.

c)	Represents the Company contributions on Mr. McGinnis’ base salary plus At Risk Plan payment that exceeded the IRS annual compensation limit.

d)

All management participants who were hired prior to December 31, 1986 participate in the ESOP, which pays dividends to the participants on the Common Stock held in the plan. Participants who were hired prior to 1983 did not have the option to reinvest dividends on shares acquired prior to 1983. The formula for the supplemental payment was designed to result in aggregate supplemental payments to pre-1983 participants approximating the amount the Company saved in corporate income taxes by prohibiting the reinvestment of dividends. The ESOP is a qualified benefit plan that was frozen in 1987 and closed to future participants.

e)

Represents the Company-paid life insurance premiums on behalf of each named executive officer other than Mr. Bauer under the Executive Life Insurance Plan. For Mr. Bauer, this represents the Company-paid insurance premiums under the National Fuel Gas Company Group Life Insurance Plan.

f)	Represents the premiums paid for the blanket travel insurance policy, which provides a death benefit to beneficiaries of an officer if the officer dies while traveling on business.

g)

Perquisites for Mr. McGinnis consist of tax preparation and advice, attendance at Company events for a family member, blanket travel insurance for personal travel, and long-term disability contributions paid by National Fuel. Perquisites for each of Mr. Tanski, Mr. Bauer, Ms. Camiolo, Mr. Pustulka and Ms. DeCarolis were less than $10,000.

Grants of Plan-Based Awards in Fiscal 2019

The following table sets forth information with respect to awards granted to the named executive officers during fiscal 2019 under the At Risk Plan, the EACIP and the 2010 Equity Compensation Plan. Please refer to the CD&A within this proxy statement for additional information regarding these plans.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Note	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Tanski	(1)	12/19/18				16,708	33,416	66,832		1,653,188
	(2)	12/19/18				9,557	33,416	66,832		2,067,448
	(3)	12/19/18	475,918	1,183,875	2,000,000

David P. Bauer	(1)	12/19/18				2,600	5,200	10,400		257,259
	(2)	12/19/18				1,487	5,200	10,400		321,724
	(3)	12/19/18	201,251	500,625	1,001,250
	(4)	12/19/18							5,200	266,001
	(5)	7/1/19							10,821	506,690

Karen M. Camiolo	(1)	12/19/18				696	1,391	2,782		68,817
	(2)	12/19/18				398	1,391	2,782		86,061
	(3)	12/19/18	56,586	195,125	390,250
	(4)	12/19/18							1,391	71,154

John R. Pustulka	(1)	12/19/18				8,347	16,694	33,388		825,902
	(2)	12/19/18				4,774	16,694	33,388		1,032,858
	(3)	12/19/18	313,560	780,000	1,560,000

John P. McGinnis	(1)	12/19/18				4,895	9,790	19,580		484,340
	(2)	12/19/18				2,800	9,790	19,580		605,707
	(3)	12/19/18	156,036	583,313	1,166,625
	(4)	12/19/18							9,793	500,953

Donna L. DeCarolis	(1)	12/19/18				2,232	4,463	8,926		220,798
	(2)	12/19/18				1,276	4,463	8,926		276,126
	(3)	12/19/18	102,256	352,606	705,213
	(4)	12/19/18							4,465	228,402

(1)

The ROC performance shares awarded to executive officers on December 19, 2018 generally vest at the end of a three-year performance cycle (October 1, 2018 through September 30, 2021), subject to the achievement of a performance condition tied to relative total return on capital. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms.

(2)

The TSR performance shares awarded to executive officers on December 19, 2018 generally vest at the end of a three-year performance cycle (October 1, 2018 through September 30, 2021), subject to the achievement of a performance condition tied to relative total shareholder return. The threshold number represents a payout of approximately 28.6% of the target opportunity, which would result from performance at approximately the 35.71 percentile. Performance at the 35.71 percentile would be the lowest achievable percentile above the 30th percentile, assuming no changes to the 14-member peer group. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms.

(3)

This represents the annual cash incentive opportunity set in fiscal 2019 under the At Risk Plan or, for Ms. Camiolo, the EACIP. The amount actually paid for fiscal 2019 is set forth in the Fiscal 2019 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Please refer to the CD&A for additional information about the performance conditions applicable to each payment.

(4)

The RSUs granted on December 19, 2018 to Mr. Bauer, Ms. Camiolo, McGinnis and Ms. DeCarolis were granted under the Company’s 2010 Equity Compensation Plan and generally vest in one-third increments on the first three anniversaries of the date of grant. The RSUs granted on July 1, 2019 to Mr. Bauer were granted under the Company’s 2010 Equity Compensation Plan and generally vest in one-half increments on the third and fourth anniversaries of the date of grant. Please refer to the narrative disclosure under the “Fiscal 2019 Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding termination prior to and after the vest date of the RSUs.

(5)

The equity award values reflect the fair value of performance shares and, where applicable, RSUs at the date of grant. For performance shares, values are based on the probable outcome of the applicable performance condition. Refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Award Plans” in the Company’s financial statements in its 2019 Form 10-K.

Outstanding Equity Awards at Fiscal 2019 Year-End

The following table sets forth, on an award-by-award basis for each of the named executive officers, the number of securities underlying unexercised SARs, the total number and aggregate market value of shares of unvested restricted stock, and the number and market value of unvested RSUs and performance shares, as of September 30, 2019. The table also provides the grant price, which is the fair market value (the average of the high and low) on the grant date, and the date of expiration of each unexercised SAR.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ronald J. Tanski	03/11/10		70,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		25,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11		25,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		42,953	0	53.05	12/19/2022	0	0	0	0
	12/15/16	(5)	0	0	0	N/A	0	0	57,708	2,707,659
	12/15/16	(6)	0	0	0	N/A	0	0	28,854	1,353,830
	12/20/17	(5)	0	0	0	N/A	0	0	64,324	3,018,082
	12/20/17	(6)	0	0	0	N/A	0	0	32,162	1,509,041
	12/19/18	(5)	0	0	0	N/A	0	0	66,832	3,135,757
	12/19/18	(6)	0	0	0	N/A	0	0	33,416	1,567,879

David P. Bauer	03/11/10		4,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		5,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11		5,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		10,629	0	53.05	12/19/2022	0	0	0	0
	12/15/16	(5)	0	0	0	N/A	0	0	8,464	397,131
	12/15/16	(6)	0	0	0	N/A	0	0	4,232	198,565
	12/15/16	(7)	0	0	0	N/A	1,411	66,204	0	0
	12/20/17	(5)	0	0	0	N/A	0	0	9,458	443,769
	12/20/17	(6)	0	0	0	N/A	0	0	4,729	221,885
	12/20/17	(7)	0	0	0	N/A	3,154	147,986	0	0
	12/19/18	(5)	0	0	0	N/A	0	0	10,400	487,968
	12/19/18	(6)	0	0	0	N/A	0	0	5,200	243,984
	12/19/18	(7)	0	0	0	N/A	5,200	243,984	0	0
	7/1/19	(7)	0	0	0	N/A	10,821	507,721	0	0
Karen M. Camiolo	03/11/10		7,500	0	52.10	03/11/2020	0	0	0	0
	12/20/10		2,500	0	63.87	12/20/2020	0	0	0	0
	12/19/11		2,500	0	55.09	12/19/2021	0	0	0	0
	12/19/12		5,465	0	53.05	12/19/2022	0	0	0	0
	12/15/16	(5)	0	0	0	N/A	0	0	2,314	108,573
	12/15/16	(6)	0	0	0	N/A	0	0	1,157	54,286
	12/15/16	(7)	0	0	0	N/A	386	18,111	0	0
	12/20/17	(5)	0	0	0	N/A	0	0	2,830	132,784
	12/20/17	(6)	0	0	0	N/A	0	0	1,415	66,392
	12/20/17	(7)	0	0	0	N/A	944	44,292	0	0
	12/19/18	(5)	0	0	0	N/A	0	0	2,782	130,531
	12/19/18	(6)	0	0	0	N/A	0	0	1,391	65,266
	12/19/18	(7)	0	0	0	N/A	1,391	65,266	0	0

John R. Pustulka	03/11/10		15,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		15,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11		15,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		22,121	0	53.05	12/19/2022	0	0	0	0
	12/15/16	(5)	0	0	0	N/A	0	0	22,722	1,066,116
	12/15/16	(6)	0	0	0	N/A	0	0	11,361	533,058
	12/20/17	(5)	0	0	0	N/A	0	0	28,378	1,331,496
	12/20/17	(6)	0	0	0	N/A	0	0	14,189	665,748
	12/19/18	(5)	0	0	0	N/A	0	0	33,388	1,566,565
	12/19/18	(6)	0	0	0	N/A	0	0	16,694	783,282

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John P. McGinnis	09/17/09		0	0	0	N/A	20,000	938,400	0	0
	03/11/10		20,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		7,500	0	63.87	12/20/2020	0	0	0	0
	12/19/12		20,802	0	53.05	12/19/2022	0	0	0	0
	12/15/16	(5)	0	0	0	N/A	0	0	11,540	541,457
	12/15/16	(6)	0	0	0	N/A	0	0	5,770	270,728
	12/15/16	(7)	0	0	0	N/A	1,924	90,274	0	0
	12/20/17	(5)	0	0	0	N/A	0	0	15,134	710,087
	12/20/17	(6)	0	0	0	N/A	0	0	7,567	355,044
	12/20/17	(7)	0	0	0	N/A	5,046	236,758	0	0
	12/19/18	(5)	0	0	0	N/A	0	0	19,580	918,694
	12/19/18	(6)	0	0	0	N/A	0	0	9,790	459,347
	12/19/18	(7)	0	0	0	N/A	9,793	459,488	0	0

Donna L. DeCarolis	03/11/10		5,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		2,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11		2,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		4,940	0	53.05	12/19/2022	0	0	0	0
	12/15/16	(5)	0	0	0	N/A	0	0	1,968	92,339
	12/15/16	(6)	0	0	0	N/A	0	0	984	46,169
	12/15/16	(7)	0	0	0	N/A	328	15,390	0	0
	12/20/17	(5)	0	0	0	N/A	0	0	1,998	93,746
	12/20/17	(6)	0	0	0	N/A	0	0	999	46,873
	12/20/17	(7)	0	0	0	N/A	667	31,296	0	0
	12/19/18	(5)	0	0	0	N/A	0	0	8,926	418,808
	12/19/18	(6)	0	0	0	N/A	0	0	4,463	209,404
	12/19/18	(7)	0	0	0	N/A	4,465	209,498	0	0

(1)	SARs granted on March 11, 2010 vested in one-third increments on the dates the Company’s Form 10-K was filed for fiscal 2010, 2011 and 2012 subject to the fulfillment of performance conditions.

SARs granted on December 20, 2010 vested over a period of three years in one-third increments at each anniversary date of the awards.

SARs granted on December 19, 2011 vested over a period of three years in one-third increments at each anniversary date of the awards and became exercisable on December 19, 2014.

SARs granted on December 19, 2012 vested over a period of three years in one-third increments at each anniversary date of the awards.

(2)	Awards were granted at an exercise price equal to the fair market value on the grant date.

(3)

The stock awards granted to Mr. McGinnis consist in part of an award of 20,000 shares of restricted stock, granted on September 17, 2009, that generally will vest on November 14, 2020, subject to Mr. McGinnis’ continued employment.

The RSUs awarded on December 15, 2016, December 20, 2017 and December 19, 2018, generally vest over a period of three years in one-third increments at each anniversary date of the awards. The RSUs awarded on July 1, 2019 generally vest in one-half increments on the third and fourth anniversaries of the award. The market value represents the total number of unvested RSUs multiplied by the closing market price ($46.92) of the Common Stock as of September 30, 2019.

(4)

The performance shares awarded on December 15, 2016, December 20, 2017 and December 19, 2018, generally vest after the end of three-year performance cycles ending September 30, 2019, September 30, 2020 and September 30, 2021, respectively, subject to the achievement of a performance condition based on ROC or TSR.

Estimated performance through September 30, 2019 for each of the ROC performance share awards granted on December 15, 2016, December 20, 2017 and December 19, 2018, was above target but below maximum. Accordingly, the estimated number of unearned ROC performance shares is reported at the maximum amount of 200% of each award.

Estimated performance through September 30, 2019 for then outstanding TSR performance share awards was as follows: for the awards granted on December 15, 2016 and December 20, 2017, at target; and for the award granted on December 19, 2018, capped at the target level payout. Accordingly, the estimated number of unearned TSR performance shares is reported at the target amount of 100% of each award.

As explained in the CD&A, actual performance over the full three-year performance cycle could result in a lesser or greater payout. The market value of the unearned performance shares represents the estimated number of shares multiplied by the closing market price of the

Common Stock as of September 30, 2019 ($46.92). Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance conditions and vesting terms.

(5)	ROC performance shares.

(6)	TSR performance shares.

(7)	RSUs.

Option Exercises and Stock Vested in Fiscal 2019

The following table sets forth, as to each named executive officer, information with respect to exercises of SARs and vesting of RSUs and performance shares during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Ronald J. Tanski	0	0	100,179	5,462,986
David P. Bauer	0	0	11,736	641,816
Karen M. Camiolo	10,000	249,250	5,416	296,057
John R. Pustulka	20,000	521,300	25,174	1,372,795
John P. McGinnis	0	0	23,914	1,307,142
Donna L. DeCarolis	0	0	4,517	246,970

(1)	Represents the aggregate number of shares of Common Stock as to which awards were exercised.

(2)	Represents the aggregate difference between the grant price and the fair market value of the Common Stock at exercise.

(3)	Represents the fair market value of the Common Stock on the vest date multiplied by the number of RSUs or performance shares that vested.

Fiscal 2019 Pension Benefits

The following table sets forth information with respect to the pension benefits as of September 30, 2019 of each of the named executive officers. The Company sponsors a non-qualified executive retirement plan, a qualified retirement plan, and a non-qualified tophat plan. The named executive officers participate in these plans to the extent indicated below.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ronald J. Tanski	Executive Retirement Plan	40	18,413,410	0
	National Fuel Gas Company Retirement Plan	39	2,739,212	39,216
	Retirement-Related Tophat	N/A	N/A	N/A

David P. Bauer	Executive Retirement Plan	N/A	N/A	N/A
	National Fuel Gas Company Retirement Plan	17	875,925	0
	Retirement-Related Tophat	17	1,603,053	0

Karen M. Camiolo	Executive Retirement Plan	N/A	N/A	N/A
	National Fuel Gas Company Retirement Plan	24	1,688,974	0
	Retirement-Related Tophat	24	1,443,186	0

John R. Pustulka	Executive Retirement Plan	40	8,982,858	0
	National Fuel Gas Company Retirement Plan	40	2,221,647	0
	Retirement-Related Tophat	N/A	N/A	N/A

John P. McGinnis	Executive Retirement Plan	N/A	N/A	N/A
	National Fuel Gas Company Retirement Plan	N/A	N/A	N/A
	Retirement-Related Tophat	N/A	N/A	N/A

Donna L. DeCarolis	Executive Retirement Plan	37	2,013,632	0
	National Fuel Gas Company Retirement Plan	36	2,520,928	0
	Retirement-Related Tophat	N/A	N/A	N/A

(1)

For actuarial assumptions, please refer to Note H, Retirement Plan and Other Post-Retirement Benefits, to the Company’s 2019 Form 10-K. The Executive Retirement Plan recognizes all years of service, whereas the National Fuel Gas Company Retirement Plan excludes the first year of service.

Retirement Plan

The National Fuel Gas Company Retirement Plan (the “Retirement Plan”) is a tax-qualified defined benefit plan. The base benefit under the Retirement Plan is a life annuity that is calculated by multiplying the employee’s final average pay by 1.5% and then multiplying such product by the employee’s years of credited service up to a maximum of 40 years. Final average pay is the average of the participant’s total pay during the five consecutive years of highest pay from the last ten years of participation. Total pay only includes base salary, certain lump sum payments, and annual At Risk Plan and EACIP payments. Credited service is the period that an employee is a participant in the plan and receives pay from the Company or one of its participating subsidiaries.

The Retirement Plan provides unreduced retirement benefits at or after age 65, or, for participants with at least ten years of service, at or after age 60. Participants may otherwise retire with no reduction in their accrued benefit on or after the date on which the sum of their age plus years of service equals ninety (“rule of 90”). Participants who are at least age 55 with 10 years of service and who do not meet the rule of 90 are eligible for and may commence early retirement with a benefit reduction of .4167% per whole month prior to age 60. The Retirement Plan does not permit the granting of extra years of credited service to the participants. The retirement benefit is available as a single life annuity or in various other annuity forms, including joint and survivor and term-certain annuities. All are calculated on an actuarially equivalent basis using a 6% interest rate and the RP-2014 Mortality Table for healthy annuitants blended 50% male and 50% female.

Ms. Camiolo, Mr. Pustulka and Ms. DeCarolis are currently eligible for an unreduced benefit. Mr. Bauer is a participant in the Retirement Plan, but is not yet eligible for either an unreduced or reduced retirement benefit. Mr. McGinnis is not a participant in the Retirement Plan.

Executive Retirement Plan

The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”) is a non-qualified defined benefit plan. Although the CEO of the Company is authorized to designate all participants of the ERP, no such designation has occurred since 2001.

The ERP provides a two-part benefit: a tophat benefit and a supplemental benefit. The tophat benefit makes an ERP participant whole for any reduction in the regular pension he or she receives under the Retirement Plan resulting from Internal Revenue Code limitations. The supplemental benefit provides an additional retirement benefit to the Retirement Plan. Participants in the Retirement Plan who are not designated to participate in the ERP will receive a retirement-related tophat benefit under a separate Tophat Plan (discussed below under Fiscal 2019 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans), if appropriate based on the Internal Revenue Code limitations.

The tophat benefit under the ERP vests in the same manner and subject to the same service requirements that apply to the Retirement Plan. The supplemental benefit under the ERP vests at age 55 and completion of five years of credited service. An ERP participant who vests in the tophat benefit, but does not vest in the supplemental benefit, receives only a tophat benefit. A participant who is vested in both the tophat benefit and the supplemental benefit and who terminates service with the Company before age 65 receives the tophat benefit and a portion of the supplemental benefit that is based upon the participant’s age and years of credited service. For the ERP, credited service is the number of years the participant has been employed by the Company or one of its participating subsidiaries, not to exceed 40 years.

The tophat benefit is stated as a life annuity that is calculated as the difference between (a) and (b), where (a) is the benefit the ERP participant would have received under the Retirement Plan but for the limitations imposed by the Internal Revenue Code and (b) is the base benefit the participant receives under the Retirement Plan.

Assuming retirement at age 65, the supplemental benefit is stated as a life annuity that is calculated using the following formula:

(a) 1.97% of final average pay for each year of service not in excess of 30 years; plus

(b) 1.32% of final average pay for each of the next 10 years of service that are in excess of 30 (but not to exceed 10); minus

(c) 1.25% of an assumed Social Security benefit (calculated as if the participant had no future wages) for each year of service not in excess of 40 years; minus

(d) the participant’s base benefit under the Retirement Plan; minus

(e) the participant’s tophat benefit.

Final average pay under the ERP is the same as under the Retirement Plan, but without the compensation limitations imposed by the Internal Revenue Code.

If a participant retires on or after age 62, but before age 65, the supplemental benefit is reduced by 1/2 of 1% for each whole month prior to age 65. If a participant retires before age 62, the supplemental benefit is further reduced by 1% for each whole month between age 55 years and 2 months and age 62. Furthermore, the member’s supplemental benefit shall be increased by .125% for each whole calendar month by which a member’s years of service exceed 30, subject to a maximum of 40 years.

The normal form of benefit under the ERP is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the ERP, and a six percent discount rate) of the sum of the participant’s tophat benefit and supplemental benefit (if the participant is vested therein). Other available forms of payment include single life, ten-year period certain and life, and joint and survivor annuities.

Fiscal 2019 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Deferred Compensation Plan (the “DCP”) is a non-qualified deferred compensation plan, which was instituted for certain high-level management employees of the Company and certain subsidiaries. The DCP is not an active plan and has been closed with no deferrals since July 31, 2002. The purpose of the DCP was to provide retirement/savings financial planning opportunities, which were not available to the officers in the qualified retirement plans due to Internal Revenue Code limitations. All account balances are subject to the general creditors of the Company.

DCP participants were able to defer receipt of portions of their salaries and bonuses, to be paid to them following retirement, termination of employment, death or earlier in certain circumstances. The participants were eligible to elect a “Savings” and/or a “Retirement” account. The participant signed a contract selecting the amount to be deferred for the upcoming deferral period, the type of account (Savings and/or Retirement), annuity term (5, 10 or 15 years) if a Retirement account and up to three payment dates with percentages and/or dollar amounts if a Savings account. The annuity for the Retirement account is determined by setting the interest rate on all outstanding balances at 135% of the average of the Moody’s Index (as defined below) in effect for the 60-month period that ends with the month preceding the month of retirement.

Beginning with deferrals after May 1, 1994, the participants could select a Savings and/or a Retirement account. The two investment choices were the Moody’s Composite Average of Yields on Corporate Bonds (“Moody’s Index”) in effect for the month of May prior to the plan year beginning August 1 and a return equal to the total return of the Standard and Poor’s 500 stock index minus 1.2% per annum (“S&P 500 Minus 1.2% Election”). The participant could select either the Moody’s Index or the S&P 500 Minus 1.2% Election, but not both within the same account. In addition, participants with deferrals after May 1, 1994 could elect to defer their Savings and Retirement account balance past their retirement date, but not past age 70.

The DCP deferral contract indicates the participant’s investment selection and future payouts or retirement choices regarding the term of the annuity (5, 10 or 15 years). A participant who selected the S&P 500 Minus 1.2% Election for his Retirement account may, after he reaches age 55, switch once to the Moody’s Index. For a participant who retires and elected to invest in the S&P 500 Minus 1.2% Election, the investment’s return will assume the Moody’s Index six months prior to his retirement date in order to determine the final benefit.

The Company also maintains a non-qualified Tophat Plan (the “Tophat Plan”) that provides restoration of benefits lost under the Retirement Plan (see Fiscal 2019 Pension Benefits) and/or the

Tax-Deferred Savings Plan (the 401(k) plan) due to the effect of Internal Revenue Code limits. See notes (b) and (c) under the All Other Compensation Table. The Company pays the 401(k) tophat benefit and the RSA tophat benefit under the Tophat Plan no later than March 15 of the calendar year following the year in which the benefits were earned.

The following table reflects the contributions, earnings, distributions and total balance of the DCP and the 401(k) and RSA benefits under the Tophat Plan:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Ronald J. Tanski — Tophat Plan	0	99,369	0	139,994	87,744
David P. Bauer — Tophat Plan	0	58,280	0	52,191	53,405
Karen M. Camiolo — Tophat Plan	0	23,105	0	21,355	21,620
John R. Pustulka — Tophat Plan	0	85,871	0	85,382	78,746
— DCP	0	0	7,245	0	196,095
John P. McGinnis — Tophat Plan	0	67,722	0	71,046	58,097
Donna L. DeCarolis — Tophat Plan	0	40,368	0	12,970	39,738

(1)	All amounts in this column are reported as fiscal 2019 compensation in the Fiscal 2019 Summary Compensation Table. Refer to notes (b) and (c) to the All Other Compensation Table.

(2)	This column represents the net earnings during the fiscal year for the DCP. For fiscal 2019, there were no above-market earnings under the DCP.

(3)	This column represents the annual payment of the 401(k) and RSA benefits under the Tophat Plan for the calendar year ended December 31, 2018, which were paid in January 2019.

(4)

This column includes the balance of the 401(k) and RSA benefits under the Tophat Plan for each named executive officer and the DCP balance for Mr. Pustulka, the only named executive officer in the DCP. These balances reflect amounts previously reported as compensation to the named executive officers in the Company’s Summary Compensation Tables for prior years.

Fiscal 2019 Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive officers’ employment (except in the case of Mr. Tanski) had terminated on September 30, 2019 (the last business day of the Company’s fiscal year), assuming each named executive officer’s compensation and service levels as of that date and, if applicable, based on the closing price of the Common Stock on that date ($46.92 per share). These benefits are in addition to benefits available generally to most salaried employees. Due to the number of factors that affect the nature and amount of any benefit provided upon the events discussed below, any actual amounts paid or distributed in the future may be different from the amounts contained in the following tables. Factors that could affect these amounts include the timing during the year of any such event, the market value of the Common Stock and the named executive officer’s age.

National Fuel Gas Company 1997 Award and Option Plan

Awards outstanding to named executive officers at September 30, 2019 under the National Fuel Gas Company 1997 Award and Option Plan included SARs (all of which were vested) and restricted stock.

Stock Appreciation Rights (SARs) — A change in ownership and certain terminations within three years following a change in control, as described below, will trigger payment of the value of vested SARs.

Restricted Stock — Mr. McGinnis was awarded 20,000 shares of restricted stock on September 17, 2009. The vesting restrictions on these shares lapse on November 14, 2020. In the event Mr. McGinnis’

employment terminates by reason of death or disability, the restrictions will lapse. The estimated value of the 20,000 shares of restricted stock upon death or disability on September 30, 2019 would have been $938,400 based on the closing price of the Common Stock on that date.

If a change in ownership had occurred on September 30, 2019 or Mr. McGinnis had been terminated due to a change in control as described below, the restrictions on his restricted stock would have lapsed.

Change in Ownership and Change in Control — If there is a change in ownership or a named executive officer’s employment terminates within three years following a change in control, unless the termination is due to death, disability, retirement, cause, or resignation by the named executive officer other than for good reason, then all terms and conditions on outstanding awards would lapse, and all unvested awards become vested. In addition, any outstanding awards are cashed out based on the fair market value of the Common Stock.

SARs outstanding to the named executive officers under the 1997 Award and Option Plan did not have any value as of September 30, 2019, as the grant price of the SARs exceeded the fair market value of the Company’s common stock on that date.

Under the 1997 Award and Option Plan, “change in ownership” means a change which results in the Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

A “change in control” generally occurs when (a) any person other than the Company, a subsidiary or any employee benefit plan sponsored by the Company is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the voting power of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) at least a majority of the stock entitled to vote in the election of directors of the surviving corporation, or (ii) stock in the surviving corporation that represents at least 50% of the fair market value of all classes of stock of that entity, in either case, in substantially the same proportionate ownership as immediately before the consolidation or merger; (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) individuals who constituted the Board of Directors of the Company on January 1, 1997 (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 1997, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

“Good reason” means a good faith determination made by a named executive officer that the Company has materially reduced the responsibilities, prestige or scope of the named executive officer’s position. Examples include the assignment to the named executive officer of duties inconsistent with the named executive officer’s position, assignment of the executive to another place of employment more than 30 miles from the named executive officer’s current place of employment, or reduction in the named executive officer’s total compensation or benefits. The named executive officer must specify the event relied upon for his or her determination by written notice to the Board of Directors within six months after the occurrence of the event.

National Fuel Gas Company 2010 Equity Compensation Plan

Awards outstanding to named executive officers at September 30, 2019 under the National Fuel Gas Company 2010 Equity Compensation Plan included SARs (all of which were vested), performance shares and RSUs.

SARs — In connection with a change in control as described below, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of fair market value over the grant price of the SAR.

Performance Shares — Termination of employment due to death, disability or retirement, or due to a divestiture by the Company of one or more subsidiaries that does not amount to a change in control, results in the vesting of a conditional right. Payment of the performance shares remains subject to satisfaction of the applicable performance conditions, and the named executive officer would be entitled to a distribution of the same number of performance shares that would be payable for the performance period had the named executive officer’s service with the Company continued until the end of the applicable performance period, pro-rated to reflect the time period from the commencement of the performance period through the date of termination.

The following table represents the estimated value of performance shares at September 30, 2019, assuming a qualifying termination on that date, performance at the target level of performance, and the closing price of the Common Stock on that date.

Name	Value of Performance Shares ($)	Name	Value of Performance Shares ($)
David P. Bauer	855,633	John P. McGinnis	1,321,080
Karen M. Camiolo	240,606	Donna L. DeCarolis	294,439
John R. Pustulka	2,475,968

In connection with a change in control as described below, performance shares are deemed earned at the target level of performance, and the Compensation Committee may provide that the performance shares be settled in cash.

Restricted Stock Units (RSUs) — Termination of employment due to death, disability, or divestiture by the Company of one or more subsidiaries that does not amount to a change in control, results in the vesting of RSUs.

The following table represents the estimated value of RSUs at September 30, 2019, assuming a qualifying termination on that date and the closing price of the Common Stock on that date.

Name	Value of RSUs ($)	Name	Value of RSUs ($)
David P. Bauer	965,895	John P. McGinnis	786,520
Karen M. Camiolo	127,669	Donna L. DeCarolis	256,183
John R. Pustulka	N/A

Change in Control — If there is a change in control, no acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any award if the Compensation Committee reasonably determines in good faith, prior to the change in control, that the award will be honored or assumed, or new rights substituted (an “Alternative Award”), by the named executive officer’s employer following the change in control; provided that any Alternative Award must:

(a) be based on stock traded on an established U.S. securities market;

(b) provide the named executive officer with substantially equivalent rights, entitlements and economic value; and

(c) provide that, if the named executive officer’s employment is involuntarily terminated (other than for cause) or is constructively terminated, in either case within 24 months after the change in control, then all of the named executive officer’s awards shall vest and be paid in cash or immediately transferable, publicly-traded securities in an amount equal to, in the case of a SAR, the excess of the fair market value on the date of termination over the grant price, and in the case of other awards, the fair market value of the number of shares of stock subject to the award.

If the Compensation Committee cannot make the above determination: each SAR then outstanding shall be exercisable regardless of the exercise schedule otherwise applicable; each outstanding RSU shall become fully vested and payable; and each outstanding performance share award shall be deemed earned at the target level of performance for the award. In addition, in connection with a change in control, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of fair market value over the grant price of the SAR. The Compensation Committee may also direct that each RSU and performance share shall be settled in cash with its value determined based on the value received by stockholders in the change in control transaction.

The following table represents the value of awards outstanding under the 2010 Equity Compensation Plan which, upon a change in control as of September 30, 2019, would have been exercisable (in the case of SARs), would have become vested and payable (in the case of RSUs), or would have been deemed earned at the target level of performance (in the case of performance shares), in each case, assuming an Alternative Award is not provided. The amounts below are based on the closing price of the Common Stock on September 30, 2019.

Name	Payment Due on Vested & Unvested Awards ($)	Name	Payment Due on Vested & Unvested Awards ($)
David P. Bauer	2,294,763	John P. McGinnis	2,956,758
Karen M. Camiolo	499,557	Donna L. DeCarolis	861,076
John R. Pustulka	3,964,177

The 2010 Equity Compensation Plan provides that, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

For purposes of this section, “change in control” has a meaning similar to the definition of change in control set out in the “National Fuel Gas Company 1997 Award and Option Plan” section. The main difference is that the 2010 Equity Compensation Plan provides that a change in control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company at the beginning of the twelve-month period ended on the date of determination (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

National Fuel Gas Company Tophat Plan

Under the Company’s Tophat Plan, the Company restores to the named executive officers benefits that may be lost under the Company’s qualified retirement benefit plans (Retirement Plan, traditional 401(k) and RSA) due to the Internal Revenue Code or qualified plan limits.

The following table represents the aggregate amount payable for the 401(k) tophat benefit and RSA tophat benefit if termination occurred September 30, 2019 due to retirement, death, disability, or involuntary termination (other than for cause), or if there was a change in control and the Company terminated the named executive officer without cause or the named executive officer terminated for good reason.

Name	Payment ($)	Name	Payment ($)
David P. Bauer	53,405	John P. McGinnis	58,097
Karen M. Camiolo	21,620	Donna L. DeCarolis	39,738
John R. Pustulka	78,746

The value of the tophat benefits for all other forms of termination for Mr. Bauer, Ms. Camiolo, Mr. Pustulka, Mr. McGinnis and Ms. DeCarolis would have been $17,450, $5,000, $22,750, $30,833 and $10,785, respectively.

Deferred Compensation Plan (the “DCP”)

Mr. Pustulka is the only named executive officer who is a participant in the DCP. Under the DCP, in the event of a termination for any reason, other than death or retirement, prior to a change in control, the participant is entitled to receive his or her retirement account balance in the form of a lump sum payment. (Note, the term “change in control” under the DCP has a similar definition as provided in the 2010 Equity Compensation Plan, discussed above, except in the DCP the reference period for changes in the Board of Directors is 24 months.) Mr. Pustulka’s retirement account balance at September 30, 2019 was $196,095.

In the case of retirement, including disability retirement, at any time, a participant in the DCP is entitled to a monthly payment (a 15-year annuity, unless the participant elected to receive a 5- or 10-year annuity) beginning the first of the month following retirement based on his retirement account balance. If the participant dies before the commencement of the retirement annuity, the entire DCP balance will be paid in full as a lump sum payment to the participant’s beneficiary. If the participant dies after commencement of the annuity, the annuity will continue to be paid to the participant’s beneficiary for the remainder of its original term.

If termination is due to retirement or disability, the final account balance is calculated with a plan-mandated switch to the Moody’s index rate six months prior to retirement or disability for those participants who elected a return based on the S&P 500 Minus 1.2% Election. For those participants, DCP retirement and disability benefits will be different than DCP benefits provided upon death or voluntary termination other than retirement. Upon retirement or disability, Mr. Pustulka would have received a ten-year annuity of $2,675 per month for the first five years, then $1,276 per month thereafter, with a present value of $193,570.

Employment Continuation and Noncompetition Agreement

Given his retirement on July 1, 2019, Mr. Tanski is no longer a party to an Employment Continuation and Noncompetition Agreement with the Company. Pursuant to each other named executive officer’s Employment Continuation and Noncompetition Agreement with the Company, if there is a change in control, and the named executive officer remains employed thereafter, the named executive officer’s annual salary and employee benefits are preserved for at least three years at the levels then in effect. The agreement also provides for a severance benefit and the continuation of health, welfare and fringe benefits, as described below.

Severance Benefit — In the event of termination of a named executive officer within three years of a change in control without cause or by the named executive officer for good reason, the named executive officer is entitled to a single lump sum cash payment equal to 1.99 times the sum of the named executive officer’s annual base salary and the average of the annual cash bonus for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and age 65, at which point no amount is payable. The named executive officers are also entitled to their base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement with the named executive officer.

“Cause” means the named executive’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to the Company or its subsidiaries as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board.

“Change in control” generally occurs when: (a) any person (as such term is used in Section 13(d) of the 1934 Act) is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) the same proportionate ownership of common stock of the surviving corporation (where the Company is not the surviving corporation), or (ii) at least a majority of the common stock of the Company (where the Company is the surviving corporation); (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) there is a change in the majority of the members of the Board of Directors of the Company within a 24-month period, unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period. However, Mr. McGinnis’ agreement provides, in place of the above, that a Change in Control occurs if the Company ceases to own more than 50% ownership of Seneca, or if the Company sells, leases, exchanges or otherwise transfers all or substantially all the assets of Seneca.

“Good reason” means there is a material diminution in the named executive officer’s responsibilities, base compensation or budget, or in the responsibilities of the person to whom the named executive officer is required to report. “Good reason” also means a requirement that the named executive officer relocate to an office outside the United States or more than 30 miles from the location at which the executive performed his services immediately prior to the change in control, or any other action or inaction that constitutes a material breach by the Company of the agreement. The Company has a period of 30 days to cure any acts which would otherwise give the executive the right to terminate his employment for good reason.

The following table represents the estimated severance benefit payable as a lump sum payment.

Name	Payment ($)	Name	Payment ($)
David P. Bauer	2,679,800	John P. McGinnis	2,972,248
Karen M. Camiolo	1,326,335	Donna L. DeCarolis	1,427,825
John R. Pustulka	N/A

Continuation of Health, Welfare and Fringe Benefits — In addition to the severance payment, named executive officers who have not reached age 65 will be entitled to continued participation in the Company’s employee and executive health, welfare and fringe benefit plans and arrangements, excluding any vacation benefits, for eighteen months following termination (or, in the case of Mr. McGinnis, until the end of the second calendar year following termination for purposes of any non-health-related benefit) or until the named executive officer becomes eligible for comparable benefits at a subsequent employer. The estimated value of the continuation of health benefits due to a qualifying termination of employment of an eligible named executive officer following a change in control is $ 39,186 for family coverage or $14,548 for single coverage. This amount was based on 18 months of COBRA rates for the medical, drug and dental benefits. During fiscal 2019, Ms. Camiolo, Mr. McGinnis and Ms. DeCarolis participated in an arrangement providing for an allowance related to tax preparation and financial planning, and received a payment for life insurance under the ExecutiveLife Insurance Plan. The estimated value of the continuation of these benefits at the same rates for eighteen months is $19,584 for Ms. Camiolo, $20,451 for Mr. McGinnis and $20,352 for Ms. DeCarolis.

The Employment Continuation and Noncompetition Agreements also provide as follows:

Retirement — Except for Mr. McGinnis, if the named executive officer is at least fifty-two years old at the date of termination, the named executive officer will be deemed to have earned and be vested in the retirement benefits that are payable to the named executive officer under the Company retirement plans. Mr. McGinnis is vested in his benefit in the RSA.

Termination for Cause or the Executive Voluntarily Terminates — If the named executive officer’s employment is terminated for cause, death, disability, or the named executive officer voluntarily terminates his or her employment other than for good reason, the named executive officer will not be entitled to the severance benefit discussed above. The named executive officer (or his or her beneficiary) will be entitled to his or her base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement between the named executive officer and the Company. The named executive officer will also be entitled to any other benefits provided in the Company’s plans for death or disability.

Non-competition — Unless the named executive officer has elected not to be bound by the non-compete provisions of the agreement, the Company will make a lump sum payment within 30 days following the named executive officer’s date of termination equal to one times the sum of (i) the named executive officer’s annual base salary and (ii) the average of the annual cash bonus for the previous two fiscal years. The non-compete payment will not be paid to the named executive officer if his or her employment is terminated by reason of death or disability.

Under the non-compete provisions of the agreement, the named executive officer may not, during the one year period following termination, directly or indirectly engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company or its subsidiaries or affiliates in any geographic area in which the Company or its subsidiaries are engaged in competitive business.

The following table represents the estimated non-compete payment payable upon termination following a change in control as compensation for the covenant not to compete for all forms of termination except for death, disability, cause or retirement.

Name	Payment ($)	Name	Payment ($)
David P. Bauer	1,346,633	John P. McGinnis	1,493,592
Karen M. Camiolo	666,500	Donna L. DeCarolis	717,500
John R. Pustulka	1,632,748

National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)

Mr. Bauer, Ms. Camiolo and Mr. McGinnis are not participants in the ERP and will not receive any benefit under this plan upon termination. Under the ERP, no benefits will be payable to a named executive officer whose employment is terminated or could have been terminated for serious, willful misconduct in respect of his or her obligations to the Company, including the commission of a felony or a perpetration of a common law fraud damaging to the Company.

In addition, except when a change in control has already occurred, rights under the ERP are forfeited if the named executive officer is employed by anyone who engages in a business competitive with the Company; engages, or advises or assists others engaged in such business; endeavors to interfere with the relations between the Company and any customer; or engages in any activity the committee administering the ERP (“ERP Committee”) deems detrimental to the Company’s best interests. From and after 60 days following cessation of such activity by the named executive officer and provision of written notice to the ERP Committee, the right to receive benefits under the ERP will be restored, unless the ERP Committee determines that the prior activity caused substantial damage to the Company.

The following table gives the estimated value of the first payment payable under the ERP that would have been due for all forms of termination except for death or termination for cause.

Name	Payment ($)
John R. Pustulka	2,446,032
Donna L. DeCarolis	550,838

The default form of benefit payment to the named executive officers is a four-year certain annuity; therefore, if a payment is shown above, three additional payments of the same amount would be made under the ERP, one in each of the next three years as elected by the executive officer.

If termination is due to death, a reduced payment will be calculated as a straight life annuity payment to the named executive officer’s surviving spouse/beneficiary until his or her death. The first annualized reduced payment would be $407,452 for Mr. Pustulka and $74,495 for Ms. DeCarolis.

Post-Employment Benefits for John P. McGinnis

To the extent John P. McGinnis is employed by Seneca or another Company subsidiary until and including November 14, 2020, post-employment medical and prescription drug benefits will be provided to Mr. McGinnis, subject to the same terms and conditions, including the same monthly cost and with the same levels and types of benefits, as applicable to then-retiring officers of the Company’s utility subsidiary. Mr. McGinnis will forfeit these benefits if he resigns before November 14, 2020 or if the Company or one of its subsidiaries terminates his employment at any time.

Retirement Benefits for Mr. Tanski

Mr. Tanski retired on July 1, 2019 and commenced monthly payments from the qualified retirement plan of $13,072, payable as an annuity. He is due to receive the first of four payments from the ERP in 2020 in the amount of $4,869,718; subsequent payments of $4,804,853 will be paid in each of years 2021 through 2023. He also received the following plan benefits: Tax Deferred Savings Plan Tophat of $99,369; and Annual At Risk Compensation Plan of $1,062,824, which reflects a 25% reduction of the full award. With respect to each of his performance share awards outstanding under the 2010 Equity Compensation Plan as of his retirement date, Mr. Tanski will receive, subject to the achievement of the applicable performance goals, the number of shares or cash value he would have received had he remained employed by the Company through the end of each applicable performance cycle, pro-rated to reflect the actual time he was employed by the Company during such performance cycle.

Summary of Potential Payments Upon Termination or Change in Control

The following table provides estimated values of total benefits for each named executive officer if termination had occurred on September 30, 2019. As disclosed in the table above under “National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”),” the ERP benefit included in the following estimated values represents the first payment due upon termination.

	Potential Payments Upon Termination Other than in Connection with a Change in Control				Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination For:	Voluntary Termination ($)	Retirement ($)(1)	Death ($)	Disability ($)	Company Terminates Without Cause and/or Executive Terminates for Good Reason ($)	Company Terminates for Cause ($)	Executive Terminates Voluntarily Other than for Good Reason ($)
David P. Bauer	17,450	N/A	1,874,933	1,874,933	6,413,788	1,364,083	2,329,978
Karen M. Camiolo	5,000	262,226	389,895	389,895	2,548,144	671,500	799,169
John R. Pustulka	2,664,877	5,194,316	3,158,261	5,194,316	8,317,798	1,851,593	4,297,625
John P. McGinnis	30,833	58,097	3,104,096	3,104,096	8,478,732	1,524,425	2,310,945
Donna L. DeCarolis	561,623	885,015	664,855	1,141,198	3,656,515	728,285	1,535,306

(1)

“Retirement” will be “N/A” if the named executive officer was not eligible to retire on September 30, 2019. In that case, the Company would have accrued benefits payable to the named executive officer; the accrued amounts are included in the other columns for the different types of terminations.

CEO Pay Ratio

Pursuant to SEC rules, we are providing information about the relationship of the annual total compensation of Mr. Bauer, our President and Chief Executive Officer, and the median of the annual total compensation of all of our employees other than Mr. Bauer. We identified our median employee by examining fiscal year base wages plus cash bonuses of all individuals employed by us and our consolidated subsidiaries on September 30, 2019 (other than Mr. Bauer), whether full-time, part-time, or on a seasonal or temporary basis. We annualized wages and salaries for all permanent employees, as permitted by SEC rules. Once we identified our median employee, we added together all of the elements of that employee’s compensation for fiscal 2019 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table.

For purposes of our fiscal 2019 CEO pay ratio, we used the compensation paid to Mr. Bauer, the person serving as CEO on the date we selected to identify the median employee (September 30, 2019). We annualized Mr. Bauer’s salary as CEO and, using that annualized salary, recalculated his non-equity incentive plan compensation (AARCIP payment) and 401(k) tophat benefit. We then recalculated Mr. Bauer’s total compensation, substituting the annualized salary and recalculated amounts for the corresponding values appearing in the Fiscal 2019 Summary Compensation Table and All Other Compensation Table.

For the fiscal year ended September 30, 2019:

•	the median of the annual total compensation of all employees of the Company other than the CEO was reasonably estimated to be $84,849;

•

the annual total compensation of the CEO, determined as described above, was $4,032,786 (this amount exceeds the amount disclosed for Mr. Bauer in the Fiscal 2019 Summary Compensation Table by $521,303); and

•	based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees is estimated to be 48 to 1.

Executive Officer and Director Hedging

The Company’s policy regarding hedging or offsetting any decrease in the market value of Company securities is set forth in the Company’s Corporate Governance Guidelines, included as Appendix B to this proxy statement (see “Hedging or Pledging of Company Stock”). The policy applies to the Company’s directors and executive officers. Under the policy, the Company’s directors and executive officers should not purchase or sell options on Company stock, and should not engage in short sales with respect to Company common stock. Trading by the Company’s executive officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock is prohibited. Further, the Company’s directors and executive officers may not pledge Company equity as security for an extension of credit. In addition, the Company’s insider trading policy prohibits employees, officers and directors, when in possession of material nonpublic information, from conducting any open market or private purchase or sale of Company securities, or any derivative of such a security whether or not issued by the Company (“put” or “call” options, equity swaps, collars, prepaid variable forward sales contracts, exchange funds, etc., that are designed to hedge a Company security). The insider trading policy also provides that any purchases or sales of Company securities intended by an employee, officer or director to qualify as transactions pursuant to a “Rule 10b5-1 plan” must occur without entrance into or alteration of a hedging transaction or position with respect to the Company securities that are subject to the plan.

PROPOSAL 2. ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders for approval of the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby approved.”

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this resolution because it believes that the Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

Fiscal 2019 proved to be another year of strong financial and operational results for National Fuel. While the Company’s earnings as presented under Generally Accepted Accounting Principles (“GAAP”) declined (principally because a significant tax benefit in fiscal 2018 associated with federal tax reform did not recur in fiscal 2019), the Company overcame a challenging commodity price environment to grow its non-GAAP earnings year over year, evidencing the value of our integrated business model. The high degree of integration between our Exploration & Production business, operated by Seneca Resources Company, LLC (“Seneca”), and our Gathering business provided meaningful consolidated benefits, as Seneca’s record annual production drove a significant increase in Gathering segment revenues this year, offsetting the impact of lower natural gas realizations. In addition, our Utility segment delivered strong results in fiscal 2019, with GAAP net income increasing by 19 percent over fiscal 2018. The increase was driven in part by ongoing investment in the modernization of our distribution network, which further enhanced the safety and integrity of our pipeline systems and contributed to earnings and rate base growth. Finally, our Utility and Pipeline & Storage operations continued to provide diversification and predictable cash flows.

As we look to the future, despite the headwind of lower natural gas prices in fiscal 2020, we are well-positioned to responsibly grow the Company in a manner that maintains the strength of our balance sheet and drives value for our shareholders. With line of sight on new firm transportation capacity to premium markets, Seneca will maintain its focus on prudently developing its Utica Shale reserves in our Western Development Area (“WDA”), where we are able to utilize our existing infrastructure, including gathering facilities, to enhance our consolidated upstream and midstream returns. Our Gathering business will continue to grow together with Seneca’s production, and is expected to see near-term annual revenue growth. Our Pipeline & Storage business is targeting the completion of multiple expansion projects by the close of calendar 2021, and our Utility business will continue to make investments to modernize its facilities and to enhance the long-term reliability of our distribution systems.

2019 Financial and Operating Highlights:

•

Increased Dividend for 49th Consecutive Year: In June, the Board of Directors increased the Company’s annual dividend rate by 2.4 percent to $1.74 per share, marking the 49th year of consecutive dividend increases and 117th year of uninterrupted dividend payments. The financial stability afforded by our integrated operations supports the Company’s dividend.

•

Continued Appalachian Natural Gas Production Growth: Seneca generated net production of 211.8 billion cubic feet equivalent (“Bcfe”) in fiscal 2019, an increase of 19 percent versus the prior year. The increase was driven by higher natural gas production in Appalachia, which increased approximately 22 percent versus 2018. The higher output was also the primary driver of the Gathering segment’s performance in fiscal 2019, which saw an approximately 18 percent throughput increase.

•	Increased Proved Reserves: Seneca’s total proved natural gas and crude oil reserves at September 30, 2019 increased 23 percent to 3,099 Bcfe from 2,523 Bcfe at September 30, 2018.

•

Continued Development of the Utica Shale in Appalachia: In fiscal 2019, Seneca made significant progress in its development of the Utica shale in both the Company’s WDA and Eastern Development Area (“EDA”) operations in Pennsylvania. Seneca now has 27 Utica wells producing in the WDA, and an additional 500-plus locations prospective for Utica development in this area. Additionally, in the EDA (Tioga County), Seneca brought online its first multi-well pad within our Tract 007 acreage position in early calendar 2019. Results to date in this area are consistent with those of industry-leading wells.

•

Continued Expansion of Interstate Pipeline Systems: The Line N to Monaca project, an approximately $25 million investment by National Fuel Gas Supply Corporation (“Supply Corporation”), was placed into service on November 1, 2019, supporting an approximately $6 billion dollar petrochemical facility in Beaver County, Pennsylvania. In July, Supply Corporation submitted its application to the Federal Energy Regulatory Commission (“FERC”) for approval to construct the $279 million FM100 project. This project, in conjunction with the companion Transcontinental Gas Pipe Line Company, LLC (“Transco”) Leidy South project, will modernize portions of Supply Corporation’s pipeline system in Pennsylvania, and will create 330,000 dekatherms/day (“Dth/d”) of incremental pipeline capacity, providing a new pathway from Seneca’s WDA and EDA production regions to growing demand centers outside of the Appalachian basin. We expect to complete construction of the FM100 project in late calendar 2021.

Construction activities on the Empire North project, a $145 million investment by Empire Pipeline, Inc. (“Empire”), are currently underway, with the project expected to be placed into service in the fourth quarter of fiscal 2020. Once complete, this project will create 205,000 Dth/d of new transportation capacity on the Empire system, providing much-needed natural gas supply to the Northeast U.S., including New York State, as well as Eastern Canada.

•

Utility Continued Focus on System Improvement: In fiscal 2019, the Utility segment invested approximately $74 million in the safety and reliability of its system, replacing 152 miles of older pipelines in New York and Pennsylvania. The Company’s replacement of older natural gas infrastructure is designed to reduce leaks, enhance system safety, and directly lower greenhouse gas emissions. In addition, through the efforts of its dedicated employees, our Utility continued to provide exceptional customer service and recorded high levels of customer satisfaction in both states.

Ongoing Development Plans

National Fuel remains committed to its long-term strategy of safe and financially prudent development of its natural gas assets in Appalachia via its integrated business model. Our capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, which may take several years from business planning through completion. The results of this focus include:

•

Ongoing Major Interstate Pipeline Expansion and Modernization Projects: As Seneca continues to develop its vast acreage position in the WDA, the Company is working to build the pipeline infrastructure necessary to move Seneca and third-party production from Pennsylvania to premium markets outside of the Appalachian basin. The Company has continued to develop new projects to leverage its existing assets in Appalachia to move production to demand centers, including the FM100 (330,000 Dth/day), Empire North (205,000 Dth/day), and Line N to Monaca (133,000 Dth/day) projects. Collectively, these projects represent investments of approximately $450 million by our Pipeline & Storage business.

Additionally, the Pipeline & Storage segment expects to continue its focus on system modernization efforts over the next several years. Investments in system modernization, such as pipeline replacement and compression facility upgrades, are designed in a manner that will enhance safety and reliability and reduce environmental impact.

•	Integrated Upstream and Midstream Development in Appalachia: The Company continues to execute a multi-year plan to develop and grow our upstream and midstream assets in Appalachia. The strategy leverages the exceptional resource potential within our 785,000 net acres in the Marcellus and Utica shales, the geographic integration of our valuable pipeline footprint in Appalachia, and the operational and financial synergies that are generated from the Company’s integrated business structure.

Our near-term upstream development activity is expected to focus on the Clermont Rich Valley region of our approximately 715,000-acre WDA footprint, where we are leveraging our previous investments in the Marcellus Shale to produce our natural gas reserves from the Utica Shale formation. As the Company has already constructed much of the necessary infrastructure, such as gathering lines and compression, water handling facilities, and roads in connection with its prior drilling activities in this area, we have been able to reduce our environmental footprint and drive increased consolidated returns on our investments.

•

Investment in Safe and Reliable Utility System: The Company’s Utility segment will continue to direct capital spending to pipeline repair, replacement and maintenance to support its statutory obligation to provide safe and reliable service for our customers.

•

Participation in the EPA’s Methane Challenge: Each of the Company’s major operating segments is a participant in emission-reduction programs, such as the U.S. Environmental Protection Agency’s Natural Gas STAR Methane Challenge Program, a voluntary program designed to provide a platform for utilities, pipeline and storage companies, and energy producers to make, track, and communicate commitments to reduce methane emissions. In connection with this program, and in furtherance of our longstanding commitment to safe and responsible operations, the Company will continue to analyze new and innovative approaches for further emission reduction and explore the expansion of current best management practices and the applicability of future best practices.

CEO Compensation in Alignment with Peers

As described in the 2019 Financial and Operating Highlights above, fiscal 2019 was another strong year financially and operationally for National Fuel. Chief Executive Officer (“CEO”) compensation is generally targeted to be at approximately the 50th percentile of the Korn Ferry Energy Industry market data. The Compensation Committee of the Board of Directors understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the table below is Korn Ferry’s comparison of fiscal 2018 total direct compensation for the Company’s CEO at that time (Mr. Tanski) against that of CEOs in our Korn Ferry peer group. Mr. Tanski’s target total direct compensation, shown in the table below, is in line with that of our peers (52nd percentile). Actual total direct compensation, which includes actual compensation paid as a result of performance against annual incentive goals, was at the 54th percentile of our peers.

Fiscal 2018 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2019 compensation cannot yet be accurately compared to peers because 2019 compensation data for most of those peers is not yet available.

CEO & President

Compared to CEO proxy data for fiscal year 2018

					Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/18 (millions)	FYE # of Employees	Actual	Target

ATMOS ENERGY CORP	President & CEO	$3,116	$10,443	4,628	$4,264,026	$3,986,618

CABOT OIL & GAS CORP	Chairman, CEO & President	$2,144	$9,935	483	$12,696,325	$11,908,825

CNX RESOURCES CORP	President, CEO & Director	$1,754	$3,049	564	$10,218,130	$8,802,130

EQT CORP	President, CEO & Director	$4,736	$11,677	863	$5,249,214	$4,760,714

MDU RESOURCES GROUP INC	President, CEO & Director	$4,532	$5,036	11,797	$4,065,868	$4,082,357

NEW JERSEY RESOURCES CORP	Chairman, CEO & President	$2,915	$4,070	1,068	$4,513,723	$4,050,760

RANGE RESOURCES CORP	CEO, President & Director	$3,334	$4,238	796	$8,562,133	$8,172,133

SM ENERGY CO	President, CEO & Director	$1,573	$3,536	611	$6,652,840	$6,676,248

SOUTHWESTERN ENERGY CO	President, CEO & Director	$3,862	$2,996	960	$8,271,043	$7,771,043

SOUTHWEST GAS CORP	President, CEO & Director	$2,880	$3,883	8,632	$3,401,411	$3,134,699

SPIRE INC	CEO, President & Director	$1,965	$3,727	3,366	$3,637,893	$3,654,893

UGI CORP	Chairman & CEO	$7,651	$9,646	13,000	$6,847,083	$6,574,801

WHITING PETROLEUM CORP	Chairman, President & CEO	$2,081	$4,825	755	$5,323,693	$5,113,318

Summary Statistics

75th Percentile		$3,862	$9,646	4,628	$8,271,043	$7,771,043

Average		$3,273	$5,928	3,656	$6,438,722	$6,052,965

Median		$2,915	$4,238	960	$5,323,693	$5,113,318

25th Percentile		$2,081	$3,727	755	$4,264,026	$4,050,760

NATIONAL FUEL GAS CO	CEO & President	$1,593	$4,818	2,105	$5,961,566	$5,482,447

Percentile Rank		1%	58%	62%	54%	52%

NOTES:

-  Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

-  Energen Corporation was acquired by Diamondback Energy in June 2018. Energen’s FYE Revenue, September 2018 Market Cap and Total Direct Compensation data are not available.

© 2018 Korn Ferry. All rights reserved	1

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie executive compensation to long-term TSR and long-term total ROC by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock (and the payment of dividends) and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The Compensation Committee has developed the Company’s compensation policies and procedures to align the interests of executives with those of the Company’s stockholders and, where appropriate, other stakeholders, including customers. The main elements of the executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term financial, safety, environmental, and customer service results, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

For fiscal 2019, 82% of the target compensation of Ronald Tanski, who served as CEO until his retirement at the end of the third fiscal quarter, was tied to long-term (3-year) performance or shorter-term business performance. For David Bauer, who succeeded Mr. Tanski as CEO, 74% of fiscal 2019 target compensation was tied to long-term (3-year) performance, shorter-term business performance, or share price over one to four years (the vesting periods of RSUs). Target compensation, as reflected in the charts below, consists of base salary, target annual incentive, and grant date fair value of long-term incentive awards, including performance shares and RSUs.

CEO Compensation Aligned with Shareholders’ Interests

CEO and Other Named Executive Officer Target Compensation

Key Compensation Features

➢	Annual performance incentives of the named executive officers are based largely on objective performance goals;

➢	Long-term performance incentives are composed entirely of equity;

➢	Long-term performance goals consist of three-year TSR and three-year total ROC, each relative to a peer group;

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Executive officers may not hedge or pledge Company stock;

➢	Equity incentive plans prohibit the repricing of equity awards without stockholder approval;

➢	The Compensation Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision (see “Recovery of Funds” in the Company’s Corporate Governance Guidelines, included as Appendix B to this proxy statement).

2019 Say-on-Pay Vote and Stockholder Engagement

The 2019 Say-on-Pay advisory vote yielded a result of approximately 95% of votes cast in support of the compensation of the Company’s named executive officers. The Board generally considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions, although a substantial stockholder abstained from the vote. Given the high approval percentage of the vote, the Compensation Committee did not make any significant changes to the executive compensation program that were based specifically on the results of the 2019 Say-on-Pay advisory vote. The Company arranged a teleconference with the substantial stockholder that abstained from the vote. In light of that discussion, the Company has provided additional disclosure in this proxy statement regarding the two-year averaging of earnings-related goals applicable to annual incentive compensation and the process the Compensation Committee undertakes in setting target earnings levels.

From time to time members of Company management have held in-person meetings with some of the Company’s largest stockholders to obtain feedback on matters of interest to them. Several of the Company’s largest stockholders have informed the Company that annual visits are not necessary. Management also engages with the Company’s stockholders in telephone conferences. The Board has directed management to continue to engage as appropriate with interested stockholders, and to inform it of any requests for meetings with members of the Board. The Board and management believe that engagement with stockholders facilitates important dialogue from which we gather various important viewpoints.

Additional Information

The Company’s executive compensation is described and explained in the CD&A, in the tabular disclosure starting with the Fiscal 2019 Summary Compensation Table, and in the Proxy Statement Overview & Summary included at the front of this proxy statement. We urge stockholders to carefully review this information to understand how the Company’s executive compensation is designed and how it compares with other similar companies.

Approval of this proposal requires a majority of the votes cast with respect to this proposal. This non-binding, advisory vote is currently scheduled to be conducted every year, and it is anticipated that the next non-binding advisory vote will take place at the 2021 Annual Meeting of Stockholders. Consistent with SEC rules, the vote on this proposal is advisory and is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE

COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending September 30, 2020 (“fiscal 2020”). The independent registered public accounting firm will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2020. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2019.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

The affirmative vote of a majority of the votes cast with respect to the ratification of the appointment of the independent registered public accounting firm by the holders of shares of Common Stock entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

If the necessary votes are not received, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm, without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF

THIS APPOINTMENT.

PROPOSAL 4. STOCKHOLDER PROPOSAL REQUESTING DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Company received from GAMCO Asset Management Inc. (GAMCO) the following stockholder proposal for action at the Annual Meeting. GAMCO is located at One Corporate Centre, Rye, New York 105820-1422 and owns 2,058,461 shares (approximately 2.38%) of the Company’s outstanding Common Stock. GAMCO and its various affiliated entities collectively own 5,425,061 shares (approximately 6.28%) of the Company’s outstanding Common Stock.

The following text of the proposal and supporting statement appears exactly as received by the Company. All statements contained in the proposal and supporting statement are the sole responsibility of GAMCO.

STOCKHOLDER PROPOSAL

RESOLVED: that the stockholders of National Fuel Gas Company (“NFG”

or the “Company”) request that the Board of Directors (the “Board”)

undertake the necessary steps to declassify the Board and require that all

Directors of the Company stand for election annually. The declassification of the Board should be completed in a manner that does not affect the unexpired terms of Directors that have been previously elected by the

Company’s stockholders.

SUPPORTING STATEMENT

GAMCO Asset Management Inc.’s clients and affiliated entities own approximately 6.32% of NFG’s outstanding Common Stock.

A classified board is one where the directors are divided into classes with overlapping terms. A different class is elected at each annual meeting.

While a classified board can promote continuity of directors facilitating long range planning; in the case of NFG we believe that all directors being accountable to stockholders on an annual basis can help improve transparency and communication between the Company and its

stockholders.

WE URGE ALL STOCKHOLDERS TO VOTE “FOR” THIS

PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST

THIS STOCKHOLDER PROPOSAL.

The Classified Board Structure is Appropriate for our Company.

The Board is committed to maintaining strong governance practices that support long-term stockholder interests. One of these governance practices divides our Board into three classes, with each class serving a staggered three-year term. Our classified board structure is designed to promote continuity and stability of leadership to ensure that, at all times, a majority of our directors have prior experience with, and knowledge of, the Company’s operations and strategy.

The Board believes that there is no single approach to corporate governance that suits all companies and that the key consideration in determining whether to implement a particular governance practice is whether that practice promotes the interests of our stockholders, taking into account the specific circumstances of our Company. The Board continues to believe that the classified board structure is appropriate for our Company and in the best interests of our stockholders for the following reasons:

•	Continuity, Stability, and Long-Term Focus. A classified board provides the essential benefits of continuity of board leadership, stability, and the focus on long-term results that align with our strategic vision and drive stockholder value. The stockholder supporting statement, above, acknowledges that “a classified board can promote continuity of directors facilitating long-range planning[.]” The Company operates a unique integrated natural gas business in several industries, including the (i) exploration and production, (ii) gathering, (iii) pipeline and storage, and (iv) utility businesses. These businesses have planning horizons that span well in excess of one year. For example, in the exploration and production business, a typical natural gas well takes approximately 18 to 24 months to progress from the planning stage to actual production. In the pipeline and storage business, the development cycle of new projects is generally two years or longer. Therefore, successful management of these businesses requires continuity with regard to decision making necessary for long-term strategic planning and responsiveness to a continually changing regulatory environment. A classified board ensures that at any given time there will be experienced directors serving on our Board who are fully immersed in and knowledgeable about our strategic vision and the competition, trends, opportunities, risks and challenges for our business.

•

Protects Long-Term Stockholder Value. The current classified board structure allows our directors to focus on the long-term interests of the Company and of all its stockholders. The classified board prevents a party from taking control of the Company through a single Annual Meeting. This prevents a potential unsolicited bidder from taking advantage of short-term dislocations in value to mount an opportunistic bid, should the Board determine that the bid is not in the best interests of stockholders. The Board believes that the cyclical nature of our business increases the risk of such value dislocation relative to the broader market. A classified board does not preclude a takeover, but rather encourages potential acquirers to initiate arms-length negotiations with seasoned directors and provides our Board with the time and flexibility necessary to evaluate the adequacy and fairness of a proposed offer, consider alternative methods of maximizing stockholder value, protect stockholders against abusive tactics during a takeover process, and, as appropriate negotiate the best possible return for all stockholders. We believe classified board structures have shown to be an effective means of protecting long-term stockholder interests.

•

Accountability. Accountability depends on the selection of experienced and committed individuals, not on the duration of their terms. Directors who serve on a classified board are equally accountable to stockholders as directors who are elected annually. Every director is required to act in accordance with his or her fiduciary duties to the Company and its stockholders, regardless of how often he or she stands for election. As a result, the classified board structure maintains the same level of accountability as with annual elections of directors.

•

Independence. We believe that having a classified board, with directors elected to serve over multi-year terms, enhances independence, both from management and special interest groups whose particular agenda or goals may be of interest to only certain stockholders.

Declassifying the Board is Not Necessary to Enhance Transparency or Communications Between the Company and its Stockholders.

The stockholder’s supporting statement notes that, in the case of National Fuel, annual elections of directors “can help improve transparency and communication between the Company and its stockholders.” National Fuel is committed to an effective and transparent investor relations program. As part of this commitment, on a regular basis, the Company provides significant public disclosure to its shareholders related to its business strategy and operating results through the Company’s detailed investor presentations and meetings between representatives of the Company and the investment community, as well as through the Company’s quarterly earnings reports and teleconferences and annual and periodic reports and filings. The Company also regularly engages with its principal stockholders, as well as buy and sell-side research analysts, and solicits feedback on its operations and results, as well as its corporate governance practices from interested parties. We believe our investor relations program is one of the best in the industry.

You should also note, even if the Stockholder Proposal receives the affirmative vote of the majority of votes cast at the Annual Meeting, the Stockholder Proposal would not automatically eliminate our classified board structure. To eliminate the classified board, a formal amendment to our certificate of incorporation would be required and would need to be submitted to stockholders for approval at a subsequent meeting of stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST  THIS PROPOSAL.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, principal executive officer, principal financial officer, controller, other officers and employees that is designed to deter wrongdoing and to promote honest and ethical conduct. The text of the code of ethics is available on the Company’s website at www.nationalfuel.com. Upon request, the Company will provide to any person without charge a copy of the code of ethics. Requests must be made to the Secretary at the principal offices of the Company.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement, the Company’s Summary Annual Report and financial statements for the 2019 fiscal year are being delivered to some multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the Annual Meeting or future Annual Meetings of Stockholders, or have questions regarding the householding process, may call Broadridge, toll-free at 1-866-540-7095. You will need your 12-digit Investor ID number. Simply follow the prompts. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Promptly upon request, additional copies of the Company’s Summary Annual Report and financial statements for fiscal 2019 and separate proxy statements for the Annual Meeting will be sent. By contacting Broadridge, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” account under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Summary Annual Report to Stockholders and financial statements for fiscal 2019 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding and see the section “Multiple Copies of Proxy Statement” within this proxy statement. These options are available to you at any time.

PROPOSALS OF SECURITY HOLDERS FOR THE 2021 ANNUAL MEETING

Proposals that security holders intend to present at the 2021 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 26, 2020, in order to be considered for inclusion, pursuant to SEC Rule 14a-8 under the Exchange Act, in the Company’s proxy statement and proxy for that meeting. Notice of a stockholder proposal submitted outside the processes of SEC Rule 14a-8 under the Exchange Act, or a notice of a stockholder’s intent to nominate one or more directors, for consideration at the 2021 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office between October 12, 2020 and November 11, 2020.

OTHER BUSINESS

The Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting except as set forth above. However, if any other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the Proxies will vote in regard thereto according to their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov and at the Company’s website at www.nationalfuel.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to incorporate by reference the information that it files with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and such documents are automatically updated and superseded by this proxy statement. Later information that is filed by the Company with the SEC will automatically update and supersede the information in this document.

BY ORDER OF THE BOARD OF DIRECTORS

SARAH J. MUGEL

Secretary

January 24, 2020

APPENDIX A TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.	Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.	Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.	Procedures

A.	Making a Report of Accounting and Auditing Matters

1.

An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.

In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

B.	Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.

Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.

Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.

If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

5.	No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company responsible for

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retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

C.	Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided as required to the Chairman of the Audit Committee and shall be provided on a quarterly basis for the entire Audit Committee.

IV.	Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

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APPENDIX B TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

AMENDED EFFECTIVE JUNE 13, 2019

The business of National Fuel Gas Company (the “Company”) is conducted by its employees, managers and officers, under the oversight of the Board of Directors (the “Board”), in order to serve the long-term interests of its stockholders. The Board and management recognize that the long-term interests of stockholders are served by considering the interests of customers, employees and the communities in which the Company operates. In addition, the Board requires directors, officers and employees to comply with all legal and regulatory requirements and to adhere to the highest ethical standards in the performance of their duties. To help discharge its responsibilities, the Board has adopted the following guidelines on corporate governance matters.

1.	Board of Directors

The Board shall consist of a number of directors, not less than seven nor more than eleven, as determined by a majority vote of the full Board.

The business and affairs of the Company shall be managed by or under the direction of the Board, acting as a body, in accordance with Section 14A:6-1 of the New Jersey Business Corporation Act. Individual directors shall have no authority to act for or on behalf of the Company without the express authorization of the Board, or as may be provided by law, the Certificate of Incorporation or the By-Laws.

2.	Independent Directors

A majority of the Board must qualify as independent directors under the listing standards of the New York Stock Exchange. The Board will annually review the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). All determinations of director independence will be disclosed in the Company’s annual proxy statement.

3.	Director Qualifications

The Board, with input from the Nominating/Corporate Governance Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.

The Nominating/Corporate Governance Committee is responsible for periodically reviewing these qualification guidelines and recommending modifications, as appropriate. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Directors are expected to carry out the functions of the Board in a professional and diligent manner, and to spend the time and effort necessary to properly discharge such responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate Committee in advance of such meeting. A director is also expected to review provided materials in advance of a meeting.

4.	Selection of New Directors

The Board is responsible for selecting Board candidates and nominating them for election by the stockholders and for filling vacancies on the Board. The Nominating/Corporate Governance Committee will recommend to the Board nominees for election, including, as appropriate, incumbent directors for re-election.

Stockholders may propose candidates for consideration by the Nominating/Corporate Governance Committee in accordance with the Process for Identifying and Evaluating Nominees for Director included as Exhibit B. In addition, the Company’s By-Laws provide a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

In recommending individuals for nomination, the Nominating/Corporate Governance Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A and the Process for Identifying and Evaluating Nominees for Director included as Exhibit B, as they may be supplemented from time to time. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Nominating/Corporate Governance Committee will extend the invitation to join the Board on the Board’s behalf.

5.	Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a director. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who have developed an insight into the Company. This insight and continuity of directors is an advantage, not a disadvantage. As an alternative to term limits, the Nominating/Corporate Governance Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to assure that the director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of directors that the Board proposes for election by stockholders each year, the Nominating/Corporate Governance Committee will consider re-nominated directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas.

A director shall normally serve on the Board for a three-year term, except that subject to paragraph 8, a director appointed to fill a vacancy shall stand for election at the next annual meeting of stockholders.

In an uncontested election of directors, a nominee for director who fails to receive a majority “FOR” vote of votes cast, as defined under New Jersey law, for election in accordance with the Company’s By-Laws is expected to tender, promptly following certification of the stockholder vote, his or her resignation from the Board, which resignation may be conditioned upon Board acceptance of the resignation.

The Nominating/Corporate Governance Committee will consider the tendered resignation of a director who fails to receive a majority of votes cast for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to the Board whether or not to accept such resignation. The Nominating/Corporate Governance Committee in deciding what action to recommend, and the Board in deciding what action to take, may consider any factors they deem relevant. The director whose resignation is under consideration shall abstain from participating in any decision of the Nominating/Corporate Governance Committee or the Board regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. The Board shall publicly disclose its decision regarding a resignation tendered by a director who fails to receive a majority of votes cast for election within 90 days after certification of the stockholder vote.

6.	Change in Professional Responsibilities

It is the view of the Board that each director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each director who retires or has a change in position or responsibilities should necessarily leave the Board. The Nominating/Corporate Governance Committee will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position.

7.	Service on Other Boards

It is the view of the Board that directors are expected to ensure that other commitments, including other board memberships, do not interfere with their duties and responsibilities as members of the Board. Current directors should notify the Chief Executive Officer or Corporate Secretary, who in turn will notify the Chair of the Nominating/Corporate Governance Committee, when considering a request for service on the board of any other public company or other for-profit entity. The Nominating/Corporate Governance Committee, in consultation with the Chief Executive Officer (or the Corporate Secretary, in the case of the Chief Executive Officer who is the subject of the request), will consider potential conflicts of interest and whether the service would interfere with such director’s ability to properly discharge his or her duties. The Committee will make a recommendation to the Board, and the Board, exercising its business judgement, will consider any further action.

8.	Director Age

A Company director must submit his or her resignation from the Board at the annual meeting of stockholders immediately following his or her 75th birthday. Directors may stand for re-election even though this guideline would prevent them from completing a full term.

9.	Board Leadership

A.	Chairman of the Board and Chief Executive Officer

1. The Chairman of the Board, who may also be the Chief Executive Officer, shall be a director and preside at all meetings of the Board and meetings of the stockholders. The Chairman of the Board is chosen on an annual basis by at least a majority vote of the remaining directors.

2. The Chief Executive Officer, who may also be the Chairman of the Board, shall be appointed by the Board and serve at the pleasure of the Board.

B.	Lead Independent Director

The Lead Independent Director will preside at all meetings of the non-management directors at which he or she is present and all meetings of the independent directors at which he or she is present. The Lead Independent Director will perform such other functions as the Board may direct. The Lead Independent Director is chosen on an annual basis by at least a majority vote of the remaining directors.

C.	Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. The Committee and the Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

10.	Board Committees

A.	Number of Committees

Currently there are five Committees: Executive, Audit, Compensation, Nominating/Corporate Governance, and Financing. The Board believes the current Committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

B.	Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. Vacancies in the Committees will be filled by the Board. In making assignments to the Committees, only independent directors may serve on the Audit Committee, the Compensation Committee, or the Nominating/Corporate Governance Committee, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than three other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Board will take into account tenure on a Committee and give consideration to rotating Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

C.	Committee Charters and Authority

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, each have a written charter, which has been approved by the Board. Each charter delegates certain responsibilities to the respective Committee.

The Executive Committee may exercise Board authority with respect to matters other than those for which action of the full Board is required under applicable law. The Financing Committee may exercise Board authority with respect to specific matters for which the Board has delegated responsibility to it.

Unless delegated to one of the Committees either in the Charter, the By-Laws, a resolution of the Board or a vote of stockholders, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Board.

11.	Board Meetings

A.	Number of Meetings

The Board has at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.

B.	Role of the Chairman of the Board

The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall determine the agenda for all Board meetings with the assistance of the Chief Executive Officer. Each director shall be entitled to suggest the inclusion of items on the agenda, with the final determination of the agenda to be made by the Chairman of the Board. The Chairman of the Board shall also determine the timing and length of Board meetings, and the time to be devoted to each topic on the agenda. All procedural matters with respect to the conduct of Board meetings shall be determined by the Chairman of the Board, including whether any individuals other than Board members shall be invited to attend and/or participate in all or any portion of any meetings, and the conditions of such individuals’ attendance and/or participation. In the absence of the Chairman of the Board, the Chief Executive Officer shall exercise all powers and authority conferred herein.

C.	Distribution of Board Materials in Advance

Materials for review, discussion and/or action of the Board should be distributed to Board members in advance of meetings whenever practicable.

D.	Non-Management Director Meetings/Independent Director Meetings

The non-management directors will meet at regularly scheduled executive sessions without management. The Audit Committee Chair, Nominating/Corporate Governance Committee Chair and Compensation Committee Chair may call the non-management directors to additional sessions without management. The independent directors will meet in executive session without management at least once per year. The Board shall not take formal actions at meetings of the non-management directors or independent directors, although the participating directors may make recommendations for consideration by the full Board.

12.	Confidentiality

Pursuant to their fiduciary duties, directors are required to protect and hold confidential all non-public information obtained by reason of their directorship position absent the express or implied permission of the Board of Directors to disclose such information or the written agreement of the Company to permit disclosure. No director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company. No director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except (i) with authorization of the Board of Directors, (ii) as may be permitted by written agreement with the Company, or (iii) as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as

•

information about the Company’s financial condition, results of operations, prospects, plans, objectives or strategies, and information relating to mergers and acquisitions, stock splits, stock repurchases, divestitures and other transactions;

•

trade secrets, information or techniques, marketing and research and development information, drilling and exploration data, information concerning customers, suppliers, producers and joint venture partners, payroll and benefits information, current/past employee information, technical and computer/software related information, and legal information;

•	information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors.

To promote a free and unfettered exchange of ideas among directors, the directors will treat all discussions and deliberations that take place at Board meetings as confidential unless disclosure of those discussions is otherwise required by law or permitted by written agreement with the Company. No video or electronic recording of Board proceedings shall be made without the consent of the Chairman of the Board and a majority of the Board.

13.	Board and Committee Performance Evaluations

The Board and the Audit, Compensation and Nominating/Corporate Governance Committees will perform an annual self-evaluation. Each year the directors will provide assessments of the effectiveness of the Board, and the members of the Audit, Compensation and Nominating/Corporate Governance Committees will provide assessments of the effectiveness of their respective committees. These evaluations will be submitted to the Nominating/Corporate Governance Committee which will review them and determine if any additional evaluation is necessary. If the Nominating/Corporate Governance Committee determines that additional evaluation is necessary, it may elect to have such evaluation performed internally, or by an independent corporate governance expert. The Nominating/Corporate Governance Committee will report all evaluation results to the Board and make recommendations for areas which, in its judgment, require improvement.

14.	Board Compensation

The Board’s compensation philosophy is that directors (other than those who are also salaried officers of the Company or any of its subsidiaries) are entitled to receive reasonable compensation for their services and reimbursement for certain expenses, as may be determined by the Board. The Compensation Committee shall have the responsibility for recommending to the Board changes in compensation levels for non-employee directors. In discharging this duty, the Committee shall be guided by four general principles: compensation should fairly pay directors for work required; compensation should attract and retain highly qualified candidates for Board membership; compensation should align directors’ interests with the long-term interests of stockholders; and compensation should be transparent and as simple as possible within the limitations of tax and legal considerations.

Reasonable compensation also may be paid to any person (other than a salaried officer or employee of the Company or any of its subsidiaries) formally requested by the Board to attend a meeting.

15.	Board Access to Company Officers

Board members will have access to all officers of National Fuel Gas Company. Independent Board members may consult with such officers without senior corporate management present. Members of committees of the Board will also have such access to management as is provided in committee charters or as may otherwise be authorized by the Board. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered and to introduce managers with significant potential.

16.	Access to Independent Advisors

The Board shall have the power at any time by majority vote to retain independent outside financial, legal or other advisors, at the Company’s expense.

17.	Director Contact with the Company’s Constituencies

Except as otherwise required by New York Stock Exchange listing standards or applicable law, or as authorized by the Board, communications with parties external to the Company (including but not limited to stockholders, the media, attorneys, vendors, service providers, etc.) shall be the responsibility of the Chief Executive Officer or delegated by the Chief Executive Officer to the appropriate area of the Company. The directors will be consulted from time to time for their advice, as the Chief Executive Officer so determines.

18.	Director Orientation and Continuing Education

All directors, upon their initial appointment to the Board, shall attend an educational session, thereby enabling them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors. Subsequently, the directors shall attend ongoing educational programs related to their Board service as the Board deems appropriate.

19.	Risk Oversight and Oversight of Environmental, Social and Corporate Governance Concerns

The Board retains risk oversight and oversight of environmental, social and corporate governance concerns, and any related health and safety issues that might arise from the Company’s operations rather than delegating that responsibility to a Committee of the Board. Management is expected to integrate these corporate responsibility concerns into decision-making throughout the organization.

20.	Recovery of Funds

If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct by a current or former executive officer, the Board would exercise its business judgment to determine what action it believes is appropriate to address the conduct, prevent its recurrence, and impose such discipline as would be appropriate. In addition to other potential action, the Board may, in its discretion after considering the costs and benefits of doing so, seek to recover that portion of any incentive-based compensation received by such officer (including compensation received upon exercise or payment of stock options and other equity awards) during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, which exceeds the amount or value that the Board determines would have been payable or received in respect of such incentive awards had the revised financial statement(s) reflected in the restatement been applied to determine the incentive compensation or been available to the market at the time of exercise or payment of any incentive award. Subject to any limits imposed by applicable law, the Board may seek to recover such excess compensation by requiring the officer to pay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Board determines to be appropriate.

21.	Hedging or Pledging of Company Stock

It is the view of the Board that directors and executive officers should not purchase or sell options on Company stock, nor engage in short sales with respect to Company common stock. Trading by executive officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock is prohibited. Directors and executive officers may not pledge Company equity as security for an extension of credit.

22.	Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, or the Company’s Certificate of Incorporation or By-Laws or any Committee Charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

DIRECTOR QUALIFICATION GUIDELINES

The Board of Directors in considering qualifications of directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1. Strong management experience, ideally with major public companies.

2. Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: the natural gas industry, information technology businesses, manufacturing, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3. Desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4. Independence, as defined by the Board.

5. Diversity of perspectives, including all aspects of diversity, brought to the Board by individual members.

6. Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge and leadership.

7. Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8. Additional characteristics, such as:

a.) willingness to commit the time required to fully discharge their responsibilities to the Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b.) commitment to attend a minimum of 75% of meetings;

c.) ability and willingness to represent the stockholders’ long and short-term interests;

d.) awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e.) willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9. The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

10. In order to qualify for election as a director, a nominee must be a stockholder of the Company.

EXHIBIT B

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Process for Identifying and Evaluating Nominees for Director

1. The Nominating/Corporate Governance Committee (the Committee) will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

2. The Company believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

3. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will consider the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

4. The Board will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will —

(a)	consider if the director continues to satisfy the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines;

(b)	review any prior assessments of the performance of the director during the preceding term made by the Committee; and

(c)	determine whether there exist any special, countervailing considerations against re-nomination of the director.

5. If the Committee determines that:

(a)	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term; and

(b)

there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-nomination.

6. The Committee will identify and evaluate new candidates for election to the Board, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or the desire of the directors to expand the size of the Board.

7. The Committee will accept recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. If such a firm is engaged, the Committee shall set its fees and the scope of its engagement.

8. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

(a)	cause to be assembled information concerning the background and qualifications of the candidate;

(b)	determine if the candidate satisfies the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines; if so, then

(c)	consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

9. The Committee shall solicit the views of the Chief Executive Officer and the Chairman of the Board, and the views of such other persons as the committee deems appropriate, regarding the qualifications and suitability of candidates to be nominated as directors.

10. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

11. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is suited for membership on the Board. The Committee will then recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent.

12. Stockholders may propose candidates for consideration by the Committee by communication directed to the Company’s Secretary at its principal office, received not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s communication must be received not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Company (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting). The communication must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case under applicable SEC regulations, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. In making its selection, the Committee will evaluate candidates proposed by stockholders owning at least five percent (5%) of the Company’s outstanding Common Stock, under criteria similar to the evaluation of other candidates. The Committee shall have no obligation whatsoever to consider other unsolicited recommendations received from stockholders proposing candidates for the Board. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company, and the candidate’s relationship to that stockholder or group, in order to determine whether the candidate can effectively represent the interests of all stockholders. The Committee may also consider the extent to which the recommending stockholder or group intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

NATIONAL FUEL GAS COMPANY 6363 MAIN STREET WILLIAMSVILLE, NY 14221

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through March 10, 2020.

Have your proxy card in hand.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by March 10, 2020) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com/NFG

Use the Internet to transmit your voting instructions and for electronic delivery of information up through March 10, 2020. Have your proxy card in hand when you access the web site.

Your QR vote, telephone vote or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

FOR EMPLOYEE BENEFIT PLAN VOTES:

Please note, all votes must be received by 11:59 p.m., Eastern Time on March 9, 2020.

Control Number located in box below:

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E87651-P31437	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NATIONAL FUEL GAS COMPANY The Board of Directors recommends a vote FOR the Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
PROPOSAL 1: ELECTION OF DIRECTORS
01) David H. Anderson
02) David P. Bauer
03) Barbara M. Baumann
04) Jeffrey W. Shaw
05) Thomas E. Skains
06) Ronald J. Tanski

The Board of Directors recommends a vote FOR Proposals 2 and 3		For	Against	Abstain	The Board of Directors recommends a vote AGAINST Proposal 4	For	Against	Abstain

PROPOSAL 2. Advisory approval of named executive officer compensation

PROPOSAL 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2020

		☐ ☐	☐ ☐	☐ ☐	PROPOSAL 4. Stockholder Proposal Requesting Declassification of the Board of Directors Question 1.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	In appreciation for you casting your vote prior to the meeting, we will send you a $5 Dunkin Donuts gift card.
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No		To accept the gift card check YES. If you prefer instead a donation to Make-A-Wish® check NO. If no selection is made, you will receive a card.		Yes ☐	No ☐
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2019 Summary Annual Report to Stockholders and

fiscal 2019 financial statements are available at http://investor.nationalfuelgas.com/proxy.

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E87652-P31437

PROXY

NATIONAL FUEL GAS COMPANY

Annual Meeting of Stockholders - March 11, 2020

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints D. P. Bauer and S. J. Mugel, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of National Fuel Gas Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held March 11, 2020 or at any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (v) all matters incident to the conduct of the meeting. This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company Stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. You may revoke your instructions by notice to the Trustee as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee and granting the Proxies discretion to vote FOR items 1, 2 and 3 and AGAINST Item 4.

This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY QR CODE, TELEPHONE, INTERNET OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)